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Filed Pursuant to Rule 424(b)(3)
Registration No. 333-112966

Subject to completion, dated May 26, 2004

Information contained herein is subject to completion or amendment. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where their offer or sale is not permitted.

Preliminary Prospectus Supplement
(To Prospectus dated April 6, 2004)

Navistar International Corporation
$250,000,000
       % Senior Notes due 2011

Interest payable                           and

Issue Price:

The senior notes will mature on                         , 2011. Interest is fixed at an annual rate of       % and is payable on                         and                          of each year, beginning on                         , 2004.

We may redeem some or all of the notes at any time on or after           , 2008. We may also redeem up to 35% of the original principal amount of the notes using the proceeds of certain public equity offerings completed before                         , 2007. The redemption prices are described beginning on page PS-44. If we sell certain of our assets or experience specific kinds of changes in control, we must offer to repurchase the notes. The notes will be guaranteed on a senior unsecured basis by our principal operating subsidiary, International Truck and Engine Corporation.

See "Risk factors" beginning on page PS-25 for a discussion of certain risks that you should consider in connection with an investment in the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates are truthful or complete. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Underwriting Discount(2)		Proceeds to Company(1)(3)

Per % Senior Notes due 2011%			%		%
Total	$	$		$

(1)
Plus accrued interest, if any, from                         , 2004.

(2)
The company has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(3)
Before deducting expenses payable by the company estimated at $500,000.

The notes will not be listed on any securities exchange. Currently there is no public market for the notes.

We expect that delivery of the notes will be made to investors through the facilities of The Depository Trust Company on or about                         , 2004.

Joint Book-Running Managers

JPMorgan	Credit Suisse First Boston

Banc of America Securities LLC	Citigroup	Scotia Capital
BNY Capital Markets, Inc.	RBC Capital Markets

                         , 2004

In making your investment decision, you should rely only on the information contained in this prospectus supplement and the accompanying prospectus dated April 6, 2004. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in the prospectus supplement and incorporated by reference herein is accurate as of the date on the front cover of this prospectus supplement only. Our business, financial condition, results of operations and prospects may have changed since that date. Neither the delivery of this prospectus supplement nor any sale made hereunder shall under any circumstance imply that the information herein or the information incorporated by reference herein is correct as of any date subsequent to the date on the cover of this prospectus supplement.

Prospectus Supplement

Prospectus

About this prospectus supplement

This prospectus supplement contains the terms of this offering and should be read in conjunction with the accompanying prospectus dated April 6, 2004, that forms part of the

i

Registration Statement on Form S-3 originally filed with the SEC on February 19, 2004. This prospectus supplement and any information incorporated by reference herein or in the accompanying prospectus may add, update or change information in the accompanying prospectus.

It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein or therein, in making your investment decision. You should also read and consider the information in the documents we have referred you to in the section entitled "Where you can find additional information."

ii

Summary

The following summary is qualified in its entirety by the more detailed information and consolidated financial statements and related notes appearing elsewhere or incorporated by reference in this prospectus supplement. The fiscal year of Navistar ends on October 31. Fiscal years are identified in this prospectus supplement according to the calendar year in which they end. For example, the fiscal year ended October 31, 2003 is referred to as "fiscal 2003."

Unless the context indicates otherwise, as used in this prospectus supplement: (i) "company," "us," "we," "our" and "Navistar" refer to Navistar International Corporation and its consolidated subsidiaries and their respective predecessors; (ii) "International" refers to International Truck and Engine Corporation, our principal operating subsidiary; (iii) "NIC" refers to Navistar International Corporation, exclusive of our subsidiaries; (iv) "NFC" refers to Navistar Financial Corporation, a wholly owned subsidiary of International, which together with NIC's three Mexican subsidiaries that provide financial services to its dealers and customers in Mexico, comprise our financial services operations; (v) "mid-range diesel engines" refers to 160-325 horsepower diesel fuel-powered engines; (vi) "North America" refers to the United States and Canada and (vii) "OEMs" refers to original equipment manufacturers.

Our company

We are a leading manufacturer and distributor of a full line of diesel-powered medium and heavy trucks, school buses and parts and services sold under the International® truck brand and IC™ bus lines. We sell truck products to the common carrier, private carrier, government/service, leasing, construction, energy/petroleum and student transportation markets. We are also the leading supplier of mid-range diesel engines in the 160-325 horsepower range. Diesel engines are sold under the International® brand as well as produced for other OEMs in the United States, Mexico and Brazil, principally Ford. We are the exclusive supplier of 6.0L electronically controlled diesel engines to Ford through the year 2012 for use in all of Ford's diesel-powered super-duty pick-up trucks and vans over 8,500 gross vehicle weight, or GVW, in North America.

We market our truck products, parts and services through the industry's largest dealer network in North America, specializing in medium and heavy trucks and school buses. As of October 31, 2003, our dealer network was comprised of 843 locations in North America. In addition, as of October 31, 2003, we had 70 dealer locations in Mexico and 80 dealer locations in 70 other countries. Our dealer network offers a comprehensive range of service, financing and other support functions to our customers. We also operate seven North American regional parts distribution centers that provide 24-hour availability and shipment with a 98% order fill rate of our truck and engine parts. We provide certain financial services to our customers and dealers through our financial services operations.

Our financial services operations are conducted through NFC and NIC's three Mexican finance subsidiaries. NFC is a commercial financing organization that provides wholesale, retail and lease financing for sales of new and used trucks sold to dealers and retail customers in the United States. NFC also finances our wholesale accounts and selected retails accounts receivable. NIC's three Mexican finance subsidiaries provide wholesale, retail and lease financing for sales of new and used trucks sold to dealers and retail customers in Mexico. The financial services operations also finance sales of new and used products of other manufacturers, regardless of whether those products are designed or customarily sold for use with International's truck products.

Demand for our truck and mid-range diesel engine products is cyclical and depends in part on the business environment, particularly the industrial sector. Levels of freight tonnage hauled, which track the primary end use for our truck products, are driven in large part by demand in the industrial sector. Our first quarter of fiscal 2004 was our best first fiscal quarter since fiscal 2000 in terms of net revenues and profitability. In our first quarter, truck industry volume was higher than we anticipated and, at this point, overall truck demand appears stronger than it did in 2003. We currently project the North American Class 8 heavy truck (including severe service vehicles) demand in fiscal 2004 to be 208,000 units, up 31% from 2003. We currently project Class 6 and 7 medium truck demand, excluding school buses, to be at 93,000 units, which is 24% higher than 2003.

Set forth below is certain information regarding our principal product lines based upon our results for fiscal 2003:

Product Line Description	Fiscal 2003 Revenues (in millions)	% of Fiscal 2003 Mfg. Revenues	Fiscal 2003 Unit Deliveries(1)	Estimated Market Share(2)	Typical End-Use/User

Medium Trucks (Class 6-7)	$1,357	19.3%	31,401	42.0%	Local and regional delivery/beverage, refrigeration, utilities, towing, municipalities and emergency rescue

Heavy Trucks (Class 8)	1,162	16.5%	16,135	13.9%	Long-haul, local and regional delivery/fleets and owner operators

School Buses	967	13.8%	18,217	62.4%	School districts

Severe Service Vehicles	696	9.9%	9,976	23.2%	Construction, waste management and other on-off highway applications

Total Trucks	$4,182	59.5%	75,729	27.9%

Mid-Range Diesel Engines	$1,774	25.2%	332,428	NA	Ford and other OEMs

Service Parts	$1,077	15.3%	NA	NA	All end-users listed in this table

(1)
Reflects North American retail unit deliveries of trucks, school buses and severe service vehicles and OEM deliveries of engines.

(2)
Combined North American markets for fiscal 2003.

Completion of Five Point Plan and current strategic focus

We have completed a comprehensive, strategic investment and product development program, which we refer to as our Five Point Plan. From 1997 to 2002, we made significant investments,

including $1,390 million of research and development and $2,013 million of capital investments, much of which related to our Five Point Plan. These investments have substantially transformed our company by allowing us to upgrade our product line and improve our cost structure. We believe that these actions have enhanced our business and financial profile and improved our position in the marketplace. The goals and results to date of our Five Point Plan are:

  •
  Developed a new line of high performance truck and engine products to replace our maturing product offerings.  We have developed and substantially completed the launch of a full line of new, high performance trucks, which we refer to as our HPV line. These technologically advanced trucks offer enhanced value to our customers over the entire life of the product, which we refer to as lifecycle value, allowing us to command premium pricing versus competitive products. In 2002, we launched new V-8 engines under the International® and Ford's PowerStroke™ brands. We recently introduced our new 2004 emissions standards compliant I-6 engine, which will be used in International trucks and buses. We believe our investment has resulted in the most cost-efficient, productive, reliable and environmentally sound mid-range diesel engines available today.

  •
  Reduced product complexity.  We have reduced the complexity of our products, which has improved our manufacturing efficiency, purchasing leverage and product reliability. This has also resulted in an improved cost structure by utilizing simpler, more uniform platforms across a greater number of models. We believe this has enhanced the lifecycle value to our customers by providing them with more reliable components and vehicles that are easier to maintain.

  •
  Improved cost structure.  We have improved our labor and overhead costs, providing more flexibility in our manufacturing processes and improving our competitive position. We have improved our variable cost structure through increased overtime flexibility and a number of other initiatives that have reduced administrative and selling expenses. In 2002, we signed a new five-year UAW collective bargaining agreement resulting in enhanced productivity, a more cost-effective benefits package and new hire wage rates in line with industry competitors.

  •
  Focused manufacturing facilities.  We have reorganized our manufacturing operations to utilize more focused manufacturing facilities. This strategy shifted the manufacture of high-volume truck models to larger facilities to better leverage our overhead, while more complex, customized trucks are manufactured in lower-cost, more flexible manufacturing facilities. This initiative has improved truck manufacturing efficiency, quality and cost and has reduced the average hours per unit of manufacturing between 20% to 30% and reduced the average cost per hour between 30% to 40%.

  •
  Expanded presence in Mexico.  We have taken a number of initiatives to expand our presence in the Mexican truck market, where our market share increased to approximately 27% in 2003 as compared to approximately 5% in 1996. Our truck strategy is further enhanced through our Mexico-based Blue Diamond Truck joint venture with Ford, which began production in December 2002. This joint venture enables us to combine International's and Ford's medium truck volumes in North America and Mexico to leverage development, purchasing and manufacturing costs.

Our current strategic focus builds upon the foundation created with the completion of the Five Point Plan. We believe that we have significant new opportunities to increase revenue. In addition, we believe we can continue to improve our cost structure and product quality relative to our competition to further enhance the recent improvements achieved through the completion of the Five Point Plan. Specifically, our strategic focus in the next few years is as follows:

  •
  Increase revenue:  We are committed to growth incremental to the recovery in the North American truck market. We believe there are opportunities for expansion and extension of our traditional truck and engine product offerings in both new and existing markets, and there are also opportunities for increased growth within our parts and financial services operations. Our current growth initiatives include:

  •
  Military opportunities:  We are currently exploring several opportunities to provide vehicles, engines and service parts to the U.S. and Allied Military. These opportunities include providing both combat and non-combat vehicles as well as V-6 engines.

  •
  Service parts growth:  We believe that we can increase the growth rate of service parts revenue through increased dealer participation, increased national account services and increased all-makes product offerings. These strategies contributed to a 11.3% growth rate of service parts revenue for fiscal 2003 as compared to fiscal 2002. Going forward, we believe our growth rate of service parts revenue will continue to exceed the historical 5% compound annual growth rate and approach our 2003 growth rate.

  •
  Light duty diesel expansion:  The under 8,500 lbs. GVW North American pick-up truck market has never had a diesel engine offering. We believe significant opportunities exist for engine growth in this segment, especially with a growing consumer acceptance of diesel fuel due to its improved sociability characteristics (noise, vibration, harshness, exhaust smoke and emissions) and its inherent performance superiority over gasoline engines. Our 4.5L V-6 diesel engine will be introduced in early 2005 with our new Class 4-5 low cab forward (LCF) vehicle. This engine was designed for light-duty applications and we believe the performance and acceptance of these new engines will drive increased demand for our diesel engine into the under 8,500 lbs. GVW market.

  •
  Set the standard for product quality in the industry:  We believe there is significant opportunity to differentiate ourselves in the marketplace through an improvement in quality relative to our competition. Over the next several years, we will focus on the development and execution of manufacturing, engineering, and quality system enhancements that we believe will result in long-term benefits to the company, including increased resale value, improved customer satisfaction, reduced costs and improved market share.

  •
  Reduce costs faster than the competition:  We have outlined very aggressive cost improvement targets over the next several years which we believe, based on current estimates, will result in a net reduction of approximately $500 million, or $4,200 per vehicle produced, by 2006 as compared to 2002. We believe additional reductions are possible beyond 2006. These targets include improvements in purchasing and logistics, manufacturing, engineering design and warranty. By the end of 2004, we expect to achieve or surpass a cost reduction target of approximately $2,700 per vehicle. This cost reduction target includes the realization of the benefits provided through the Five Point Plan as well as additional cost reduction opportunities.

Competitive strengths

Strong market positions in truck products.    We are a leading manufacturer of Class 5-8 trucks and school buses. In fiscal 2003, our combined market share in the North American Class 5-8 truck market was approximately 26.2%. We are the leading manufacturer of Class 6-7 medium trucks and school bus chassis in North America, with an estimated fiscal 2003 market share of 42.0% for Class 6-7 medium trucks and 62.4% in school bus chassis. Beginning in 1999, we invested significantly in repositioning our truck product brand, resulting in what we believe is one of the strongest brands in the industry. The introduction of our HPV medium trucks, with enhanced product quality, lifecycle value and brand strength, has driven market share for Class 6-7 trucks from 40.5% in 2000 to 42.0% in 2003. Our new integrated bus strategy has allowed us to maintain our market share of approximately 62.4% in bus chassis while improving our market share in bus bodies from approximately 14.8% in 1995 to approximately 41.4% in 2003.

Leading global supplier of mid-range diesel engines.    We are the leading global supplier of mid-range diesel engines, shipping approximately 396,000 engines in fiscal 2003. As a result of our significant engine volumes, we have achieved economies of scale which we believe give us a competitive advantage. We have maintained technological leadership and have rapidly developed and deployed new technology to reduce emissions and meet changing regulatory requirements. We believe our diesel engine technology represents the most cost effective solution to our customers in terms of fuel economy, horsepower, torque and emissions. We also have an exclusive supply agreement with Ford to produce mid-range V-8 diesel engines for use in its 8,500 to 12,500 lbs. GVW pick-up trucks, vans and sport-utility vehicles, or SUVs, for sale in North America through 2012. Our strong engine products, including Ford's PowerStroke™ brand, are recognized throughout the industry and by Ford's customers as premium, high-performance products. Of the approximately two million PowerStroke™ engines we manufactured since 1994, 99% are still in operation today. This proven reliability has helped us to achieve a market share of 50% of these diesel engines in fiscal 2003. Our strong brand recognition, our long-standing Tier I Supplier relationship with Ford and our diesel engine technology leadership allow us to maintain our leading position in mid-range diesel engines.

Improved, more flexible cost structure.    We have improved and continue to improve our cost structure by reducing both fixed and variable costs. As a part of our Five Point Plan, we have re-aligned our manufacturing facilities and processes to increase flexibility and efficiency. We are currently finalizing agreements with the Government of Canada and the Province of Ontario to provide us with investment and financial support sufficient to meet our financial requirements and conditions to keep our Chatham facility open. In addition, we have closed both a manufacturing line and the body plant at our Springfield facility, and we have streamlined our manufacturing process through increased modularization and automation. In 2002, we signed a new five-year collective bargaining agreement with the UAW that provides for lower wages and benefits for new hires, more flexible overtime, healthcare cost sharing with employees, a reduction in future pension expenses and reduced costs associated with layoffs. As a result of these actions, we believe we will be better positioned to maintain profitability through future downturns in the cyclical truck business and to increase profitability at the peak of this cycle.

Large installed customer base and leading parts program.    As a result of both our strong market positions and the industry's largest dealer network, we have a substantial installed base of truck and engine products that provides us and our dealers with profitable, stable revenues from the sale of truck and engine parts. We believe that there are over 1.6 million International® trucks and over 3.8 million of our mid-range diesel engines in operation throughout the world. Our dealer network has access to our parts database, through which they can order parts for our products and for those of our competitors with a 98% order fill rate. Beginning in 2001, our Blue Diamond Parts joint venture with Ford has provided us with another channel for part sales growth. This joint venture will have the opportunity to sell parts for our diesel engines sold to Ford in North America and parts associated with trucks produced by the Blue Diamond Truck joint venture. Revenues from truck and engine parts have grown at a 6.09% compound annual growth rate, from $530 million in fiscal 1991 to $1,077 million for fiscal 2003. We are committed to growing our parts distribution business to increase these profitable and stable revenues, which helps to mitigate the impacts of the cyclicality of our truck sales.

Business strategy

Truck strategy

Organic growth through High Performance Vehicle (HPV) platform.    In February 2001, we successfully initiated the introduction of our HPV line. Since that time, we have substantially completed the launch of an entire line of new school buses, high performance medium trucks, severe service vehicles and regional-haul heavy trucks. We position our truck products versus our competitors' on a lifecycle value basis. We are continuously improving the lifecycle value of our products through new innovations. These innovations are expected to result in lower vehicle operating costs, as well as lower repair, maintenance and unplanned downtime costs. Since the introduction of the medium high performance truck, our lifecycle value proposition has improved our market share in the Class 6-7 truck market from 40.5% in 2000 to 42.0% in 2003 and has enabled us to maintain premium pricing despite low industry volumes. Furthermore, fleet leasing customers, which have historically represented an important portion of our customer base, have historically not been large purchasers of trucks during economic downturns. We expect that as these customers begin to purchase fleet vehicles in a growing economy, our market share will further improve. The commonality of design throughout the product line from Class 6 to Class 8 provides us with significant purchasing, engineering and manufacturing scale. It is our intention to continue to leverage this scale through the introduction of new products, including a new Line Haul, Class 8 vehicle, which is scheduled for introduction in late 2007.

Improve manufacturing efficiency and cost structure.    As a part of our Five Point Plan, we have focused our manufacturing facilities and simplified product designs resulting in improved efficiency and lower costs. We believe significant investments in truck manufacturing, including a new intelligent body assembly system for medium truck cabs, will greatly reduce labor cost and improve product quality. We have already reduced labor hours per unit through manufacturing efficiencies in our HPV line by approximately 20% to 30% as compared to our previous models. Our focus on streamlining our supply chain to attain greater purchasing leverage is expected to result in significant savings, which we expect to increase as volumes recover. Supplier partnerships have been a key factor in reducing product complexity, improving quality and enhancing customer value.

Leverage Blue Diamond truck production.    In September 2001, we formed the Blue Diamond Truck joint venture with Ford to produce Class 3-7 commercial vehicles. The first Blue Diamond truck, a Class 6-7 medium truck, began production in December 2002. Through this joint venture, we are capitalizing on Ford's and Navistar's combined medium truck volumes to generate manufacturing efficiencies and economies of scale. Additionally, we expect to launch production of the Class 4-5 LCF vehicle in early 2005 and the Class 3 in mid-2007, which represents a new opportunity in a 30,000 to 40,000 unit per year market. We are also currently exploring other initiatives through the Blue Diamond Truck joint venture.

Capitalize on dealer network.    We have the industry's largest dealer network in North America, consisting of 843 dealer locations as of October 31, 2003, which is a key competitive advantage over other truck and school bus manufacturers. We believe that our dealer network as a whole more effectively penetrates the customer base, provides a greater number of value-added services and has better parts availability when compared to our competitors. We continue to strengthen our dealer network by implementing programs designed to train and incentivize dealers to upgrade their facilities and increase their service capabilities. Since 1998, we have worked closely with our dealers to help them achieve our Diamond Standard™ to deliver a "best in class" image, facility quality, operating and financial performance. We believe that our dealer network is an important part of our truck strategy, driving both new and used unit sales and recurring service and parts revenue.

Engine strategy

Enhance diesel engine technology leadership.    We are an industry leader in diesel engine technology and believe we have an established reputation of meeting and exceeding quality and emissions requirements of our customers and government regulatory agencies, respectively. In March 2002, we launched the new VT 365 V-8 diesel engine for use in our medium trucks. This engine features key technological advances, including four valves per cylinder, an advanced fuel system, cooled exhaust gas recirculation system and advanced turbochargers. In November 2002, we launched our new 6.0L PowerStroke™ V-8 turbo engine for use in Ford's F-Series Super Duty pick-up trucks. In 2004, we launched our new I-6 diesel engine, which is only sold in International trucks and helps the company achieve its current industry-leading 42% market share for Class 6-7 medium trucks. We believe our diesel engine technology leadership has allowed us to maintain strong market share and grow our profitable engine business.

Capitalize on dieselization trends.    Diesel engines are currently used in a significant portion of North American commercial vehicles. The percentage of Class 5-7 medium trucks and heavy pick-up trucks using diesel engines have increased over time to approximately 88% and 55%, respectively, in 2003 from approximately 50% and 10%, respectively, in 1983. We believe this trend is a result of advances in diesel engine technology, which has dramatically improved fuel economy and power as compared to gasoline engines. In 2003, we maintained a 48% share of total North American on-highway diesel engine production and a 50% share of mid-range diesel engines in over 8,500 lbs. GVW pick-up trucks, vans and SUVs. In the future, we expect the global dieselization trends to positively impact our longer-term engine growth opportunities due to our diesel engine technology leadership, market position and product capabilities.

Expand strategic relationships.    We have a long history of strong strategic relationships with major customers and suppliers. We have been supplying diesel engines to Ford since 1982 and have a long-term exclusive supply agreement to provide diesel engines to Ford through 2012 for use in its over 8,500 lbs. GVW pick-up trucks, vans and SUVs in North America. Under this supply agreement, we developed the 6.0L PowerStroke™ V-8 turbo engine, demand for which we expect will continue to grow with the increased dieselization of the heavy duty pick-up truck market. We have significantly expanded our relationship with Ford over the last decade, including the formation of the Blue Diamond joint ventures. We have also leveraged the scale and technology of our suppliers to reduce our manufacturing costs.

Business environment

Sales of Class 5-8 trucks have historically been cyclical, with demand affected by such economic factors as industrial production, construction, demand for consumer durable goods, interest rates and the earnings and cash flow of dealers and customers. Truck sales in 2003 were hindered by a number of factors including the overall state of the economy, rising insurance costs, tightened credit availability and a large decline in sales to leasing companies. The demand for medium trucks and school buses in 2003 reflected these adverse conditions. Beginning in 2004, heavy truck customers and leasing companies began to resume purchases in response to signs of an overall economic recovery, which has resulted in increased order receipts in the heavy and medium truck industries. Our North American order backlog at January 31, 2004, increased to 21,700 units, compared to 19,300 units at January 31, 2003.

We currently project North American heavy truck demand to be 208,000 units in fiscal 2004, up 31% from fiscal 2003 and Class 6-7 medium truck demand, excluding school buses, to be at 93,000 units, up 24% from fiscal 2003. We project demand for school buses to be 27,500 units in fiscal 2004, down 6% from fiscal 2003. Mid-range diesel engine shipments by us to OEMs in fiscal 2004 are expected to be 349,000 units, 5% higher than fiscal 2003. We currently expect total Class 6-8 North American truck demand to increase to approximately 400,000 units in fiscal 2005 and 429,000 units in fiscal 2006.

Corporate structure

NIC is a holding company that conducts its manufacturing operations principally through International and, to a lesser extent, certain other wholly owned foreign and domestic subsidiaries. Our manufacturing operations are supported by our financial services subsidiaries, including NFC. Our financial services subsidiaries provide wholesale, retail and lease financing for sales of new and used trucks, truck chassis, buses and trailers, service parts and engines by International and retail and lease financing for sales of such products by International dealers to their customers.

For the most part, our financial services subsidiaries fund their operations on an independent basis. Our financial services subsidiaries obtain funds to provide financing to our dealers and retail customers from sales of receivables, medium- and long-term debt securities and short-

and long-term bank borrowings. As of January 31, 2004, NFC had $821 million of combined funding availability from its bank credit facility and other on- and off-balance sheet funding conduits.

We provide credit support to NFC under NFC's bank credit facility through an agreement whereby International has agreed not to permit NFC's consolidated income before income taxes, interest expense and dividends on preferred stock, if any, to be less than 125% of NFC's consolidated interest expense and dividends on preferred stock, if any, for any period of four fiscal quarters immediately preceding the date of measurement. For fiscal 2003, NFC's ratio of income before income taxes and consolidated interest expense to its consolidated interest expense was 300%. International has not made a payment to NFC under this arrangement since 1984. In addition, NIC had guaranteed an aggregate of $138 million of outstanding borrowings by its financial services subsidiaries as of January 31, 2004.

In general, we sell to NFC on a regular basis for cash all wholesale and retail notes which we acquire in the regular course of our business from the sale of trucks and related equipment to our dealers and retail customers. As a result, such sales to NFC provide us with significant working capital during periods of increasing unit sales volume.

The following chart summarizes our principal organizational structure as discussed above:

The following table sets forth NIC's principal outstanding indebtedness as of January 31, 2004 after giving effect to the sale of the notes in the offering and the application of the estimated net proceeds therefrom as set forth in "Use of proceeds" and to the Concurrent Transactions described beginning on page PS-13:

Title of Security	Amount

(in millions)
Notes offered hereby	$250.0
9 3/8% senior notes due 2006	400.0
2.5% senior convertible notes due 2007	190.0
4.75% subordinated exchangeable notes due 2009	220.0

Total	$1,060.0

All of NIC's existing senior notes have been unconditionally guaranteed on a senior unsecured basis by International. In addition, NIC has guaranteed approximately $16 million of outstanding borrowings by International and $138 million of outstanding borrowings by its financial services subsidiaries as of January 31, 2004.

International will unconditionally guarantee on a senior unsecured basis all of NIC's obligations under the notes offered hereby and the related indenture. For the most part, substantially all of NIC's foreign and domestic manufacturing subsidiaries will be considered "Restricted Subsidiaries" under the indenture governing the notes and NFC, its subsidiaries, and NIC's foreign finance subsidiaries and the Blue Diamond joint venture entities will be "Unrestricted Subsidiaries" under the indenture governing the notes. For more information relating to NFC's financing arrangements and the relationship between International and NFC, see "Capitalization," "Description of the notes—Guarantee," "Description of other financing arrangements" and "Certain arrangements with NFC."

Recent developments

Second quarter operating results

We recently announced our operating results for our second quarter of fiscal 2004, but have not yet filed our Quarterly Report on Form 10-Q for the quarterly period then ended. The following financial data was derived from our unaudited consolidated financial statements, which financial statements, in management's opinion, reflect all adjustments consisting of only normal and recurring adjustments necessary for a fair presentation of such information. Results for the interim periods are not necessarily indicative of the results that might be expected for any other interim period or for an entire fiscal year. The following data summarizes our results of operations for this period and for the first half of fiscal 2004:

	Three Months Ended April 30,		Six Months Ended April 30,
(in millions)	2004	2003	2004	2003

Income Statement Data:
Total sales and revenues	$2,331	$1,864	$4,190	$3,442
Costs and expenses:
Cost of products and services sold	1,976	1,588	3,579	3,008
Other expenses	290	294	583	607

Total costs and expenses	2,266	1,882	4,162	3,615
Income (loss) from continuing operations before income taxes	65	(18)	28	(173)
Income tax expense (benefit)	24	(6)	10	(63)

Income (loss) from continuing operations	$41	$(12)	$18	$(110)
Loss from discontinued operations	—	(2)	—	(3)

Net income (loss)	41	(14)	18	(113)

Balance Sheet Data (at end of period):
Total assets	$6,884	$6,777

Debt:
Manufacturing operations	$888	$911
Financial services operations	1,595	1,647

Total debt	$2,483	$2,558

Total shareowners' equity	$368	$272

Other Financial Data:
Income (loss) from continuing operations	$41	$(12)
Interest expense	30	33
Income tax expense (benefit)	24	(6)
Depreciation and amortization	52	51

EBITDA(1)	$147	$66

(1)
EBITDA is defined as income (loss) from continuing operations plus interest expense, income taxes and depreciation and amortization. For more information regarding the use of EBITDA as a financial measure, see note 6 to "—Summary consolidated financial data."

Worldwide shipments of International® brand medium and heavy trucks and school buses during the second quarter of fiscal 2004 totaled 26,500 units, compared with 21,400 units in the second quarter of fiscal 2003.

Shipments of mid-range diesel engines to OEMs during the second quarter of fiscal 2004 totaled 91,100 units, down from 95,800 units in the second quarter of fiscal 2003.

For more information relating to our operating results for our second quarter of fiscal 2004, see the press release attached as an exhibit to our Current Report on Form 8-K filed May 20, 2004, which is hereby incorporated by reference.

Concurrent transactions

Tender offer and consent solicitation relating to 8% senior subordinated notes due 2008

On May 11, 2004, we commenced (1) a tender offer to purchase any and all of the $250 million aggregate principal amount of our 8% senior subordinated notes due 2008, and (2) a solicitation of consents to certain proposed amendments to the indenture governing the senior subordinated notes, which amendments would eliminate substantially all of the covenants in the indenture restricting our actions, other than covenants to pay principal of and interest on the 8% senior subordinated notes when due, and will eliminate or modify the related events of default. The total amount of funds required to repurchase the 8% senior subordinated notes, assuming all of the 8% senior subordinated notes are tendered prior to the consent solicitation deadline, is expected to be approximately $257 million. As of May 25, 2004, an aggregate of $179.5 million of the 8% senior subordinated notes have been tendered in the offer. Any 8% senior subordinated notes not tendered in the offer are expected to be redeemed at a redemption price equal to 102.67% in accordance with the indenture. We intend to use the net proceeds from the notes offered hereby to repurchase the 8% senior subordinated notes. See "Use of proceeds."

Consent solicitation relating to 9 3/8% senior notes due 2006

On May 11, 2004, we commenced a solicitation of consents with respect to our 9 3/8% senior notes due 2006, pursuant to which we have offered to pay each holder of 9 3/8% senior notes who validly consents to the proposed transactions described in the consent solicitation statement a consent fee equal to $10.00 for $1,000 principal amount of 9 3/8% senior notes held by such holder. The consents will:

  •
  permit the repurchase of our 8% senior subordinated notes due 2008 with the net proceeds from the notes offered hereby,

  •
  permit the assumption by NIC of NFC's 4.75% subordinated exchangeable notes due 2009, as discussed below,

  •
  amend the 9 3/8% senior notes indenture to change the starting date for determining the amount of restricted payments we are permitted to make under the indenture for the 9 3/8% senior notes to May 1, 2004 and increase the build-up amount for restricted payments from $25 million to $100 million,

  •
  amend the 9 3/8% senior notes indenture to permit us to repurchase or redeem the 4.75% subordinated exchangeable notes at some time in the future in order to provide NIC future flexibility, although we do not have any current plan or intentions to repurchase or redeem the 4.75% subordinated exchangeable notes at this time, and

  •
  amend the 9 3/8% senior notes indenture to modify the definition of "permitted investments" in the 9 3/8% senior notes indenture to expand the amounts and types of short-term investments NIC is permitted to make under the terms of the indenture for the 9 3/8% senior notes with cash generated from operations as part of NIC's cash management system.

In order for the proposed transactions to be approved, duly executed consents representing not less than a majority of the aggregate principal amount of the outstanding 9 3/8% senior notes must be received. We have received the requisite number of consents from holders of the outstanding 9 3/8% senior notes.

Assumption of 4.75% subordinated exchangeable notes due 2009

On March 25, 2002, NFC issued an aggregate principal amount of $220.0 million of its 4.75% subordinated exchangeable notes due 2009 pursuant to an indenture, dated March 25, 2002, among NFC, NIC and BNY Midwest Trust Company, as trustee. NIC has not guaranteed the payment of principal or interest on the 4.75% subordinated exchangeable notes and the 4.75% subordinated exchangeable notes are currently not obligations of NIC or any of its affiliates, other than NFC. The 4.75% notes may be exchanged for shares of NIC's common stock at an exchange price of $55.73 per share at any time by the holder thereof. NIC received approximately $50 million in net proceeds at the time of the original sale of the 4.75% notes in consideration of the exchange feature contained in the 4.75% subordinated exchangeable notes indenture. Article 13 of the 4.75% subordinated exchangeable notes indenture provides that NIC can assume all of the obligations of NFC under the 4.75% subordinated exchangeable notes and the 4.75% subordinated exchangeable notes indenture if certain conditions as outlined therein are satisfied. If assumed by NIC, the 4.75% subordinated exchangeable notes will be subordinated in right of payment to the notes being offered hereby and the 9 3/8% notes and NIC will receive a cash payment from NFC of approximately $170 million. Although it is NIC's intention to assume the 4.75% subordinated exchangeable notes, NIC reserves the right not to do so if circumstances change. See "Description of other financing arrangements—4.75% subordinated exchangeable notes" for a brief description of the terms of the 4.75% subordinated exchangeable notes.

For ease of reference, we collectively refer in this prospectus supplement to the tender offer and consent solicitation relating to the 8% senior subordinated notes, the consent solicitation relating to the 9 3/8% senior notes and the assumption of the 4.75% subordinated exchangeable notes by NIC as the "Concurrent Transactions."

The offering

Issuer	Navistar International Corporation.
Notes offered	$250 million in aggregate principal amount of % Senior Notes due 2011.
Maturity date	, 2011.
Interest payment dates	and of each year, commencing , 2004.
Optional redemption
The notes will be redeemable at the option of NIC in whole at any time or in part at any time on and after , 2008 at the redemption prices set forth in this prospectus supplement plus accrued and unpaid interest to the date of redemption.

In addition, at any time on or before , 2007, we may also redeem up to 35% of the original principal amount of the notes using the proceeds of public offerings of equity of NIC at a redemption price equal to %, together with accrued and unpaid interest, if any, so long as at least 65% of the original principal amount of the notes remains outstanding after each permitted redemption made with equity proceeds.
Sinking fund	None.
Ranking	The notes will be senior, unsecured obligations of NIC. Accordingly, they will rank:
• behind all of NIC's future secured debt, if any, to the extent of the value of the assets securing such debt;
• equally with all of NIC's existing and future senior unsecured debt, which includes the 9 3/8% senior notes due 2006 and the 2.5% senior convertible notes due 2007; and
• ahead of any of NIC's existing and future subordinated debt.
As of January 31, 2004, after giving pro forma effect to the offering and the application of the net proceeds therefrom and the Concurrent Transactions:
•
NIC would have had $1,060 million of total indebtedness outstanding (including the notes), of which $840 million would have ranked equally with the notes and $220 million would have been subordinated to the notes;
•
NIC's financial services subsidiaries would have had $138 million of indebtedness and International would have had $16 million of indebtedness that was guaranteed by NIC, which guarantees rank equally with the notes; and
•
NIC's non-guarantor subsidiaries would have had $2,505 million of liabilities (including trade payables), of which $1,699 million would be liabilities of the financial services operations. See "Description of the notes—Ranking."

Subsidiary guarantee
The payment of the principal, premium and interest on the notes will be guaranteed by International (the "International Guarantee"). International will be released from its obligations under the International Guarantee upon the occurrence of certain events that are described more fully at "Description of the notes—Guarantee."
The International Guarantee will be a senior, unsecured obligation of International and, as a result, it will rank:
	•	behind all of International's future secured debt, if any, to the extent of the value of the assets securing such debt;
•
equally with all of International's existing and future senior unsecured debt, which includes the 9.95% senior notes due 2011 and International's guarantee of the 9 3/8% senior notes due 2006 and the 2.5% senior convertible notes due 2007; and
	•	ahead of any of International's existing and future subordinated debt.

As of January 31, 2004, after giving pro forma effect to the offering and the application of the net proceeds therefrom and the Concurrent Transactions, International would have had approximately $856 million of total indebtedness outstanding (including all guaranteed obligations), all of which would have ranked equally with the International Guarantee.
Change of control
If a change of control occurs, subject to certain conditions, we must give holders of the notes an opportunity to sell to us the notes at a purchase price of 101% of the principal amount of the notes, plus accrued and unpaid interest to the date of the purchase. See "Description of the notes—Change of control."
Restrictive covenants	The indenture governing the notes will contain covenants that limit our ability and all of our restricted subsidiaries' ability to:
	•	incur additional indebtedness;
	•	create liens or enter into sale-leaseback transactions;
	•	pay dividends on our capital stock or redeem, repurchase or retire our capital stock or subordinated indebtedness;
	•	make investments;
	•	create restrictions on the payment of dividends or other amounts to us from our restricted subsidiaries;
	•	engage in transactions with our affiliates;
	•	sell assets, including capital stock of our subsidiaries;
	•	guarantee our indebtedness; and
	•	consolidate, merge or transfer assets.

These covenants are subject to important exceptions and qualifications, which are described under "Description of the notes—Certain covenants."

After the notes have been assigned an investment grade rating by both Standard & Poor's and Moody's, NIC and its restricted subsidiaries will no longer be subject to the provisions of certain of the covenants listed above. See "Description of the notes—Certain covenants—Application of fall away covenants."
Absence of public market; listing of the notes

The notes are new securities and there is currently no established trading market for the notes. Accordingly, there can be no assurance as to the development or liquidity of any market for any of the notes. The underwriters have advised us that they intend to make a market in the notes. However, they are not obligated to do so, and may discontinue any market making with respect to the notes at any time in their sole discretion. We do not intend to apply for listing of the notes on any securities exchange or to arrange for any quotation system to quote them. See "Underwriting."
Use of proceeds
We intend to use the net proceeds from this offering together with cash on hand to repurchase up to $250 million aggregate principal amount of our existing 8% senior subordinated notes and pay related tender fees and premiums (including consent payments). The 8% senior subordinated notes mature on February 1, 2008. See "Use of proceeds."

Risk factors

Investment in the notes involves risk. You should carefully consider the information under "Risk factors" beginning on page PS-25 and all other information included in this prospectus supplement before investing in the notes.

Industry data

In this prospectus supplement and the accompanying prospectus, including the information incorporated therein by reference, we rely on and refer to information regarding the heavy and medium truck, bus and mid-range diesel engine markets from several sources, including internal estimates and industry publications, including those generated by Ward's Communications in the United States, the Canadian Vehicle Manufacturers Association, R.L. Polk & Company and Power Systems Research of Minneapolis, Minnesota as well as other sources. Although we believe this information is reliable, neither we nor the underwriters can guarantee the accuracy and completeness of the information and neither we nor the underwriters have independently verified it or make any representations as to the accuracy of such information. Unless otherwise indicated, all market data relates only to those markets in the United States and Canada.

Additional information

NIC was incorporated under the laws of the State of Delaware in 1993 and is the successor to the truck and engine business of International Harvester Company, which business began in 1907. Our principal executive offices are located at 4201 Winfield Road, Warrenville, Illinois 60555, and our telephone number is (630) 753-5000. Our Web site is www.internationaldelivers.com. Our Web site, and the information contained therein, are expressly not included in or as part of this prospectus supplement.

Summary consolidated financial data

Navistar International Corporation and consolidated subsidiaries

The following consolidated financial information for the five-year period ended October 31, 2003 has been derived from our audited consolidated financial statements and notes thereto. The selected historical consolidated financial information for the three months ended January 31, 2004 and 2003 was derived from Navistar's unaudited consolidated financial statements, which financial statements, in management's opinion, reflect all adjustments, consisting of only normal and recurring adjustments, necessary for a fair presentation of such information. Results for the interim periods are not necessarily indicative of the results that might be expected for any other interim period or for an entire year. This information should be read in conjunction with "Selected Consolidated Historical Financial and Operating Data," "Management's Discussion and Analysis of Results of Operations and Financial Condition" and Navistar's consolidated financial statements and notes thereto, either included elsewhere or incorporated by reference in this prospectus supplement.

	Three Months Ended January 31,		Fiscal Year Ended October 31,
(in millions)	2004	2003	2003	2002	2001	2000	1999

Selected Income Statement Data:
Sales and revenues:
Sales of manufactured products	$1,806	$1,481	$7,033	$6,493	$6,400	$8,095	$8,308
Finance and insurance revenue(1)	50	92	287	271	296	311	256
Other income	3	5	20	20	43	44	60

Total sales and revenues	1,859	1,578	7,340	6,784	6,739	8,450	8,624

Costs and expenses:
Costs of products and services sold	1,603	1,420	6,229	5,817	5,608	6,766	6,842
Cost of products sold related to restructuring(2)	—	—	9	23	11	20	—

Total cost of products and services sold	1,603	1,420	6,238	5,840	5,619	6,786	6,842
All other restructuring and non-recurring charges(2)	4	—	(41)	519	2	269	—
Loss on sale of business(2)	—	—	—	2	(13)	17	—
Postretirement benefits expense	66	83	297	228	171	146	216
Engineering and research expense	64	57	242	260	253	280	281
Selling, general and administrative expense	121	124	487	521	543	481	479
Interest expense	31	38	136	154	161	146	135
Other expense	7	11	26	29	36	86	71

Total costs and expenses	1,896	1,733	7,385	7,553	6,772	8,211	8,024

Income (loss) from continuing operations before income taxes	(37)	(155)	(45)	(769)	(33)	239	600
Income tax expense (benefit)(3)	(14)	(57)	(31)	(293)	(24)	65	51

Income (loss) from continuing operations	(23)	(98)	(14)	(476)	(9)	174	549
Discontinued operations, net of tax:(4)
Loss from discontinued operations	—	—	—	(14)	(14)	(15)	(5)
Loss on disposal	—	(1)	(4)	(46)	—	—	—

Loss from discontinued operations	—	(1)	(4)	(60)	(14)	(15)	(5)

Net income (loss)	$(23)	$(99)	$(18)	$(536)	$(23)	$159	$544

	At January 31,		At October 31,
(in millions)	2004	2003	2003	2002	2001	2000	1999

Selected Balance Sheet Data:
Total assets(5)	$6,720	$6,802	$6,900	$6,957	$7,164	$6,959	$6,971

Current maturities of long-term debt	$277	$371	$214	$358	$412	$482	$192
Long-term debt:
Manufacturing operations	854	890	863	747	908	437	445
Financial services operations	1,388	1,447	1,533	1,651	1,560	1,711	1,630

Total long-term debt	2,242	2,337	2,396	2,398	2,468	2,148	2,075

Total debt	$2,519	$2,708	$2,610	$2,756	$2,880	$2,630	$2,267

Total shareowners' equity	$320	$289	$310	$251	$1,127	$1,314	$1,291

	Three Months Ended January 31,		Fiscal Year Ended October 31,
(in millions, except ratio, employee, market share and unit data)
	2004	2003	2003	2002	2001	2000	1999

Selected Other Financial Data:
EBITDA(6)	$44	$(60)	$282	$(395)	$345	$584	$909
Capital expenditures	22	48	206	242	326	553	427
Depreciation and amortization	50	57	191	220	217	199	174
Interest expense	31	38	136	154	161	146	135
Cash provided by (used in):
Operations	(326)	(344)	(50)	(99)	189	672	302
Investing programs	216	130	(136)	(15)	140	(871)	(451)
Financing activities	(63)	98	13	(88)	196	253	2
Ratio of earnings to fixed charges(7)	—	—	—	—	—	2.1x	4.6x
Operating Data:
Number of employees:
Worldwide	14,000	15,000	14,200	16,500	16,500	17,000	18,600
United States	11,100	11,300	11,000	13,300	13,600	14,600	15,000
North American retail deliveries of trucks and school buses	20,700	17,100	75,700	74,300	82,400	118,200	119,300
North American market share(8)	25.4%	26.7%	26.2%	25.8%	26.3%	26.9%	25.6%
Unit shipments worldwide:
Trucks and school buses	22,500	18,700	84,700	84,100	89,600	124,900	129,000
OEM engines	74,500	63,400	332,400	315,100	324,900	304,400	286,500

(1)
Includes revenues of NFC as well as our other financial services subsidiaries.

(2)
Through January 31, 2004, we recorded cumulative charges of $823 million relating to our 2000 and 2002 Plans of Restructuring and other non-recurring charges. The remaining liability of $142 million is expected to be funded from existing cash balances and internally generated cash flows from operations. The total cash outlay for the remainder of fiscal 2004 is expected to be $39 million with the remaining obligations of $103 million, primarily related to non-recurring charges and long-term non-cancelable lease agreements, to be settled in 2005 and beyond.

(3)
In fiscal 1999, we benefited from reductions to our deferred tax asset valuation allowance of $178 million.

(4)
The exit of the Brazil domestic truck market has been recorded as a discontinued operation. As a result, prior periods have been reclassified to conform with this presentation. See note 12 to our 2003 annual consolidated financial statements, incorporated by reference in this prospectus supplement.

(5)
Due to the sale of Harco National Insurance Company, or Harco, on November 30, 2001, total assets for all periods presented reflects the reclassification of Harco's net assets and liabilities to other current assets. For more information regarding the sale of Harco, see note 11 to our 2003 annual consolidated financial statements, incorporated by reference in this prospectus supplement.

(6)
EBITDA is defined as income (loss) from continuing operations plus interest expense, income taxes and depreciation and amortization. EBITDA is a measure commonly used in the transportation industry and is presented to aid in developing an understanding of the ability of our operations to generate cash for debt service and taxes, as well as cash for investments in working capital, capital expenditures and other liquidity needs. This information is presented as a supplement to the other data provided because it provides information which we believe is useful for additional analysis. EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities and other consolidated operations or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of our profitability or liquidity as determined in accordance with generally accepted accounting principles. Further, EBITDA, as we calculate it, may not be comparable to calculations of similarly-titled measures by other companies. The following table provides a reconciliation of income (loss) from continuing operations to EBITDA:

	Three Months Ended January 31,		Fiscal Year Ended October 31,
(in millions)	2004	2003	2003	2002	2001	2000	1999

Income (loss) from continuing operations	$(23)	$(98)	$(14)	$(476)	$(9)	$174	$549
Interest expense	31	38	136	154	161	146	135
Income tax expense (benefit)	(14)	(57)	(31)	(293)	(24)	65	51
Depreciation and amortization	50	57	191	220	217	199	174

EBITDA	$44	$(60)	$282	$(395)	$345	$584	$909

  EBITDA for certain of the periods presented includes restructuring and other non-recurring charges we incurred in those periods. For a detailed discussion of these restructuring and other non-recurring charges, see "Management's Discussion and Analysis of Results of Operations and Financial Condition" and note 11 to our 2003 annual consolidated financial statements, each of which is incorporated by reference in this prospectus supplement. Set forth below is a summary of these restructuring and other non-recurring charges:

	Three Months Ended January 31,		Fiscal Year Ended October 31,
(in millions)	2004	2003	2003	2002	2001	2000	1999

Restructuring and other non-recurring charges	$4	$—	$(32)	$544	$—	$306	$—

(7)
The ratio of earnings to fixed charges is determined by dividing pre-tax income from continuing operations, adjusted for the cumulative changes in accounting policy, interest expense, debt expense amortization and the portion of rental expense deemed representative of an interest factor by the sum of interest expense, debt expense amortization and the portion of rental expense deemed representative of the interest factor. For fiscal 2001, 2002 and 2003, our earnings were insufficient to cover fixed charges by $75 million, $783 million and $52 million, respectively. For the first quarters of fiscal 2004 and 2003, our earnings were insufficient to cover fixed charges by $39 million and $157 million, respectively.

(8)
Based on retail deliveries of medium trucks (Classes 5—7), including school buses, and heavy trucks (Class 8) in the United States and Canada by us and our dealers, compared to the industry total in the United States and Canada of retail deliveries.

Supplemental financial and operating data

Navistar International Corporation (with financial services operations on an equity basis)

The following tables set forth certain supplemental financial and operating data of Navistar with our financial services operations set forth on an equity basis of accounting. We have included this supplemental financial and operating data to assist prospective investors in evaluating an investment in the notes. This information should not be considered in isolation or as a substitute for our financial data that has been prepared in accordance with generally accepted accounting principles. The information set forth herein should be read in conjunction with "Selected Consolidated Historical Financial and Operating Data," "Management's Discussion and Analysis of Results of Operations and Financial Condition" and Navistar's consolidated financial statements and the notes thereto, either included elsewhere or incorporated by reference in this prospectus supplement.

	Three Months Ended January 31,		Fiscal Year Ended October 31,
(in millions)	2004	2003	2003	2002	2001	2000	1999

Selected Condensed Statement of Income:
Sales of manufactured products	$1,807	$1,481	$7,034	$6,493	$6,400	$8,095	$8,308
Other income	2	3	15	11	19	33	44

Total sales and revenues	1,809	1,484	7,049	6,504	6,419	8,128	8,352
Costs of products sold	1,591	1,403	6,172	5,754	5,537	6,706	6,806
Cost of products sold related to restructuring(1)	—	—	9	23	11	20	—

Total cost of products and services sold	1,591	1,484	6,181	5,777	5,548	6,726	6,806
Restructuring and other non-recurring charges(1)	4	—	(45)	519	3	267	—
Postretirement benefits expense	65	83	293	226	170	146	216
Engineering and research expense	64	57	242	260	253	280	281
Selling, general and administrative expense	108	108	423	448	462	421	426
Other expense	31	36	121	124	116	134	140

Total costs and expenses	1,863	1,687	7,215	7,354	6,552	7,974	7,869

Income (loss) from continuing operations before income taxes:
Manufacturing operations	(54)	(203)	(166)	(850)	(133)	154	483
Financial services operations	17	48	121	81	100	85	117

Income (loss) from continuing operations before income taxes	(37)	(155)	(45)	(769)	(33)	239	600
Income tax expense (benefit)(2)	(14)	(57)	(31)	(293)	(24)	65	51

Income (loss) from continuing operations	(23)	(98)	(14)	(476)	(9)	174	549
Discontinued operations, net of tax:(3)
Loss from discontinued operations	—	—	—	(14)	(14)	(15)	(5)
Loss on disposal	—	(1)	(4)	(46)	—	—	—

Loss from discontinued operations	—	(1)	(4)	(60)	(14)	(15)	(5)

Net income (loss)	$(23)	$(99)	$(18)	$(536)	$(23)	$159	$544

	At January 31,		At October 31,
(in millions)	2004	2003	2003	2002	2001	2000	1999

Selected Condensed Balance Sheet Data:
Cash, cash equivalents and marketable securities	$279	$473	$502	$549	$806	$294	$386
Property and equipment, net	1,122	1,089	1,144	1,208	1,359	1,464	1,188
Total assets	4,981	5,014	5,070	4,980	5,103	4,698	4,978
Postretirement benefits liabilities	1,719	1,602	1,995	1,618	1,069	773	776
Total debt(4)	887	1,022	896	897	966	572	476
Total shareowners' equity	320	289	310	251	1,127	1,314	1,291

	Three Months Ended January 31,		Fiscal Year Ended October 31,
(in millions)	2004	2003	2003	2002	2001	2000	1999

Other Financial Data:
EBITDA(5)	$15	$(96)	$157	$(552)	$144	$397	$760
Capital expenditures	22	47	205	237	325	552	425
Depreciation and amortization	37	41	137	155	150	140	126
Interest expense (net of capitalized interest)(6)	15	18	65	62	27	18	34
Cash provided by (used in):
Operations	(238)	(377)	(53)	(145)	(65)	99	663
Investing programs	42	12	(230)	(77)	278	9	(738)
Financing activities	18	271	158	5	340	(62)	(109)

(1)
Through January 31, 2004, we recorded cumulative charges of $811 million relating to our 2000 and 2002 Plans of Restructuring and other non-recurring charges. The remaining liability of $137 million is expected to be funded from existing cash balances and internally generated cash flows from operations. The total cash outlay for the remainder of fiscal 2004 is expected to be $39 million with the remaining obligations of $98 million, primarily related to non-recurring charges and long-term non-cancelable lease agreements, to be settled in 2005 and beyond.

(2)
In fiscal 1999, we benefited from a reduction to our deferred tax asset valuation allowance of $178 million.

(3)
The exit of the Brazil domestic truck market has been recorded as a discontinued operation. As a result, prior periods have been reclassified to conform with this presentation. See note 12 to our 2003 annual consolidated financial statements, incorporated by reference in this prospectus supplement.

(4)
Total debt at October 31, 2002 includes a $19 million intercompany loan from NFC.

(5)
EBITDA is defined as income (loss) from continuing operations plus income taxes, interest expense and depreciation and amortization. EBITDA is a measure commonly used in the transportation industry and is presented to aid in developing an understanding of the ability of our operations to generate cash for debt service and taxes, as well as cash for investments in working capital, capital expenditures and other liquidity needs. This information is presented as a supplement to the other data provided because it provides information which we believe is useful for additional analysis. EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities and other consolidated operations or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of our profitability or liquidity as determined in accordance with generally accepted accounting principles. Further, EBITDA, as we calculate it, may not be comparable to calculations of similarly-

  titled measures by other companies. The following table provides a reconciliation of income (loss) from continuing operations to EBITDA:

	Three Months Ended January 31,		Fiscal Year Ended October 31,
(in millions)	2004	2003	2003	2002	2001	2000	1999

Income (loss) from continuing operations	$(23)	$(98)	$(14)	$(476)	$(9)	$174	$549
Interest expense (net of capitalized interest)	15	18	65	62	27	18	34
Income tax expense (benefit)	(14)	(57)	(31)	(293)	(24)	65	51
Depreciation and amortization	37	41	137	155	150	140	126

EBITDA	$15	$(96)	$157	$(552)	$144	$397	$760

  EBITDA for certain of the periods presented includes restructuring and other non-recurring charges we incurred in those periods and does not reflect certain cash payments we received from NFC. For a detailed discussion of these restructuring and other non-recurring charges, see "Management's Discussion and Analysis of Results of Operations and Financial Condition" and note 11 to our 2003 annual consolidated financial statements, each of which is incorporated by reference in this prospectus supplement. Set forth below is a summary of these restructuring and other non-recurring charges and cash payments:

	Three Months Ended January 31,		Fiscal Year Ended October 31,
(in millions)	2004	2003	2003	2002	2001	2000	1999

Supplemental Adjustments:
Restructuring and other non-recurring charges	$4	$—	$(36)	$542	$14	$287	$—
Cash dividends from NFC	—	5	50	—	26	23	60
Cash tax payments from NFC(a)	—	4	20	22	16	38	37

Total adjustments	$4	$9	$34	$564	$56	$348	$97

  (a)
  Pursuant to a tax allocation agreement, NFC is required to pay to International an amount equal to the amount NFC and its subsidiaries would pay with respect to federal corporate income taxes if NFC and its subsidiaries filed federal tax returns on a consolidated basis as an affiliated group of corporations, notwithstanding the fact that the affiliated group of corporations including NIC and its subsidiaries may not have any federal tax liability. See "Certain arrangements with NFC—Tax allocation agreement."

(6)
Capitalized interest for fiscal 2003, 2002, 2001, 2000 and 1999 was $7 million, $14 million, $42 million, $31 million, and $15 million, respectively. Capitalized interest for the first fiscal quarters of 2004 and 2003 was $2 million and $2 million, respectively.

Risk factors

You should read and consider carefully each of the following factors, as well as the other information contained in or incorporated by reference into this prospectus supplement and accompanying prospectus, before making a decision to invest in the notes.

Risks relating to Navistar and its markets

The markets in which we compete are subject to considerable cyclicality.

Our ability to be profitable depends in part on the varying conditions in the truck, school bus, mid-range diesel engine and service parts markets. The markets in which we compete are subject to considerable cyclicality. Such markets move in response to cycles in the overall business environment and are particularly sensitive to the industrial sector, which generates a significant portion of the freight tonnage hauled. Truck and engine demand also depend on general economic conditions, interest rate levels and fuel costs.

Sales of Class 5 - 8 trucks have historically been cyclical, with demand affected by such economic factors as industrial production, construction, demand for consumer durable goods, interest rates and the earnings and cash flow of dealers and customers. The Class 5 - 8 truck market experienced a downturn in demand beginning in late 2000 and continuing through the end of 2003. Although new truck demand has increased in 2004, we cannot provide any assurances as to the length or the ultimate level of the current recovery. The recent weakness in the demand for new trucks has adversely affected our operating results in fiscal 2003, 2002 and 2001.

We operate in the highly competitive North American truck market.

The North American truck market, in which we compete, is highly competitive. Our major U.S. domestic competitors include PACCAR, Ford and General Motors, as well as foreign-controlled domestic manufacturers, such as Freightliner, Sterling and Western Star (DaimlerChrysler), Mack (Volvo Global Trucks) and Volvo. In addition, manufacturers from Japan such as Hino (Toyota), Isuzu, Nissan and Mitsubishi, are attempting to increase their North American sales levels. The intensity of this competition, which is expected to continue, results in price discounting and margin pressures throughout the industry and adversely affects our ability to increase or maintain vehicle prices. Many of our competitors have greater financial resources, which may place us at a competitive disadvantage in responding to substantial industry changes, such as changes in governmental regulations that require major additional capital expenditures. In addition, certain of our competitors may have lower overall labor costs.

Our business may be adversely impacted by work stoppages and other labor relations matters.

We are subject to risk of work stoppages and other labor relations matters because our workforce is highly unionized. As of October 31, 2003, we employed approximately 6,100 hourly workers and 5,700 salaried workers in the U.S. and Canada. Approximately 82% of the hourly workers and 17% of the salaried workers are represented by unions. Of these represented employees, 90% of the hourly workers and 100% of the salaried workers are represented by the United Automobile, Aerospace and Agriculture Implement Workers of America, or UAW, or the National Automobile, Aerospace and Agriculture Implement Workers of Canada, or CAW. In fiscal 2002, our Chatham, Ontario heavy truck plant was subject to a strike before the parties reached a new collective bargaining agreement after expiration of the prior agreement. Our collective bargaining agreements with the UAW and CAW expire in October 2007 and January 2007, respectively. Any prolonged work stoppage or strike at any one of our principal manufacturing facilities could have a negative impact on our business, financial condition and results of operations.

The loss of business from Ford, our largest customer, would have a negative impact on our business, financial condition and results of operations.

Ford accounted for approximately 21% of our revenues for fiscal 2003, 20% for fiscal 2002 and 21% for fiscal 2001. In addition, Ford accounted for approximately 77%, 78% and 76% of our diesel engine unit volume in fiscal 2003, fiscal 2002 and fiscal 2001, respectively, primarily relating to the sale of our V-8 diesel engines. Although we have an agreement with Ford that continues through 2012 to supply V-8 diesel engines for inclusion in selected models produced by Ford, this agreement provides that we will supply Ford's requirements rather than manufacture a specific quantity of products. The loss of Ford as a customer, reduced or lower than anticipated purchases from Ford, or a significant decrease in demand for the models or a group of related models that utilize our products would have a negative impact on our business, financial condition and results of operations.

We may not achieve all the expected benefits from our Five Point Plan or current business strategies.

In this prospectus supplement, we state that we believe that cost improvements resulting from our Five Point Plan, restructuring and discontinued operations, along with our ongoing program of continuous cost improvements, will result in substantial pre-tax cost savings and margin improvements and that our Five Point Plan will provide us the opportunity to operate profitably through future downturns in our cyclical business. In addition, we assert in this prospectus supplement our belief that our current strategic focus to increase revenue, differentiate on product quality and aggressively pursue cost reductions will enhance the performance results achieved through completion of the Five Point Plan. These estimates and beliefs constitute forward-looking information and involve known and unknown risks, uncertainties and other factors that may cause the actual cost savings, margin improvements, operating results or liquidity requirements to be materially different from our estimates or result in these operating improvements not being realized in the time frame expected. You should not place undue reliance on these statements because they are subject to numerous uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, and such forward-looking statements only speak as of the date of this prospectus supplement. These statements are based on assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. You should understand that these statements are not guarantees of future performance or results. In addition to the general factors discussed above, such estimates and beliefs are based on a variety of other factors and were derived utilizing numerous important assumptions, including but not limited to:

  •
  achieving estimated reductions in personnel at currently projected severance cost levels, while maintaining historical sales levels;

  •
  achieving a sufficient level of sales necessary to yield planned production efficiencies and absorption of fixed costs;

  •
  obtaining anticipated purchasing cost concessions from our suppliers;

  •
  eliminating certain components of fixed overhead without affecting our ability to manage our restructured operations;

  •
  no significant changes in the competitive conditions in the truck and engine markets;

  •
  no significant unforeseen cash requirements, including capital expenditures beyond budgeted levels;

  •
  increasing the number of service locations, gaining market acceptance of our new 4.5L light-duty diesel engine and obtaining military contracts for engines and combat and non-combat vehicles to facilitate revenue growth;

  •
  developing and executing manufacturing, engineering and quality system enhancements; and

  •
  reducing costs in our logistics, manufacturing, engineering design and warranty operations.

The costs associated with complying with environmental and safety regulations could lower our margins.

We, like other truck and engine manufacturers, continue to face heavy governmental regulation of our products, especially in the areas of environment and safety. As a diesel engine manufacturer, we have incurred research, development and tooling costs to design our engine product lines to meet new United States Environmental Protection Agency, or EPA, and California Air Resources Board, or CARB, emission standards. The company is currently providing engines that satisfy CARB's 2004 emission standards for engines used in vehicles from 8,501 to 14,000 lbs. GVW. With a Federal Court's affirmation in 2001 of the U.S. EPA's 2007 rule for heavy-duty diesel engines and its accompanying requirement of low sulfur diesel fuel beginning in 2006 and the recent settlement in 2003 of issues relating to other technical provisions of the U.S. EPA's 2004 and 2007 and CARB's 2005 rule, all of which the company actively participated in, the company intends to provide heavy duty engines that will comply with the more stringent CARB and U.S. EPA emission standards for 2004 and later model years. At the same time, we expect to meet all of the obligations we agreed to in the Consent Decree entered into July 1999 with the U.S. EPA and in a Settlement Agreement with CARB concerning alleged excess emissions of nitrogen oxides.

We also are subject to various noise standards imposed by federal, state and local regulations, and to the National Traffic and Motor Vehicle Safety Act, or Safety Act, and Federal Motor Vehicle Safety Standards, or Safety Standards, promulgated by the National Highway Traffic Safety Administration, or NHTSA. On October 1, 2002, International notified the NHTSA of a program to effect a voluntary safety recall of hydraulic anti-lock brake system electronic control units manufactured by a third party and installed on certain of our vehicles. We recorded a fourth quarter pre-tax charge for fiscal 2002 of approximately $51 million for estimated costs associated with the recall.

Complying with environmental and safety requirements has added and will continue to add to the cost of our products, and increases the capital-intensive nature of our business. While we believe that we are in compliance in all material respects with these laws and regulations, we cannot assure you that we will not be adversely impacted by costs, liabilities or claims with respect to our operations under existing laws or those that may be adopted. If the present level of price competition continues, it may become increasingly difficult for us and other manufacturers of engines and trucks to recover these costs and, accordingly, lower margins may result.

Our business could be negatively impacted in the event NFC is unable to access sufficient capital to engage in its financing activities.

NFC supports our manufacturing operations by providing financing to a significant portion of International dealers and retail customers. For example, NFC provided wholesale financing for approximately 96% and 96% of the new truck units sold by International to International dealers in the United States during fiscal 2003 and 2002, respectively, and retail and lease financing for approximately 16% and 19% of new trucks sold or leased by International and International dealers during the same periods. NFC traditionally obtains the funds to provide such financing from sales of receivables, commercial paper, medium- and long-term debt and from short- and long-term bank borrowings. NFC will need to incur additional short- and long-term debt in the future. The nature and amounts of such indebtedness can be expected to vary from time to time as a result of the volume of its business, market conditions and other factors. In addition, NFC expects to continue to sell and securitize receivables. One of NFC's securitization arrangements begins to amortize in the event that NFC's credit ratings fall below certain levels, which would have a negative impact on NFC's liquidity position in the short-term. If cash provided by operations, bank borrowings, continued sales and securitizations of receivables and the placement of term debt does not provide the necessary liquidity, NFC would restrict its financing of International products and to International dealers. A significant reduction in financing support could have a negative impact on our business, financial condition and results of operations.

Navistar has significant underfunded postretirement obligations.

We have significant underfunded postretirement obligations. The underfunded portion of our accumulated benefit obligation was $994 million and $988 million for pension benefits at October 31, 2003 and 2002, respectively, and $1,810 and $1,703 million for postretirement healthcare benefits at October 31, 2003 and 2002, respectively. Our underfunded postretirement obligations increased October 31, 2003 as a result of the decline in the market value of equity securities held by such benefit plans and a lowering of the rate used to calculate the present value of future benefit obligations.

In the event that our pension plans are terminated for any reason and plan assets are insufficient to meet guaranteed liabilities, the Pension Benefit Guaranty Corporation, or PBGC, may have a right to take over these plans as their administrator and trustee. In this event, the actual present value of guaranteed pension liabilities may be determined in a manner different from that used by us to determine our unfunded vested pension liability, which could result in a higher level of underfunding. Subject to certain limitations, the PBGC would have a claim against us to the extent that plan assets were not sufficient to meet the actuarial present value of guaranteed liabilities.

Our ability to use net operating loss carryovers to reduce future tax payments may be limited if there is a change in ownership of Navistar.

As of October 31, 2003, we had $1,572 million of domestic and $92 million of foreign net operating loss carryovers, or NOLs. Currently there is no annual limitation on our ability to use NOLs to reduce future income taxes. However, if an ownership change as defined in Section 382 of the Internal Revenue Code of 1986, as amended, occurs with respect to our capital stock, our ability to use NOLs would be limited to specific annual amounts. Generally, an ownership change occurs if certain persons or groups increase their aggregate ownership by more than 50 percentage points of our total capital stock in any three-year period.

If an ownership change occurs, our ability to use domestic NOLs to reduce income taxes is limited to an annual amount based on our fair market value immediately prior to the ownership change multiplied by the long-term tax-exempt interest rate. The long-term tax-exempt interest rate is published monthly by the Internal Revenue Service. As of the date of this prospectus supplement, the rate is approximately 4.19%. NOLs that exceed the Section 382 limitation in any year continue to be allowed as carryforwards for the remainder of the 15- or 20-year carryforward period and can be used to offset taxable income for years within the carryover period subject to the limitation in each year. Our use of new NOLs arising after the date of an ownership change would not be affected.

It is impossible for us to ensure that an ownership change will not occur in the future. In addition, we may decide in the future that it is necessary or in our interest to take certain actions which result in an ownership change. If a more than 50% ownership change were to occur, use of our NOLs to reduce payments of federal income tax may be deferred to later years within the 15- or 20-year carryover period, or, if the carryover period for any loss year expires, the use of the remaining NOLs for the loss year will be prohibited.

Our manufacturing operations are dependent upon third-party suppliers, making us vulnerable to a supply shortage.

We obtain materials and manufactured components from third-party suppliers. Some of our suppliers are the sole source for a particular supply item. Any delay in our suppliers' abilities to provide us with necessary material and components may affect our capabilities at a number of our manufacturing locations or may require us to seek alternative supply sources. Delays in obtaining supplies may result from a number of factors affecting our suppliers, such as capacity constraints, labor disputes, the impaired financial condition of a particular supplier, suppliers' allocations to other purchasers, weather emergencies or acts of war or terrorism. Any delay in receiving supplies could impair our ability to deliver products to our customers and, accordingly, could have a material adverse effect on our business, results of operations and financial condition.

We are exposed to political, economic and other risks that arise from operating a multinational business.

As of October 31, 2003, we maintained approximately $134 million of property and equipment in foreign countries, primarily in Canada, Mexico, Brazil and Argentina. Accordingly, our

business is subject to the political, economic and other risks that are inherent in operating in those countries and internationally. These risks include:

  •
  the difficulty of enforcing agreements and collecting receivables through foreign legal systems;

  •
  trade protection measures and import or export licensing requirements;

  •
  tax rates in certain foreign countries that exceed those in the United States and the imposition of withholding requirements of foreign earnings;

  •
  the imposition of tariffs, exchange controls or other restrictions;

  •
  difficulty in staffing and managing international operations and the application of foreign labor regulations;

  •
  currency exchange rate risk to the extent that our assets/liabilities are denominated in a currency other than the functional currency of the country where we operate;

  •
  the imposition of exchange controls and currency devaluations;

  •
  required compliance with a variety of foreign laws and regulations; and

  •
  changes in general economic and political conditions in countries where we operate, particularly in emerging markets.

As we continue to expand our business globally, our success will depend, in part, on our ability to anticipate and effectively manage these and other risks. We cannot assure you that these and other factors will not have a material adverse affect on our international operations or on our business as a whole.

Risks related to the notes

Our substantial debt could require us to use a significant portion of our cash flow to satisfy our debt obligations and may limit our operating flexibility.

We will have a substantial amount of outstanding indebtedness after completion of this offering and a significant portion of our cash flow from operations will be used to satisfy our debt obligations. Therefore, a prolonged downturn in our business could limit our ability to satisfy our debt service obligations under such indebtedness, including the notes. The following table sets forth certain important information regarding our capitalization and is presented as of January 31, 2004, adjusted to give effect to this offering and the Concurrent Transactions:

(in millions)	As Adjusted

Debt:
Manufacturing operations	$1,106
Financial services operations	1,583

Total debt	$2,689

Shareowners' equity	$314

Our level of indebtedness could:

  •
  increase our vulnerability to general adverse economic and industry conditions;

  •
  limit our ability to use operating cash flow in other areas of our business because we must dedicate a substantial portion of these funds to make payments on our indebtedness;

  •
  limit our ability to obtain additional financing to fund future working capital, acquisitions, capital expenditures, research and development costs and other general corporate requirements;

  •
  limit our ability to take advantage of business opportunities as a result of various restrictive covenants in our indebtedness; and

  •
  place us at a competitive disadvantage compared to our competitors that have less debt.

Despite our substantial debt levels, we and our subsidiaries may be able to incur substantially more debt.

We may incur substantial additional indebtedness in the future. Although the indentures governing the notes and the 9 3/8% notes contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and, under certain circumstances, the indebtedness incurred in compliance with these restrictions could be substantial. Also, the restrictions do not prevent us from incurring obligations that do not constitute indebtedness. Further, the restrictions do not apply to or restrict the incurrence of indebtedness by our financial services subsidiaries, including NFC. To the extent new debt is added to our currently anticipated debt levels, the substantial leverage risks described above would increase. See "Description of the notes."

Servicing NIC's debt obligations requires a significant amount of cash, and its ability to generate cash depends on many factors beyond its control.

NIC's ability to satisfy its debt service obligations will depend on, among other things, its future operating performance. NIC's future financial performance will be affected by a range of economic, competitive, regulatory and business factors, many of which are beyond our control, and we cannot assure you that NIC's business will generate sufficient cash flow from operations to enable it to service indebtedness, including the notes, or fund other liquidity needs. Our earnings for the three months ended January 31, 2004 and the fiscal year ended October 31, 2003 were insufficient to cover our fixed charges by approximately $39 million and $52 million, respectively. If we do not generate sufficient cash flow from operations to satisfy our debt obligations, including payments on the notes, we may have to undertake alternative financing plans, such as refinancing or restructuring our indebtedness, selling assets, reducing or delaying capital investments or seeking to raise additional equity capital. We cannot assure you that any refinancing would be possible, that any assets could be sold, or, if sold, of the timing of the sales or the amount of proceeds realized from those sales, or that additional financing could be obtained on acceptable terms, if at all.

NIC is a holding company and must rely on dividends and other payments made to it by International and its other subsidiaries.

NIC, the issuer of the notes, is a holding company that derives all of its operating income from, and holds substantially all of its assets through, its subsidiaries. The effect of this structure is that NIC will depend on the earnings of its subsidiaries, and the payment or other distribution to NIC of these earnings, in order to meet its obligations under the notes and other outstanding indebtedness, including its 9 3/8% senior notes, 2.5% senior convertible notes and, if assumed as part of the Concurrent Transactions, the 4.75% subordinated exchangeable notes. Although the notes will be guaranteed by International, the primary operating subsidiary of NIC, there is a risk that the guarantee could be avoided or subordinated as a result of applicable fraudulent transfer laws. See "Risk factors—A court may void the guarantee or subordinate the guarantee to other obligations of International." The ability of NIC's subsidiaries to make payments to NIC also is subject to, among other things, applicable state corporate laws and contractual restrictions. In addition, the payment of dividends by NFC to International is limited by the terms of NFC's senior credit facility. See "Description of other financing arrangements—Financial services operations."

Secured creditors of NIC or International will have a prior claim to the collateral securing such indebtedness.

The notes will be unsecured obligations of NIC and the guarantee of the notes by International will be an unsecured obligation of International. The payment of principal and interest on the notes and payments pursuant to the guarantee will be effectively subordinated in right of payment to any secured indebtedness of NIC and International, respectively, to the extent of the value of the collateral securing such indebtedness. If either NIC or International becomes insolvent or is liquidated, or if payment under any secured indebtedness of NIC or International is accelerated, the holders of such secured debt will be entitled to exercise the remedies available to a secured lender under applicable law. Assets securing such indebtedness will not be available to satisfy claims with respect to the notes or the guarantee of the notes in the event of a bankruptcy, liquidation or similar circumstance until all amounts due under the secured debt are repaid.

As of January 31, 2004, neither NIC nor International had any secured indebtedness. Although the indenture governing the notes contains restrictions on the ability of NIC and International to incur secured indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the secured indebtedness incurred in the future in compliance with these restrictions could be substantial.

The notes will be effectively subordinated to the obligations of our non-guarantor subsidiaries.

The notes will be guaranteed by International but not by any other direct or indirect subsidiary of NIC. Claims of creditors of non-guarantor subsidiaries, including trade creditors and creditors holding indebtedness or guarantees issued by such subsidiaries, and claims of preferred stockholders of such subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of our creditors, including holders of the notes. Accordingly, the notes will be effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of our non-guarantor subsidiaries.

As of January 31, 2004, after giving pro forma effect to this offering and the application of the net proceeds therefrom and the Concurrent Transactions, NIC's non-guarantor subsidiaries had an aggregate of approximately $2,286 million of outstanding liabilities, of which $1,709 million would be liabilities of the financial services operations.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture governing the notes, which would violate the terms of the notes.

Upon the occurrence of certain kinds of change of control events, we will be required to offer to repurchase all outstanding notes, including the notes and the 9 3/8% senior notes, at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase. In addition, upon the occurrence of a fundamental change, the holders of the 2.5% senior convertible notes and the 4.75% subordinated exchangeable notes will have the right to require us to repurchase all or any portion of such notes, at a purchase price equal to 100% of their principal amount plus accrued and unpaid interest, if any, to the date of purchase. If a change of control or a fundamental change were to occur, we cannot assure you that we would have sufficient funds to pay the purchase price of such notes or the notes offered hereby, and we may require third party financing to do so. We cannot assure you that we would be able to obtain this financing on reasonable terms, if at all. Our failure to purchase tendered notes would constitute a default under the indentures governing our outstanding notes. See "Description of the notes—Change of control" and "Description of other financing arrangements—Manufacturing operations."

If the notes are rated investment grade at any time by both Standard & Poor's and Moody's, the International guarantee of the notes will be released and certain covenants contained in the indenture will be suspended, and the holders of the notes will lose the protection of these covenants and the benefit of the guarantee.

The indenture contains certain covenants that will cease to have any effect from and after the first date when the notes are rated investment grade by both Standard & Poor's and Moody's. See "Description of the notes—Certain covenants—Application of fall away covenants." These covenants restrict, among other things, our ability to pay dividends, incur certain liens, incur additional debt and to enter into certain types of transactions. Because we will not be subject to these restrictions when the notes are rated investment grade, we will be able to incur additional debt and grant additional liens on our property. In addition, International will be released from its obligations under the International Guarantee if, among other things, after giving effect to such release of the International Guarantee, the notes will continue to be assigned an investment grade rating by both Standard & Poor's and Moody's. See "Description of the notes—Guarantee." Neither these covenants nor the International Guarantee would be reinstated even if Standard & Poor's or Moody's were to later downgrade their rating of the notes to a non-investment grade level.

A court may void the guarantee or subordinate the guarantee to other obligations of International.

Our principal operating subsidiary, International, will guarantee the notes. If, however, International becomes a debtor in a case under the United States Bankruptcy Code or encounters other financial difficulty, under Federal or state fraudulent transfer law a court might:

  •
  avoid all or a portion of International's guarantee of the notes;

  •
  subordinate International's guarantee of the notes to other existing and future indebtedness, entitling other creditors to be paid in full before any payment is made on the guarantee; and

  •
  take other action detrimental to holders of the notes, including, in certain circumstances, invalidating the guarantee.

The court might do so if it found that, when International entered into its guarantee (or, in some states, when payments became due thereunder), International:

  •
  received less than reasonably equivalent value or fair consideration for the guarantee; and

  •
  either (1) was, or was rendered, insolvent, (2) was left with inadequate capital to conduct its business or (3) believed, or should have believed, that it would incur debts beyond its ability to pay.

The court might also avoid International's guarantee, without regard to those factors, if it found that International entered into its guarantee with actual intent to hinder, delay or defraud its creditors.

A court would likely find that International did not receive reasonably equivalent value or fair consideration for its guarantee unless it benefited directly or indirectly from the notes' issuance. If a court avoided the International Guarantee, you would no longer have a claim against International. In addition, the court might direct you to repay any amounts already received from International. If the court were to avoid the guarantee, we cannot assure you that funds would be available to pay the notes from any other source.

The test for determining solvency for these purposes will depend on the law of the jurisdiction being applied. In general, a court would consider an entity insolvent either if the sum of its existing debts exceeds the fair value of all of its property or if the present fair saleable value of its assets is less than the amount required to pay the probable liability on its existing debts as they become due. For this analysis, "debts" includes contingent and unliquidated debts.

The indenture will state that the liability of International on its guarantee is limited to the maximum amount that it can incur without risk that the guarantee will be subject to avoidance as a fraudulent transfer. We cannot assure you that this limitation will protect the guarantee from fraudulent transfer attack or, if it does, that the guarantee will be in amounts sufficient, if necessary, to pay the notes when due.

We cannot assure you that an active trading market will develop for the notes.

There is currently no existing public market for the notes. An active public market may never develop for the notes, and we will not apply to list the notes on any exchange or Nasdaq. As a result, you may be required to bear the financial risk of your investment in the notes indefinitely. Any notes traded after they are initially issued may trade at a discount from the initial offering price. The trading price of the notes depends on prevailing interest rates, the market for similar securities and other factors, including economic conditions and our financial condition, performance and prospects. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial fluctuations in the prices of these securities. We have been informed by the underwriters that they intend to make a market in the notes after this offering, although the underwriters are not obligated to do so and may cease such market making without notice. See "Underwriting."

Forward-looking statements

This prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein contain forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. You should not place undue reliance on those statements because they are subject to numerous uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, and such forward-looking statements only speak as of the date of this prospectus supplement. Forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as "committed," "believe," "expect," "anticipate," "intend," "plan," "estimate" or similar expressions. These statements are based on assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. As you read and consider this prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. Some of these factors include:

  •
  The markets in which we compete are subject to considerable cyclicality.

  •
  We operate in the highly competitive North American truck market.

  •
  Our business may be adversely impacted by work stoppages and other labor relations matters.

  •
  The loss of business from Ford, our largest customer, could have a negative impact on our business, financial condition and results of operations.

  •
  The costs associated with complying with environmental and safety regulations could lower our margins.

  •
  Our liquidity position may be adversely affected by a downturn in our industry.

  •
  Our business could be negatively impacted in the event our subsidiary, NFC, is unable to access sufficient capital to engage in its financing activities.

  •
  We have significant underfunded postretirement obligations.

  •
  Our manufacturing operations are dependent upon third-party suppliers, making us vulnerable to a supply shortage.

  •
  Our ability to use net operating loss carryovers to reduce future tax payments may be limited if there is a change in ownership of the company.

  •
  We are exposed to political, economic and other risks that arise from operating a multinational business.

  •
  Our substantial debt could require us to use a significant portion of our cash flow to satisfy debt obligations and may limit operating flexibility.

  •
  Other factors described in the "Risk factors" section of this prospectus supplement.

All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not have any obligations or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.

Use of proceeds

The net proceeds from the offering of the notes, after deducting the underwriter's discounts and commissions and estimated offering expenses payable by us, are estimated to be approximately $             million. We expect to use the net proceeds from this offering together with cash on hand to repurchase up to $250 million aggregate principal amount of our existing 8% senior subordinated notes and pay related tender fees and premiums (including consent payments). Any 8% senior subordinated notes not tendered in the repurchase offer are expected to be redeemed at a redemption price equal to 102.67% in accordance with the indenture governing the 8% senior subordinated notes. The 8% senior subordinated notes mature on February 1, 2008.

Capitalization

The following table sets forth our cash, cash equivalents and marketable securities and capitalization as of January 31, 2004 on an actual basis and as adjusted to give effect to the sale of the notes in the offering and the application of the estimated net proceeds therefrom as set forth in "Use of proceeds" and to the Concurrent Transactions.

This table should be read in conjunction with the information contained in "Use of proceeds," "Management's Discussion and Analysis of Results of Operations and Financial Condition" and our consolidated financial statements and notes thereto, either included elsewhere or incorporated by reference in this prospectus supplement.

	At January 31, 2004
(in millions, except share numbers)	Actual	As Adjusted

Cash, cash equivalents and marketable securities:
Manufacturing operations	$279	$433
Financial services operations	292	292

Total cash, cash equivalents and marketable securities	$571	$725

Total debt (including current portion):
Manufacturing operations:
% senior notes due 2011 offered hereby	$—	$250
9 3/8% senior notes due 2006	400	400
2.5% senior convertible notes due 2007(1)	190	190
8.0% senior subordinated notes due 2008(2)	250	—
9.95% senior notes due 2011	16	16
4.75% subordinated exchangeable notes due 2009(3)	—	220
Other debt	30	30

Total manufacturing operations debt	886	1,106

Financial services operations:
Revolving retail warehouse facility	500	500
Bank credit facilities(4)	704	874
Secured borrowings	209	209
4.75% subordinated exchangeable notes due 2009(3)	220	—

Total financial services debt	1,633	1,583

Total debt	$2,519	$2,689

Shareowners' equity:
Series D convertible junior preference stock (liquidation preference $4 million)	4	4
Common stock, $0.10 par value per share, 110,000,000 shares authorized, 75,296,294 shares issued and outstanding and 5,676,364 held in treasury	2,123	2,123
Retained earnings (deficit)	(860)	(866)
Accumulated other comprehensive loss	(782)	(782)
Common stock held in treasury, at cost	(165)	(165)

Total shareowners' equity	320	314

Total capitalization	$2,839	$3,003

(1)
NIC's 2.5% senior convertible notes may be converted into shares of NIC common stock at an exchange price of $34.71 per share, as adjusted upon specified occurrences, at any time by the holder thereof. See "Description of other financing arrangements—Manufacturing operations—2.5% senior convertible notes."

(2)
Assumes any 8% senior subordinated notes not tendered in the offer, if any, will be redeemed by NIC at a redemption price equal to 102.67% in accordance with the indenture governing the 8% senior subordinated notes.

(3)
NIC intends to assume NFC's obligations under the 4.75% subordinated exchangeable notes. The assumption of these notes will increase the total debt of NIC's manufacturing operations by $220 million. NFC's 4.75% subordinated exchangeable notes may be exchanged for shares of NIC common stock at an exchange price of $55.73 per share at any time by the holder thereof. See "Description of other financing arrangements—Financial services operations—4.75% subordinated exchangeable notes."

(4)
NFC's $820 million bank credit facility permits NIC's three Mexican finance subsidiaries to borrow up to $100 million. As of January 31, 2004, NFC had $499 million outstanding under this arrangement, and the Mexican finance subsidiaries had $36 million of borrowings outstanding under this arrangement. NIC and NFC guarantee the borrowings of the Mexican finance subsidiaries under this arrangement. In addition, as of January 31, 2004 the Mexican finance subsidiaries had $169 million of additional bank borrowings outstanding under other credit facilities, of which $102 million are guaranteed by NIC, and $67 million of which are guaranteed by NFC.

Management

The following sets forth selected information for each of the principal officers listed below.

Name	Age	Position

Daniel C. Ustian	53	Chairman, President and Chief Executive Officer
Robert C. Lannert	64	Vice Chairman and Chief Financial Officer
Robert A. Boardman	56	Senior Vice President and General Counsel
Terry M. Endsley	48	Vice President and Treasurer
Mark T. Schwetschenau	48	Vice President and Controller
Thomas M. Hough	58	Vice President, Strategic Initiatives
Robert J. Perna	40	Corporate Secretary
D.T. (Dee) Kapur	49	President, Truck Group, International
John J. Allen	46	President, Engine Group, International
Phyllis E. Cochran	52	Vice President and General Manager, Parts Group, International
Pamela J. Turbeville	53	Vice President and General Manager, International Finance Group

Daniel C. Ustian has served as Chairman since February 2004, as President and Chief Executive Officer since February 2003 and as a Director since 2002. Mr. Ustian also has served as Chairman of International since February 2004 and as President and Chief Executive Officer of International since February 2003. Mr. Ustian was President and Chief Operating Officer from April 2002 to February 2003. In addition, he was President and Chief Operating Officer of International from April 2002 to February 2003. Mr. Ustian was also President of the Engine Group of International from 1999 to 2002. Prior to this, Mr. Ustian served as Group Vice President and General Manager of Engine and Foundry from 1993 to 1999.

Robert C. Lannert has served as our Chief Financial Officer and a Director since 1990. Mr. Lannert has served as our Vice Chairman since April 2002. Mr. Lannert was also Executive Vice President from 1990 to 2002. Mr. Lannert has also served as Vice Chairman and Chief Financial Officer of International since 2002 and a Director of International since 1987. Prior to this, Mr. Lannert served as Executive Vice President and Chief Financial Officer of International from 1990 to 2002.

Robert A. Boardman has served as our Senior Vice President and General Counsel since 1990. Mr. Boardman has also served as Senior Vice President and General Counsel of International since 1990. Prior to this, Mr. Boardman served as Vice President of Manville Corporation from 1988 to 1990, and its Corporate Secretary from 1983 to 1990.

Terry M. Endsley has served as our Vice President and Treasurer since March 2003. Mr. Endsley has also served as Vice President and Treasurer of International since March 2003. Prior to this, Mr. Endsley served as our Assistant Treasurer from 1997 to March 2003 and as Assistant Treasurer of International from 1997 to March 2003.

Mark T. Schwetschenau has served as our Vice President and Controller since 1998. Since 1998, Mr. Schwetschenau has also been Vice President and Controller of International. Prior to 1998, Mr. Schwetschenau served as Vice President of Finance for the Quaker Foods Division of The

Quaker Oats Company from 1995 to 1997, and Director, Finance, Convenience Foods Division of The Quaker Oats Company from 1993 to 1995.

Thomas M. Hough has served as our Vice President, Strategic Initiatives since March 2003. Prior to this, Mr. Hough served as Vice President and Treasurer from 1992 to March 2003. Mr. Hough also served as Vice President and Treasurer of International from 1992 to March 2003. Prior to this, Mr. Hough served as Assistant Treasurer of Navistar from 1987 to 1992, and Assistant Treasurer of International from 1987 to 1992. Mr. Hough also served as Assistant Controller, Accounting and Financial Systems, 1987, and the Controller of NFC from 1982 to 1987.

Robert J. Perna has served as our Corporate Secretary since June 2001. Mr. Perna also is General Attorney, Finance and Securities, of International since April 2001. Prior to this, Mr. Perna served as Associate General Counsel, General Electric Railcar Services Corporation, a subsidiary of GE Capital Corp. from 2000 to 2001; Senior Counsel, Finance and Securities, of International from 1997 to 2000, and Senior Attorney, Finance and Securities from 1996 to 1997.

D.T. (Dee) Kapur has served as President of the Truck Group of International since September 2003. Prior to this, Mr. Kapur served as Executive Director, North American Business Revitalization, Value Engineering, Ford Motor Company; Executive Director, Ford Outfitters, North American Truck from 2001 to 2002; and Vehicle Line Director, Full Size Pick-ups and Utilities from 1997 to 2001.

John J. Allen has served as President of the Engine Group of International since January 2004. Prior to this, Mr. Allen served as Vice President and General Manager of the Parts Group of International from 2002 to 2004; as Vice President and General Manager of the Blue Diamond Truck Company, an International and Ford Motor Company Joint Venture from 2001 to 2002 and as Assistant General Manager of International's Heavy Vehicle Center from 1997 to 2001.

Phyllis E. Cochran has served as Vice President and General Manager of International's Parts Group since January 2004. Prior to this, Mrs. Cochran served as Vice President and General Manager of the International Finance Group of International from March 2003 to January 2004; as Chief Executive Officer and General Manager of Navistar Financial Corporation from February 2003 to January 2004 and as Executive Vice President and General Manager of Navistar Financial Corporation from December 2002 to February 2003. Ms. Cochran also served as Vice President of Operations for Navistar Financial Corporation from 2000 to 2002; and Vice President & Controller for Navistar Financial Corporation from 1994 to 2000.

Pamela J. Turbeville has served as Vice President and General Manager of the International Finance Group since February 2004. Ms. Turbeville also serves as Chief Executive Officer and as a Director of Navistar Financial Corporation since February 2004. Prior to this, Ms. Turbeville served as Senior Vice President, Human Resources and Administration of International from 1998 to 2004. Prior to this, Ms. Hamilton served as Senior Vice President, Human Resources, Environment Health and Safety and Government Relations of W.R. Grace and Company from 1993 to 1998.

We incorporate by reference in this prospectus supplement certain information relating to, among other things, officer and director compensation, transactions with related parties and ownership of Navistar common stock. See "Incorporation by reference and delivery of certain documents."

Description of the notes

General

The Notes will be issued pursuant to a supplemental indenture, to be dated as of                          , 2004 (the "Supplemental Indenture"), among the NIC, International and BNY Midwest Trust Company, as trustee (the "Trustee"), to the indenture, to be dated as of                          , 2004, among NIC, International and the Trustee (as supplemented and amended by the Supplemental Indenture, the "Indenture"). The Notes are subject to the terms of the Indenture, and Holders of the Notes are referred to the Indenture and the Trust Indenture Act ("TIA") for a statement thereof. The following summary of certain provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. The definitions of certain terms used in the following summary are set forth below under "—Certain Definitions" or are otherwise defined in the Indenture. Unless otherwise specifically indicated, all references in this section to "NIC" are to Navistar International Corporation and not to any of its Subsidiaries.

The Notes will be general unsecured obligations of NIC, and rank pari passu in right of payment with all existing and future unsubordinated Indebtedness of NIC and senior in right of payment to all existing and future subordinated Indebtedness of NIC. The Notes are effectively subordinated to all secured Indebtedness of NIC, if any. The Notes will mature on                          , 2011 and bear interest at the rate per annum set forth on the cover page of this prospectus supplement. Interest will be payable semiannually (to holders of record of Notes at the close of business on                          or                           immediately preceding the interest payment date) on                          and                           of each year, respectively, commencing                           ,         . Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The Notes will be issued in denominations of $1,000 and integral multiples of $1,000. The Notes are being offered in an aggregate principal amount of $250 million. The Indenture governing the Notes will allow NIC to issue additional notes with the same terms as the Notes offered hereby so that the additional notes will form a single series with the Notes offered hereby.

The Notes will not have the benefit of any sinking fund.

Guarantee

International will unconditionally guarantee (the "International Guarantee") on a senior unsecured basis, NIC's obligations under the Notes and all obligations under the Indenture. The International Guarantee will rank equally in right of payment with all existing and future liabilities of International that are not subordinated. The International Guarantee will effectively rank junior to any secured indebtedness of International to the extent of the value of the assets securing such indebtedness.

The obligations of International under the International Guarantee will be limited as necessary to prevent the International Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

In the event International is sold or disposed of (whether by merger, consolidation, the sale of its Capital Stock such that International is no longer a Subsidiary of NIC or the sale of all or substantially all of its assets (other than by lease)) and whether or not International is the surviving corporation in such transaction to a Person which is not NIC or a Restricted Subsidiary of NIC, then International will be released from its obligations under the International Guarantee if the sale or other disposition is in compliance with the Indenture, including the covenant "—Limitation on Certain Asset Disposition."

In addition, International will be released from its obligations under the International Guarantee if, after giving effect to such release of the International Guarantee:

  (a)
  the Notes will continue to be assigned an Investment Grade rating by both Rating Agencies;

  (b)
  no Default under the Indenture has occurred and is continuing; and

  (c)
  NIC has outstanding no other Indebtedness, which at such time has an aggregate outstanding principal amount in excess of $35 million that is guaranteed by International (other than the Notes and any other Indebtedness whose guarantee by International will be automatically released if the International Guarantee is released).

As of January 31, 2004, after giving pro forma effect to the offering and the application of the net proceeds therefrom, International would have had $16 million of total indebtedness outstanding (not including any guaranteed obligations), all of which would have ranked equally with the International Guarantee.

Ranking

The Notes will be unsecured obligations of NIC, ranking equal in right of payment with all of NIC's other unsecured and unsubordinated indebtedness, and ranking senior in right of payment to NIC's outstanding subordinated indebtedness and any of its future subordinated indebtedness. In addition, the Notes will be structurally subordinated to all of the liabilities of NIC's non-guarantor subsidiaries. As of January 31, 2004, assuming that NIC had completed the offering, had assumed the $220 million outstanding of the 4.75% Subordinated Exchangeable Notes originally issued by NFC and had repurchased all of the $250 million outstanding of the 2008 Senior Subordinated Notes:

  •
  NIC would have had $1,060 million of total indebtedness outstanding (including the Notes), of which $840 million would have ranked equally with the Notes and $220 million would have been subordinated to the Notes,

  •
  NIC's financial services subsidiaries would have had $138 million of indebtedness and International would have $16 million of indebtedness that was guaranteed by NIC, which guarantee ranks equally with the Notes; and

  •
  NIC's non-guarantor subsidiaries would have had $2,286 million of outstanding liabilities, of which, $1,709 million would be liabilities of the financial services operations.

Optional Redemption

Except as described below, the Notes are not redeemable until                           , 2008. On and after                           , 2008, NIC may redeem all or, from time to time, a part of the Notes upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as a percentage of principal amount) plus accrued and unpaid interest on the Notes, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on                           of the years indicated below:

Year	Percentage
2008
2009
2010 and thereafter	100.00%

Prior to                    , 2007, NIC may on any one or more occasions redeem up to 35% of the original principal amount of the Notes with the Net Cash Proceeds of one or more Public Equity Offerings at a redemption price of         % of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that

  (1)
  at least 65% of the original principal amount of the Notes remains outstanding after each such redemption; and

  (2)
  the redemption occurs within 60 days after the closing of such Public Equity Offering.

If the optional redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Note is registered at the close of business, on such record date, and no additional interest will be payable to holders whose Notes will be subject to redemption by NIC.

Certain Covenants

Application of Fall Away Covenants.    After such time as:

          (a)     the Notes have been assigned an Investment Grade rating by both Rating Agencies; and

          (b)    no Default under the Indenture has occurred and is continuing, and notwithstanding that the Notes may later cease to have an Investment Grade Rating by either or both of the Rating Agencies, NIC and its Restricted Subsidiaries will not be subject to the following agreements and covenants contained in the Indenture:

  •
  "Limitation on Incurrence of Indebtedness",

  •
  "Limitation on Certain Asset Dispositions",

  •
  "Limitation on Restricted Payments",

  •
  "Limitation on Preferred Stock of Restricted Subsidiaries",

  •
  "Limitation on Transactions with Affiliates",

  •
  "Limitation on Payment Restrictions Affecting Restricted Subsidiaries",

  •
  clauses (1) and (3) of the first paragraph of "Limitation on Sale/Leaseback Transactions", and

  •
  clause (2) of the first paragraph of "Merger, Consolidation, Etc."

A change in the rating on the Notes by either Rating Agency shall be deemed to have occurred on the date that such Rating Agency shall have publicly announced the change.

Limitation on Liens.    The Indenture will provide that NIC will not, and will not cause or permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Liens upon any of their respective properties or assets (including, without limitation, any asset in the form of the right to receive payments, fees or other consideration or benefits) whether owned on the Issue Date or acquired after the Issue Date, other than:

           (1)  Liens granted by NIC or a Subsidiary Guarantor on property or assets of NIC or a Subsidiary Guarantor securing Indebtedness of NIC or a Subsidiary Guarantor that is permitted by the Indenture and that is pari passu with the Notes or the Subsidiary Guarantee; provided, that the Notes or the Subsidiary Guarantee, as the case may be, are secured on an equal and ratable basis with the Indebtedness secured by such Liens for so long as such Indebtedness is so secured;

           (2)  Liens granted by NIC or a Subsidiary Guarantor on property or assets of NIC or a Subsidiary Guarantor securing Indebtedness of NIC or a Subsidiary Guarantor that is permitted by the Indenture and that is subordinated to the Notes or the Subsidiary Guarantee, provided, that the Notes, as the case may be, are secured by Liens ranking prior to such Liens;

           (3)  Permitted Liens;

           (4)  Liens in respect of Acquired Indebtedness permitted by the Indenture; provided, that the Liens in respect of such Acquired Indebtedness secured such Acquired Indebtedness at the time of the incurrence of such Acquired Indebtedness and such Liens and the Acquired Indebtedness were not incurred by NIC or by the Person being acquired or from whom the assets were acquired in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by NIC, and provided, further that such Liens in respect of such Acquired Indebtedness do not extend to or cover any property or assets of NIC or of any Restricted Subsidiary of NIC other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of NIC;

           (5)  Liens granted in connection with any Qualified Securitization Transaction;

           (6)  Liens arising from claims of holders of Indebtedness against funds held in a defeasance trust for the benefit of such holders; and

           (7)  Liens on property or assets of NIC or any Restricted Subsidiary securing Indebtedness permitted by the Indenture not to exceed the greater of (A) $200.0 million and (B) the sum of (1) 85.0% of the total book value of accounts receivable and (2) 50.0% of the total book value of inventory, in each case as reflected on NIC's most recent consolidated financial statements prepared in accordance with GAAP.

Limitation on Incurrence of Indebtedness.    The Indenture will provide that NIC will not, and will not cause or permit any of its Restricted Subsidiaries to incur, directly or indirectly, any Indebtedness, except:

           (1)  Indebtedness of NIC or any Subsidiary Guarantor, if immediately after giving effect to the incurrence of such Indebtedness and the receipt and application of the net proceeds thereof, the Consolidated Cash Flow Ratio of NIC for the four full fiscal quarters for which quarterly or annual financial statements are available next preceding the incurrence of such Indebtedness would be greater than 2.0 to 1.0;

           (2)  Indebtedness outstanding on the Issue Date;

           (3)  [Reserved]

           (4)  Indebtedness owed by NIC to any Restricted Subsidiary of NIC or Indebtedness owed by a Subsidiary of NIC to NIC or a Restricted Subsidiary of NIC; provided, that, upon either

            (a)     the transfer or other disposition by such Restricted Subsidiary or NIC of any Indebtedness so permitted under this clause (4) to a Person other than NIC or another Restricted Subsidiary of NIC or

            (b)    the issuance (other than directors' qualifying shares), sale, transfer or other disposition of shares of Capital Stock or other ownership interests (including by consolidation or merger) of such Restricted Subsidiary to a Person other than NIC or another such Restricted Subsidiary of NIC, the provisions of this clause (4) shall no longer be applicable to such Indebtedness and such Indebtedness shall be deemed to have been incurred at the time of any such issuance, sale, transfer or other disposition, as the case may be;

           (5)  Indebtedness of NIC or its Restricted Subsidiaries under any Interest Rate Protection Agreement or Currency Agreement;

           (6)  Acquired Indebtedness to the extent NIC could have incurred such Indebtedness in accordance with clause (1) above on the date such Indebtedness became Acquired Indebtedness;

           (7)  Indebtedness incurred by NIC or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including, without limitation, letters of credit in response to worker's compensation claims or self-insurance;

           (8)  Indebtedness arising from agreements of NIC or a Restricted Subsidiary of NIC providing for indemnification, adjustment of purchase price, earn-out or other similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary of NIC;

           (9)  Obligations in respect of performance and surety bonds and completion guarantees provided by NIC or any Restricted Subsidiary of NIC in the ordinary course of business;

         (10)  Indebtedness consisting of notes issued to employees, officers or directors in connection with the redemption or repurchase of Capital Stock held by such Persons in an aggregate amount not in excess of $10.0 million at any time outstanding;

         (11)  Indebtedness consisting of take-or-pay obligations contained in supply agreements entered into by NIC or its Restricted Subsidiaries in the ordinary course;

         (12)  the guarantee by NIC or any Restricted Subsidiary of Indebtedness of NIC or any Restricted Subsidiary permitted to be incurred under another provision of this covenant;

         (13)  Indebtedness incurred to renew, extend, refinance or refund (collectively for purposes of this clause (13) to "refund") any Indebtedness incurred pursuant to clauses (1) or (2) above, this clause (13) or clauses (14) and (15) below; provided, that:

            (a)     such Indebtedness does not exceed the principal amount (or accreted amount, if less) of Indebtedness so refunded plus the amount of any premium required to be paid in connection with such refunding pursuant to the terms of the Indebtedness refunded or the amount of any premium reasonably determined by NIC as necessary to accomplish such refunding by means of a tender offer, exchange offer, or privately negotiated repurchase, plus the expenses of NIC or such Restricted Subsidiary incurred in connection therewith and

            (b)     (I) in the case of any refunding of Indebtedness that is pari passu with the Notes, such refunding Indebtedness is made pari passu with or subordinate in right of payment to such Notes, and, in the case of any refunding of Indebtedness that is subordinate in right of payment to the Notes, such refunding Indebtedness is subordinate in right of payment to such Notes on terms no less favorable to the Holders than those contained in the Indebtedness being refunded,

               (II)  in either case, the refunding Indebtedness by its terms, or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued does not have an Average Life that is less than the remaining Average Life of the Indebtedness being refunded (in the event that any portion of such refunding Indebtedness has a scheduled maturity prior to the Notes) and does not permit redemption or other retirement (including pursuant to any required offer to purchase to be made by NIC or any of its Restricted Subsidiaries) of such Indebtedness at the option of the holder thereof prior to the final stated maturity of the Indebtedness being refunded, other than a redemption or other retirement at the option of the holder of such Indebtedness (including pursuant to a required offer to purchase made by NIC or any of its Restricted Subsidiaries) which is conditioned upon a change of control of NIC pursuant to provisions substantially similar to those contained in the Indenture described under "—Change of Control" below, and

              (III)  Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor may not be incurred to refund any Indebtedness of NIC;

         (14)  Indebtedness of NIC under the Notes and Indebtedness of International under the International Guarantee;

         (15)  Indebtedness of NIC relating to the assumption of the 4.75% Subordinated Exchangeable Notes originally issued by NFC;

         (16)  the consummation of any Qualified Securitization Transaction;

         (17)  Attributable Indebtedness relating to any Sale/Leaseback Transaction with respect to the purchase of tooling and related manufacturing equipment in the ordinary course of business consistent with past practices;

         (18)  the incurrence by NIC or any Restricted Subsidiary of Indebtedness (including Capital Lease Obligations) to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount outstanding not to exceed the greater of (a) $75.0 million or (b) 2.0% of Consolidated Net Tangible Assets at the time of any incurrence thereof;

         (19)  the accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock or Preferred Stock in the form of additional shares of the same class of Disqualified Capital Stock or Preferred Stock; provided in each such case that the amount thereof is included in Consolidated Fixed Charges of NIC as accrued; and

         (20)  Indebtedness of NIC or its Restricted Subsidiaries, not otherwise permitted to be incurred pursuant to clauses (1) through (20) above, which, together with any other outstanding Indebtedness incurred pursuant to this clause (20), has an aggregate principal amount not in excess of $250.0 million at any time outstanding.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (20) above, NIC shall, in its sole discretion, classify such item of Indebtedness and may divide and classify such Indebtedness in more than one of the types of Indebtedness described, and may later reclassify any item of Indebtedness described in clauses (1) through (20) above (provided that at the time of reclassification it meets the criteria in such category or categories). In addition, for purposes of determining any particular amount of Indebtedness under this covenant, guarantees, Liens or letter of credit obligations supporting Indebtedness otherwise included in the determination of such particular amount shall not be included so long as incurred by a Person that could have incurred such Indebtedness.

Limitation on Preferred Stock of Restricted Subsidiaries.    The Indenture will provide that NIC will not cause or permit any of its Restricted Subsidiaries to issue any Preferred Stock other than to NIC or to another Restricted Subsidiary; provided that a Subsidiary Guarantor may issue Preferred Stock to any other Person if at the time of issuance of such Preferred Stock, NIC, after giving pro forma effect to such issuance treating the aggregate liquidation preference of such Preferred Stock as Indebtedness, would have been able to incur at least $1.00 of additional Indebtedness pursuant to the terms of the Indenture described in clause (1) of "—Limitation on Incurrence of Indebtedness" above.

Limitation on Restricted Payments.    The Indenture will provide that NIC will not, and will not cause or permit any of its Restricted Subsidiaries to directly or indirectly:

          (1)     declare or pay any dividend, or make any distribution of any kind or character (whether in cash, property or securities), in respect of any class of its Capital Stock or to the holders thereof in their capacity as stockholders, excluding any (a) dividend or distributions payable solely in shares of its Qualified Capital Stock or in options, warrants or other rights to acquire its Qualified Capital Stock or (b) in the case of any Restricted Subsidiary of NIC, dividends or distributions payable to NIC or a Restricted Subsidiary of NIC;

          (2)     purchase, redeem, or otherwise acquire or retire for value shares of Capital Stock of NIC or any options, warrants or rights to purchase or acquire shares of Capital Stock of NIC (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock of NIC), excluding any such shares of Capital Stock, options, warrants, rights or securities which are owned by NIC or a Restricted Subsidiary of NIC;

          (3)     make any Investment (other than a Permitted Investment); or

          (4)     redeem, defease, repurchase, retire or otherwise acquire or retire for value, prior to any scheduled maturity, repayment or sinking fund payment, Indebtedness which is subordinate in right of payment to the Notes (each of the transactions described in clauses (1) through (4) (other than any exception to any such clause) being a "Restricted Payment"), if at the time thereof:

          (1)     an Event of Default, or an event that with the passing of time or giving of notice, or both, would constitute an Event of Default, shall have occurred and be continuing, or

          (2)     upon giving effect to such Restricted Payment, NIC could not incur at least $1.00 of additional Indebtedness pursuant to the terms of the Indenture described in clause (1) of "—Limitation on Incurrence of Indebtedness" above, or

          (3)     upon giving effect to such Restricted Payment, the aggregate of all Restricted Payments made on or after the Issue Date exceeds the sum (without duplication) of:

            (a)     50% of cumulative Consolidated Net Income of NIC (or, in the case cumulative Consolidated Net Income of NIC shall be negative, less 100% of such deficit) for the period (treated as a single accounting period) from May 1, 2004 through the last day of NIC's most recently ended fiscal quarter for which financial statements are available; plus

            (b)    100% of the aggregate net cash proceeds and the fair market value of property or marketable securities received after the Issue Date, from the issuance of Qualified Capital Stock of NIC and warrants, rights or options on Qualified Capital Stock of NIC (other than in respect of any such issuance to a Subsidiary of NIC) and the principal amount of Indebtedness of NIC or a Subsidiary of NIC that has been converted into or exchanged for Qualified Capital Stock of NIC after the Issue Date; plus

            (c)     in the case of the disposition or repayment of any Investment constituting a Restricted Payment made after the Issue Date, an amount equal to the return of capital with respect to such Investment, less the cost of the disposition of such Investment; plus

            (d)    100% of the aggregate net cash proceeds and the fair market value of property or marketable securities received after the Issue Date from Unrestricted Subsidiaries resulting from the receipt of dividends or other distributions or payments, repayments of loans or advances or other transfers of assets or proceeds from the disposition of Capital Stock, in each case to NIC or any Restricted Subsidiary from, or with respect to, interests in Unrestricted Subsidiaries; provided that any such amounts included in this paragraph (d) shall not be included in Consolidated Net Income of NIC for purposes of paragraph (a) above; plus

            (e)     the portion (proportionate to NIC's equity interest in such Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary not to exceed the amount of Investments made by NIC or any Restricted Subsidiary (and treated as a Restricted Payment) in such Unrestricted Subsidiary;

    For purposes of determining the amount expended for Restricted Payments under this clause (3), property other than cash shall be valued at its fair market value.

Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph will not prohibit:

           (1)  any dividend on any class of Capital Stock of NIC paid within 60 days after the declaration thereof if, on the date when the dividend was declared, NIC could have paid such dividend in accordance with the provisions of the Indenture;

           (2)  the renewal, extension, refunding or refinancing of any Indebtedness otherwise permitted pursuant to the terms of the Indenture described in clause (13) of "—Limitation on Incurrence of Indebtedness" above;

           (3)  the exchange or conversion of any Indebtedness of NIC or any of its Restricted Subsidiaries for or into Qualified Capital Stock of NIC;

           (4)  any Restricted Payments, including loans or other advances made pursuant to any employee benefit plans (including plans for the benefit of directors) or employment agreements or other compensation arrangements, in each case as approved by the Board of Directors of NIC in its good faith judgment;

           (5)  so long as no Default or Event of Default has occurred and is continuing, any Investment made with the proceeds of a substantially concurrent sale of Qualified Capital Stock of NIC; provided, that the proceeds of such sale of Qualified Capital Stock shall not be (and have not been) included in clause (3) of the preceding paragraph;

           (6)  the redemption, repurchase, retirement or other acquisition of any Capital Stock of NIC in exchange for or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of NIC) of Qualified Capital Stock of NIC; provided, that the proceeds of such sale of Capital Stock shall not be (and have not been) included in clause (3) of the preceding paragraph;

           (7)  so long as no Event of Default has occurred and is continuing, the redemption, repurchase, retirement or other acquisition of any Subordinated Indebtedness of NIC in exchange for or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of NIC) of Qualified Capital Stock of NIC; provided, that the proceeds of such sale of Qualified Capital Stock shall not be (and have not been) included in clause (3) of the preceding paragraph;

           (8)  Investments in Navistar Financial Corporation made pursuant to the Support Agreement to the extent required by the Support Agreement;

           (9)  the declaration and payment of dividends to holders of any class of Preferred Stock issued after the Issue Date; provided, that at the time of the issuance of such Preferred Stock, NIC, after giving pro forma effect to such issuance treating the aggregate liquidation preference of such Preferred Stock as Indebtedness, would have been able to incur at least $1.00 of additional Indebtedness pursuant to the terms of the Indenture described in clause (1) of "—Limitation on Incurrence of Indebtedness" above;

         (10)  so long as no Event of Default has occurred and is continuing, any purchase or redemption or other retirement for value of Capital Stock of NIC required pursuant to any shareholders agreement, management agreement or employee stock option agreement in accordance with the provisions of any such arrangement in an amount not to exceed $20.0 million in the aggregate;

         (11)  repurchases of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof or tax withholdings related to the exercise of such stock option;

         (12)  payments not to exceed $10.0 million per annum in the aggregate to enable NIC to make payments to holders of its Capital Stock in lieu of issuance of fractional shares of its Capital Stock;

         (13)  so long as no Event of Default has occurred and is continuing, (a) the redemption or repurchase of the 2008 Senior Subordinated Notes, (b) redemption or repurchase of the 4.75% Subordinated Exchangeable Notes, or (c) the redemption of any other stock purchase rights under a rights plan in an aggregate amount not to exceed $2.5 million;

         (14)  so long as no Event of Default has occurred and is continuing, Investments in Permitted Joint Ventures and designations of Restricted Subsidiaries as Unrestricted Subsidiaries; provided, that after giving pro forma effect to such Investment or such designation, NIC could incur at least $1.00 of additional Indebtedness pursuant to the terms of the Indenture described in clause (1) of "—Limitation on Incurrence of Indebtedness" above;

         (15)  so long as no Event of Default has occurred and is continuing, the repurchase, redemption, acquisition or retirement of subordinated Indebtedness with Unutilized Net Available Proceeds remaining after an Asset Sale Offer pursuant to the covenant described under the caption "Limitation on Certain Asset Dispositions";

         (16)  so long as no Event of Default has occurred and is continuing, the repurchase, redemption, acquisition or retirement of any subordinated Indebtedness at a price not greater than 101% of the principal amount thereof (together with accrued and unpaid interest) following a "change of control" (defined in a manner comparable to the definition of Change of Control) after NIC shall have complied with the provisions under "—Change of Control" and has purchased all Notes validly tendered and not withdrawn; and

         (17)  if no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof, any other Restricted Payment which, together with all other Restricted Payments made pursuant to this clause (17), does not to exceed $200.0 million in the aggregate since the Issue Date.

Each Restricted Payment described in clauses (1), (4), (8), (10), (15) and (16) of the previous sentence shall be taken into account (and the Restricted Payments described in the remaining clauses shall not be taken into account) for purposes of computing the aggregate amount of all Restricted Payments made pursuant to clause (3) of the preceding paragraph.

Limitation on Certain Asset Dispositions.    The Indenture will provide that NIC will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, make one or more Asset Dispositions unless:

          (1)     NIC or the Restricted Subsidiary, as the case may be, receives consideration for such Asset Disposition at least equal to the fair market value of the assets sold or disposed of (as determined in good faith by NIC);

          (2)     not less than 75% of the consideration for the disposition consists of cash or readily marketable cash equivalents or the assumption of Indebtedness (other than non-recourse Indebtedness or any Indebtedness subordinated to the Notes) of NIC or such Restricted Subsidiary or other obligations relating to such assets (and release of NIC or such Restricted Subsidiary from all liability on the Indebtedness or other obligations assumed); and

          (3)     all Net Available Proceeds, less any amounts invested or committed to be invested within 360 days of such Asset Disposition in assets related to the business of NIC (including capital expenditures or the Capital Stock of another Person (other than NIC or any Person that is a Restricted Subsidiary of NIC immediately prior to such investment); provided, that immediately after giving effect to any such investment (and not prior thereto) such Person shall be a Restricted Subsidiary of NIC), are applied, on or prior to the 360th day after such Asset Disposition (unless and to the extent that NIC shall determine to make an Offer to Purchase), either to

            (a)     the permanent reduction and prepayment of any Indebtedness of NIC (other than Indebtedness which is expressly subordinate to the applicable issue of Notes) then outstanding (including a permanent reduction of commitments in respect thereof) or

            (b)    the permanent reduction and repayment of any Indebtedness of any Restricted Subsidiary of NIC then outstanding (including a permanent reduction of commitments in respect thereof).

  The 361st day after such Asset Disposition shall be deemed to be the "Asset Sale Offer Trigger Date," and the amount of Net Available Proceeds from Asset Dispositions otherwise subject to the preceding provisions not so applied or as to which NIC has determined not to so apply shall be referred to as the "Unutilized Net Available Proceeds." Within fifteen days after the Asset Sale Offer Trigger Date, NIC shall make an Offer to Purchase the outstanding applicable issue of Notes at a purchase price in cash equal to 100% of their principal amount plus any accrued and unpaid interest thereon to the Purchase Date. Notwithstanding the foregoing, NIC may defer making any Offer to Purchase outstanding Notes until there are aggregate Unutilized Net Available Proceeds equal to or in excess of $25.0 million (at which time, the entire Unutilized Net Available Proceeds, and not just the amount in excess of $25.0 million, shall be applied as required pursuant to this paragraph).

  Pending application of the Unutilized Net Available Proceeds pursuant to this covenant, such Unutilized Net Available Proceeds shall be invested in Permitted Investments of the types described in clauses (1), (2) and (3) of the definition of "Permitted Investments."

If any Indebtedness of NIC or any of its Restricted Subsidiaries ranking pari passu with the Notes requires that prepayment of, or an offer to prepay, such Indebtedness be made with any Net Available Proceeds, NIC may apply such Net Available Proceeds pro rata (based on the aggregate principal amount of the Notes then outstanding and the aggregate principal amount (or accreted value, if less) of all such other Indebtedness then outstanding) to the making of an Offer to Purchase the Notes in accordance with the foregoing provisions and the prepayment or the offer to prepay such pari passu Indebtedness. Any remaining Net Available Proceeds following the completion of the required Offer to Purchase may be used by NIC for any other purpose (subject to the other provisions of the Indenture) and the amount of Net Available Proceeds then required to be otherwise applied in accordance with this covenant shall be reset to zero, subject to any subsequent Asset Disposition. These provisions will not apply to a transaction consummated in compliance with the provisions of the Indenture described under "—Merger, Consolidation, Etc." below.

Notwithstanding the foregoing, the provisions of this covenant shall not apply to any Sale/Leaseback Transaction with respect to the purchase of tooling and related manufacturing equipment in the ordinary course of business consistent with past practices.

In the event that NIC makes an Offer to Purchase the Notes, NIC shall comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act and any violation of the provisions of the Indenture relating to such Offer to Purchase occurring as a result of such compliance shall not be deemed an Event of Default or an event that with the passing of time or giving of notice, or both, would constitute an Event of Default.

NIC's ability to repurchase the Notes may be limited by other then-existing borrowing agreements of NIC and its Restricted Subsidiaries. There can be no assurance that NIC will be able to obtain such a consent or a waiver of such limitations. See "—Certain Covenants—Limitation on Restricted Payments."

Limitation on Sale/Leaseback Transactions.    The Indenture will provide that NIC shall not, and shall not cause or permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless:

          (1)     NIC or such Restricted Subsidiary would be entitled to incur Indebtedness in an amount equal to the Attributable Indebtedness with respect to such Sale/Leaseback Transaction pursuant to any provision of the covenant described under the caption "-Limitation on Incurrence of Indebtedness";

          (2)     the net proceeds received by NIC or any Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the fair value (as determined by the Board of Directors) of such property; and

          (3)     NIC or such Restricted Subsidiary applies the proceeds of such transaction in compliance with "—Limitation on Certain Asset Dispositions."

Notwithstanding the foregoing, the provisions of this covenant shall not prohibit NIC or any Restricted Subsidiary from entering into any Sale/Leaseback Transaction with respect to the purchase of tooling and related manufacturing equipment in the ordinary course of business consistent with past practices.

Limitation on Payment Restrictions Affecting Restricted Subsidiaries.    The Indenture will provide that NIC will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or suffer to exist or allow to become effective any consensual encumbrance or restriction of any kind on the ability of any such Restricted Subsidiary to:

          (1)     pay dividends, in cash or otherwise, or make other payments or distributions on its Capital Stock or any other equity interest or participation in, or measured by, its profits, owned by NIC or by any Restricted Subsidiary of NIC, or make payments on any Indebtedness owed to NIC or to any Restricted Subsidiary of NIC;

          (2)     make loans or advances to NIC or to any Restricted Subsidiary of NIC; or

          (3)     transfer any of their respective property or assets to NIC or to any Restricted Subsidiary of NIC.

The preceding restrictions, however, will not apply to encumbrances or restrictions existing under or by reason of:

           (1)  applicable law, regulations or order;

           (2)  customary provisions restricting subletting or assignment of any lease governing a leasehold interest of any Restricted Subsidiary of NIC;

           (3)  Indebtedness or any other contractual requirements (including pursuant to any corporate governance documents in the nature of a charter or by-laws) of a Securitization Subsidiary arising in connection with a Qualified Securitization Transaction, provided, that any such encumbrances and restrictions apply only to such Securitization Subsidiary;

           (4)  any agreement in effect on the Issue Date as any such agreement is in effect on such date;

           (5)  any agreement relating to any Indebtedness incurred by such Restricted Subsidiary prior to the date on which such Restricted Subsidiary became a Subsidiary of NIC and outstanding on such date and not incurred in anticipation or contemplation of becoming a Subsidiary of NIC, provided, such encumbrance or restriction shall not apply to any assets of NIC or its Restricted Subsidiaries other than such Restricted Subsidiary;

           (6)  the Indenture, the Notes and the Subsidiary Guarantees;

           (7)  restrictions relating to any Lien permitted under the Indenture imposed by the holder of such Lien;

           (8)  restrictions imposed under any agreement to sell assets permitted under the Indenture to any Person pending the closing of such sale;

           (9)  any other agreement governing Indebtedness entered into after the Issue Date that contains encumbrances and restrictions that are not materially more restrictive with respect to any Restricted Subsidiary than those in effect on the Issue Date with respect to that Restricted Subsidiary pursuant to agreements in effect on the Issue Date;

         (10)  customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in such partnership, limited liability company, joint venture or similar Person;

         (11)  Indebtedness incurred in compliance with clause (18) of the covenant described under "—Limitations on Incurrence of Indebtedness" that impose restrictions of the nature described in clause (5) above on the assets acquired;

         (12)  restrictions on cash or other deposits or net worth imposed by suppliers or landlords under contracts entered into in the ordinary course of business;

         (13)  encumbrances or restrictions contained in Indebtedness of Restricted Subsidiaries permitted to be incurred under clause (21) of the covenant described under "—Limitation on Incurrence of Indebtedness;" provided that any such encumbrances or restrictions are ordinary and customary with respect to the type of Indebtedness being incurred under the relevant circumstances and do not materially impair the Issuer's ability to make payment on the Notes when due; and

         (14)  any encumbrances or restrictions imposed by any amendments or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (13) above; provided that such amendments or refinancings are no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing.

Limitation on Transactions with Affiliates.    The Indenture will provide that NIC will not, and will not cause or permit any of its Restricted Subsidiaries to:

          (1)     sell, lease, transfer or otherwise dispose of any of its property or assets to,

          (2)     purchase any property or assets from,

          (3)     make any Investment in, or

          (4)     enter into or amend or extend any contract, agreement or understanding with or for the benefit of, any Affiliate of NIC or of any Subsidiary (an "Affiliate Transaction"),

other than Affiliate Transactions that are on terms that are fair and reasonable to NIC or such Restricted Subsidiary of NIC and that are no less favorable to NIC or such Restricted Subsidiary of NIC than those that could be obtained in a comparable arm's length transaction by NIC or such Restricted Subsidiary of NIC from an unaffiliated party; provided, that if NIC or any Restricted Subsidiary of NIC enters into an Affiliate Transaction or series of Affiliate Transactions involving or having an aggregate value of more than $30.0 million, a majority of the disinterested members of the Board of Directors of NIC or a committee thereof shall, prior to the consummation of such Affiliate Transaction, have determined (as evidenced by a resolution thereof) that such Affiliate Transaction meets the foregoing standard.

The foregoing restrictions shall not apply to:

           (1)  any transaction between Restricted Subsidiaries of NIC, or between NIC and any Restricted Subsidiary of NIC if such transaction is not otherwise prohibited by the terms of the Indenture;

           (2)  transactions entered into pursuant to the terms of the Master Intercompany Agreements, the Tax Allocation Agreement or the Support Agreement;

           (3)  transactions entered into in the ordinary course of business;

           (4)  Qualified Securitization Transactions;

           (5)  reasonable fees and compensation paid to and advances of expenses to and indemnity provided on behalf of officers, directors, employees or consultants of NIC or any Subsidiary as determined in good faith by NIC's Board of Directors or senior management;

        (6) any agreement as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) or in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date;

           (7)  Restricted Payments and Permitted Investments permitted by the Indenture;

           (8)  loans or advances to employees or consultants in the ordinary course of business and consistent with past practices in an aggregate amount outstanding at any time not to exceed $10.0 million;

           (9)  joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of business (including, without limitation, pursuant to joint venture agreements) and otherwise in compliance with the terms of the Indenture which are fair to NIC or its Restricted Subsidiaries, in the reasonable determination of the senior management of NIC, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party; and

         (10)  any employment or compensation arrangement entered into by NIC or any of its Restricted Subsidiaries in the ordinary course of business that is not otherwise prohibited by the Indenture.

Limitation on Guarantees by Restricted Subsidiaries.    The Indenture will provide that NIC shall not cause or permit any of its Restricted Subsidiaries, directly or indirectly, to guarantee the payment of any Indebtedness of NIC which, in the aggregate, together with all other Indebtedness of NIC that is guaranteed by Restricted Subsidiaries, does not exceed $35.0 million, unless such Restricted Subsidiary of NIC simultaneously executes and delivers a supplemental indenture to the Indenture providing for the guarantee of payment of the Notes by such Restricted Subsidiary of NIC; provided, any guarantee by a Subsidiary Guarantor of such other Indebtedness:

          (1)     (a) (I) is unsecured or (II) is secured and (A) in the case of any such guarantee of Indebtedness of NIC ranking pari passu with the Notes, the Subsidiary Guarantees are secured equally and ratably with any Liens securing such guarantee and (B) in the case of any such guarantee of Indebtedness of NIC subordinated to the Notes, the relevant Subsidiary Guarantees are secured on a basis ranking prior to the Liens securing such guarantee and

          (b) (I) in the case of any such guarantee of Indebtedness of NIC subordinated or junior to the Notes (whether pursuant to its terms or by operation of law), such guarantee is subordinated pursuant to a written agreement to the relevant Subsidiary Guarantees at least to the same extent and in the same manner as such other Indebtedness is subordinated to the Notes, or (II) the Subsidiary Guarantees are not subordinated or junior to any Indebtedness of such Subsidiary Guarantor; and

          (2)     such Subsidiary Guarantor waives, and agrees it will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against NIC or any other Subsidiary of NIC as a result of any payment by it under such Subsidiary Guarantees.

Notwithstanding the foregoing, any Subsidiary Guarantee shall provide by its terms that it shall be automatically and unconditionally released and discharged upon either (a) the unconditional release or discharge of such Subsidiary Guarantor's guarantees of all other Indebtedness of NIC (other than a release resulting from payment under such Subsidiary Guarantor's guarantees) or (b) any sale, exchange or transfer, to any Person not an Affiliate of NIC, of the Capital Stock of such Subsidiary Guarantor such that such Subsidiary Guarantor ceases to be a Subsidiary of NIC, or all or substantially all of the assets of such Subsidiary Guarantor, pursuant to a transaction which is in compliance with all of the terms of the Indenture.

Change of Control.    Upon the occurrence of a Change of Control (the date of each such occurrence being the "Change of Control Date"), NIC will notify the Holders in writing of such occurrence and will commence an Offer to Purchase (the "Change of Control Offer") all Notes then outstanding, in each case, at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the Purchase Date. Notice of a Change of Control will be mailed by NIC to the Holders not more than 30 days after any Change of Control Date.

None of the provisions relating to a purchase upon a Change of Control are waivable by the Board of Directors of NIC. NIC could, in the future, enter into certain transactions, including certain recapitalizations of NIC, that would not constitute a Change of Control with respect to the Change of Control purchase feature of the Notes, but would increase the amount of Indebtedness outstanding at such time. If a Change of Control were to occur, there can be no assurance that NIC would have sufficient funds to pay the redemption price for all Notes that NIC is required to redeem. In the event that NIC were required to purchase outstanding Notes pursuant to a Change of Control Offer, NIC expects that it would need to seek third-party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that NIC would be able to obtain such financing.

With respect to the disposition of property or assets, the phrase "all or substantially all" as used in the Indenture (including as set forth under "—Merger, Consolidation, Etc." below) varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under New York law (which governs the Indenture) and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the property or assets of a Person and therefore it may be unclear as to whether a Change of Control has occurred and whether the Holders are subject to a Change of Control Offer.

NIC's ability to repurchase the Notes may be limited by other then-existing borrowing agreements of NIC and its Subsidiaries. There can be no assurance that NIC will be able to obtain such a consent or a waiver of such limitations. See "—Certain Covenants—Limitation on Restricted Payments."

If an offer is made to redeem the Notes as a result of a Change of Control, NIC will comply with all tender offer rules under state and Federal securities laws, including, but not limited to, Section 14(e) under the Exchange Act and Rule 14e-1 thereunder, to the extent applicable to such offer.

The Change of Control redemption feature of the Notes may in certain circumstances make more difficult or discourage a takeover of NIC and, thus, the removal of incumbent management.

Reports.    So long as any Note is outstanding, NIC will file with the Commission and, within 15 days after it files them with the Commission, file with the Trustee and mail or cause the Trustee to mail to the Holders at their addresses as set forth in the registers of the Notes, copies of the annual reports and of the information, documents and other reports which NIC is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act or which NIC would be required to file with the Commission if NIC then had a class of securities registered under the Exchange Act.

Merger, Consolidation, Etc.    NIC will not, in a single transaction or series of related transactions, consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of NIC's assets (determined on a consolidated basis) to any Person unless:

          (1)     either (a) NIC shall be the surviving or continuing corporation or (b) the Person (if other than NIC) formed by such consolidation or into which NIC is merged or the Person which acquires by conveyance, transfer or lease the properties and assets of NIC and its Restricted Subsidiaries substantially as an entirety (I) shall be a corporation, limited liability company or partnership organized and validly existing under the laws of the United States or any State thereof or the District of Columbia and (II) shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes and the Indenture on the part of NIC to be performed or observed;

          (2)     immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(II) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), NIC (in the case of clause (a) of the foregoing clause (1)) or such Person (in the case of clause (II) thereof) could incur at least $1.00 of additional Indebtedness pursuant to clause (1) of "—Limitation on Incurrence of Indebtedness";

          (3)     immediately before and after giving effect to such transaction and the assumption contemplated by clause (1)(b)(II) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of the transaction) no Default and no Event of Default shall have occurred or be continuing (subject, in the case of the Notes, to the applicability of the covenant described under "Certain Covenants—Covenant Suspension for the Notes"); and

          (4)     NIC or such Person shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with this provision of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

Notwithstanding the foregoing:

          (1)     a Restricted Subsidiary of NIC may consolidate with, or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, NIC or another Restricted Subsidiary of NIC;

          (2)     a series of transactions involving the sale of Receivables or interests therein by a Securitization Subsidiary in connection with a Qualified Securitization Transaction shall not be deemed to be the sale of all or substantially all of NIC's assets to the extent such transactions are consummated in the ordinary course of business; and

          (3)     the provisions of clause (1) of the preceding paragraph shall not prohibit NIC or any Restricted Subsidiary from selling, assigning, transferring, leasing, conveying or otherwise disposing of all or substantially all of its assets to a Permitted Joint Venture in a transaction entered into in compliance with "Certain Covenants—Limitation on Restricted Payments."

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of NIC, the Capital Stock of which constitutes all or substantially all of the properties and assets of NIC, shall be deemed to be the transfer of all or substantially all of the properties and assets of NIC.

Upon any such consolidation, merger, conveyance, lease or transfer in accordance with the foregoing, the successor Person formed by such consolidation or into which NIC is merged or to which such conveyance, lease or transfer is made will succeed to, and be substituted for, and may exercise every right and power of, NIC under the Indenture with the same effect as if such successor had been named as NIC therein, and thereafter (except in the case of a sale, assignment, transfer, lease, conveyance or other disposition) the predecessor corporation will be relieved of all further obligations and covenants under the Indenture and the Notes.

Events of Default

The following are Events of Default under the Indenture:

          (1)     default in the payment of principal of, or premium, if any, on any Note when due at maturity, upon repurchase, upon acceleration or otherwise, including, without limitation, failure of NIC to repurchase any Note on the date required following a Change of Control; or

          (2)     default in the payment of any installment of interest on any Note when due and continuance of such Default for 30 days or more; or

          (3)     failure to observe, perform or comply with any of the provisions described under "Certain Covenants—Merger, Consolidation, Etc." above; or

          (4)     default (other than a default set forth in clauses (1), (2) and (3) above) in the performance of, or breach of, any other covenant or warranty of NIC or of any Restricted Subsidiary in the Indenture, or in the Notes and failure to remedy such default or breach within a period of 30 days after written notice from the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes; or

          (5)     default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by NIC or any Subsidiary of NIC (or the payment of which is guaranteed by NIC or any Restricted Subsidiary of NIC), which default is caused by a failure to pay principal of or premium, if any, on such Indebtedness upon its stated maturity or which default results in the acceleration of such Indebtedness prior to its express maturity and the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness the maturity of which has been so accelerated, aggregates $50.0 million or more and such acceleration has not been rescinded or annulled or such Indebtedness discharged in full within 30 days; or

          (6)     the entry by a court of competent jurisdiction of one or more judgments, orders or decrees against NIC or any Subsidiary of NIC or any of their respective property or assets in an aggregate amount in excess of $50.0 million, which judgments, orders or decrees have not been vacated, discharged, satisfied or stayed pending appeal within 30 days from the entry thereof and with respect to which legal enforcement proceedings have been commenced; or

          (7)     certain events of bankruptcy, insolvency or reorganization involving NIC or any Material Subsidiary of NIC.

If an Event of Default (other than an Event of Default specified in clause (7) above involving NIC) occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 25% in aggregate principal amount of the then outstanding Notes may, and the Trustee shall upon the request of Holders of not less than 25% in aggregate principal amount of the Notes then outstanding, declare the unpaid principal of, premium, if any, and accrued and unpaid interest on all the Notes then outstanding to be due and payable, by a notice in writing to NIC (and to the Trustee, if given by Holders) and upon such declaration such principal amount, premium, if any, and accrued and unpaid interest will become immediately due and payable, notwithstanding anything contained in the Indenture or the Notes to the contrary. If an Event of Default specified in clause (7) above involving NIC occurs, all unpaid principal of, and premium, if any, and accrued and unpaid interest on the Notes then outstanding will ipso facto become due and payable.

No Holder of any Note may enforce the Indenture or the Notes except as provided in the Indenture. Subject to the provisions of the Indenture relating to the duties of the Trustee, with respect to the Indenture the Trustee is under no obligation to exercise any of its rights or powers under such Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. The Trustee may withhold from the Holders notice of any continuing Default or

Event of Default (except a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes, or that resulted from the failure of NIC to comply with the provisions of "—Certain Covenants—Change of Control" or "—Merger, Consolidation, Etc." above) if it determines that withholding notice is in their interest.

The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may rescind an acceleration of the Notes and its consequences if all existing Events of Default (other than the nonpayment of principal of and premium, if any, and interest on the Notes which has become due solely by virtue of such acceleration) have been cured or waived and if the rescission would not conflict with any judgment or decree. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

The Holders of a majority in aggregate principal amount of the Notes then outstanding may, on behalf of the Holders of all the Notes, waive any past Default or Event of Default under the Indenture and its consequences, except a Default in the payment of principal of or premium, if any, or interest on the Notes or in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of all Holders.

Under the Indenture, an executive officer of NIC is required to provide a certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided that such officers shall provide such certification at least annually whether or not he knows of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

Amendment, Supplement and Waiver

From time to time, NIC, when authorized by a resolution of its Board of Directors, and the Trustee, may, without the consent of the Holders, amend, waive or supplement the Indenture and the Notes issued thereunder for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, qualifying, or maintaining the qualification of, the Indenture under the TIA, or making any change that does not adversely affect the rights of any Holder; provided that NIC has delivered to the Trustee an opinion of counsel stating that such change does not adversely affect the rights of any Holder. Other amendments and modifications of the Indenture and the Notes issued thereunder may be made by NIC, and the Trustee with the consent of the Holders of at least a majority of the aggregate principal amount of the Notes issued under the Indenture then outstanding.

Notwithstanding the foregoing, no amendment or modification may, without the consent of the Holder of each outstanding Note affected thereby:

          (1)     change the maturity of the principal of or any installment of interest on the Notes or repurchase provisions of the Notes or the Indenture in a manner adverse to the Holders of the Notes;

          (2)     reduce the principal amount of (or the premium) of the Notes;

          (3)     reduce the rate of or extend the time for payment of interest on the Notes;

          (4)     change the place or currency of payment of principal of (or premium) or interest on the Notes;

          (5)     modify any provisions of the Indenture relating to the waiver of past defaults (other than to add sections of the Indenture or the Notes subject thereto or the right of the Holders of the Notes outstanding thereunder to institute suit for the enforcement of any payment on or with respect to the Notes or the modification and amendment of the Indenture and the Notes (other than to add sections of such Indenture or such Notes which may not be amended, supplemented or waived without the consent of each Holder herein affected);

          (6)     reduce the percentage of the principal amount of outstanding Notes necessary for amendment to or waiver of compliance with any provision of the Indenture or the Notes outstanding thereunder or for waiver of any Default in respect thereof;

          (7)     waive a default in the payment of principal of, interest on, or redemption payment with respect to, the Notes (except a rescission of acceleration of the Notes by the Holders thereof as provided in the Indenture and a waiver of the payment default that resulted from such acceleration);

          (8)     modify the ranking or priority of the Notes; or

          (9)     modify the provisions relating to any Offer to Purchase required under the covenants described under "—Certain Covenants-Limitation on Certain Asset Dispositions" if an Asset Sale Offer Trigger Date has occurred or "—Certain Covenants—Change of Control" if a Change of Control has occurred in a manner materially adverse to the Holders of the Notes affected thereby.

Defeasance or Covenant Defeasance of the Indenture

NIC may, at its option and at any time, terminate the obligations of NIC with respect to the Notes ("defeasance"). Such defeasance means that NIC shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes so defeased, except for:

          (1)     the rights of holders of outstanding Notes to receive payment in respect of the principal of, premium, if any, and interest on such Notes when such payments are due;

          (2)     NIC's obligations to issue temporary Notes, register the transfer or exchange of any Notes, replace mutilated, destroyed, lost or stolen Notes and maintain an office or agency for payments in respect of the Notes;

          (3)     the rights, powers, trusts, duties and immunities of the Trustee; and

          (4)     the defeasance provisions of the Indenture. In addition, NIC may, at its option and at any time, elect to terminate its obligations with respect to certain covenants that are set forth in the Indenture, some of which are described under "—Certain Covenants" above, and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Notes so defeased ("covenant defeasance").

In order to exercise either defeasance or covenant defeasance:

          (1)     NIC must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes to be defeased, cash in United States dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes to be defeased to redemption or maturity;

          (2)     NIC shall have delivered to the Trustee an opinion of counsel to the effect that the holders of the outstanding Notes to be defeased will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the act of such defeasance or covenant defeasance had not occurred (in the case of defeasance, such opinion must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable Federal income tax laws);

          (3)     no Default or Event of Default under the Indenture shall have occurred and be continuing immediately after giving effect to such deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit);

          (4)     such defeasance or covenant defeasance shall not cause the Trustee to have a conflicting interest with respect to any securities of NIC;

          (5)     such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument to which NIC is a party or by which it is bound (other than a Default or default resulting solely from the borrowing of funds to be applied to such deposit); and

          (6)     NIC shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by it with the intent of preferring the Holders over any of its creditors or with the intent of defeating, hindering, delaying or defrauding any of its other creditors.

Notwithstanding the foregoing, the opinion of counsel required by clause (2) above need not be delivered if at such time all outstanding Notes have been irrevocably called for redemption.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes issued thereunder, as expressly provided for in the Indenture) as to all outstanding Notes issued thereunder when:

          (1)     either

            (a)     all the Notes issued thereunder theretofore authenticated and delivered (except lost, stolen or destroyed Notes issued thereunder which have been replaced or paid and Notes issued thereunder for whose payment money has theretofore been deposited in trust or segregated and held in trust by NIC and thereafter repaid to NIC or discharged from such trust) have been delivered to the Trustee for cancellation or

            (b)    all Notes issued thereunder not theretofore delivered to the Trustee for cancellation have become due and payable and NIC has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes issued thereunder not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes issued thereunder to the date of deposit together with irrevocable instructions from NIC directing the Trustee to apply such funds to the payment thereof at maturity;

          (2)     NIC has paid all other sums payable under the Indenture by NIC; and

          (3)     NIC has delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Governing Law

The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

The Trustee

The Indenture will provide that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs.

The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of NIC, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions, provided that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

Certain Definitions

"Acquired Indebtedness" of any specified Person means Indebtedness of any other Person and its Restricted Subsidiaries existing at the time such other Person merged with or into or became a Restricted Subsidiary of such specified Person or assumed by the specified Person in connection with the acquisition of assets from such other Person and not incurred by the specified Person in connection with or in anticipation of (a) such other Person and its Restricted Subsidiaries being merged with or into or becoming a Restricted Subsidiary of such specified Person or (b) such acquisition by the specified Person.

"Affiliate" means, when used with reference to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, the referent Person, as the case may be. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct or cause the direction of management or policies of the referent Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing.

"Asset Disposition" means any sale, transfer or other disposition (including, without limitation, by merger, consolidation or sale-and-leaseback transaction) of:

          (1)     shares of Capital Stock of a Restricted Subsidiary of NIC (other than directors' qualifying shares) or

          (2)     property or assets of NIC or any of its Restricted Subsidiaries.

Notwithstanding the foregoing, an Asset Disposition shall not include:

          (1)     any sale, transfer or other disposition of shares of Capital Stock, property or assets by a Restricted Subsidiary of NIC to NIC or to any Restricted Subsidiary of NIC;

          (2)     any sale, transfer or other disposition of defaulted receivables for collection or any sale, transfer or other disposition of property or assets in the ordinary course of business;

          (3)     dispositions of assets in a single market transaction or series of related transactions with an aggregate fair market value in any calendar year of less than $10.0 million (with unused amounts in any calendar year being carried over to the succeeding calendar years subject to a maximum of $20.0 million in such next succeeding fiscal year);

          (4)     the grant in the ordinary course of business of any license of patents, trademarks, registrations therefor and other similar intellectual property;

          (5)     the granting of any Lien (or foreclosure thereon) securing Indebtedness to the extent that such Lien is granted in compliance with "—Certain Covenants—Limitation on Liens" above;

          (6)     any sale, transfer or other disposition constituting a Permitted Investment or Restricted Payment permitted by "—Certain Covenants—Limitation on Restricted Payments" above or pursuant to the Master Intercompany Agreements;

          (7)     any disposition of assets or property in the ordinary course of business to the extent such property or assets are obsolete, worn-out or no longer useful in NIC's or any of its Subsidiaries' business;

          (8)     the sale, lease, conveyance or disposition or other transfer of all or substantially all of the assets of NIC as permitted under "—Certain Covenants—Merger, Consolidation, etc.";

          (9)     sales of accounts receivable, equipment and related assets (including contract rights) of the type specified in the definition of "Qualified Securitization Transaction" to a Securitization Subsidiary for the fair market value thereof;

          (10)  transfers of accounts receivable, equipment and related assets (including contract rights) of the type specified in the definition of "Qualified Securitization Transaction" (or a fractional undivided interest therein) by a Securitization Subsidiary in a Qualified Securitization Transaction; and

          (11)  any sale or other distribution of Capital Stock of, or Indebtedness or other securities of, an Unrestricted Subsidiary.

"Asset Sale Offer Trigger Date" has the meaning set forth in "—Certain Covenants—Limitation on Certain Asset Dispositions."

An "Associate" of, or a Person "associated" with, any Person, means:

          (1)     any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and

          (2)     any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person.

"Attributable Indebtedness" in respect of a Sale/Leaseback Transaction involving an operating lease means, as at the time of determination, the present value (discounted at the implied interest rate in such transaction compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

"Average Life" means, as of the date of determination, with respect to any Indebtedness for borrowed money or Preferred Stock, the quotient obtained by dividing

          (1)     the sum of the products of the number of years from the date of determination to the dates of each successive scheduled principal or liquidation value payments of such Indebtedness or Preferred Stock, respectively, and the amount of such principal or liquidation value payments, by

          (2)     the sum of all such principal or liquidation value payments.

"Capital Stock" means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of, such Person's capital stock, including each class of Common or Preferred Stock of such Person, whether outstanding on the Issue Date or issued after the Issue Date, and any and all rights, warrants or options exchangeable for or convertible into such capital stock.

"Capitalized Lease Obligation" means obligations under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of the Indenture, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP. The Stated Maturity of such obligation shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without penalty.

"Cash Equivalents" means:

          (1)     United States dollars or in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

          (2)     securities issued or directly and fully guaranteed or insured by the United States or Canadian government (federal or provincial) or any agency or instrumentality of the United States or Canadian government (provided that the full faith and credit of the United States or Canada (federal or provincial, as the case may be), as the case may be, is pledged in support of those securities) having maturities of not more than twenty-four months from the date of acquisition;

          (3)     certificates of deposit and eurodollar time deposits with maturities of twenty four months or less from the date of acquisition, bankers' acceptances with maturities not exceeding twenty-four months and overnight bank deposits, in each case, with any commercial bank incorporated under the laws of the United States, any state thereof, the District of Columbia, Canada or any province or territory thereof having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of "B" or better;

          (4)     repurchase obligations or securities lending arrangements for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

          (5)     commercial paper having a rating of at least "A-2" from S&P or "P-2" from Moody's and in each case maturing within 270 days after the date of acquisition or asset backed securities having a rating of at least "A" from S&P or "A2" from Moody's and in each case maturing within thirty-six months after the date of acquisition;

          (6)     with respect to any Foreign Subsidiary having its principal operations in Mexico only, (i) Certificados de la Tesoreria de la Federacion (Cetes), Bonos de Desarrollo del Gobierno Federal (Bondes) or Bonos Adjustables del Gobierno Federal (Adjustabonos), in each case, issued by the Mexican government; and (ii) any other instruments issued or guaranteed by Mexico and denominated and payable in pesos; provided, that, in each case, such investments under this clause (6) are made in the ordinary course of business for cash management purposes;

          (7)     demand or time deposit accounts used in the ordinary course of business with overseas branches of commercial banks incorporated under the laws of the United States of America, any state thereof, the District of Columbia, Canada or any province or territory thereof, provided that such commercial bank has, at the time of NIC's or such Restricted Subsidiary's Investment therein, (1) capital, surplus and undivided profits (as of the date of such institution's most recently published financial statements) in excess of $100 million and (2) the long-term unsecured debt obligations (other than such obligations rated on the basis of the credit of a Person other than such institution) of such institution, at the time of NIC's or any Restricted Subsidiary's Investment therein, are rated at least "A" from S&P or "A2" from Moody's;

          (8)     obligations (including, but not limited to demand or time deposits, bankers' acceptances and certificates of deposit) issued or guaranteed by a depository institution or trust company incorporated under the laws of the United States of America, any state thereof, the District of Columbia, Canada or any province or territory thereof, provided that (A) such instrument has a final maturity not more than one year from the date of purchase thereof by the Company or any Restricted Subsidiary of the Company and (B) such depository institution or trust company has at the time of NIC's or such Restricted Subsidiary's Investment therein or contractual commitment providing for such Investment, (x) capital, surplus and undivided profits (as of the date of such institution's most recently published financial statements) in excess of $100 million and (y) the long-term unsecured debt obligations (other than such obligations rated on the basis of the credit of a Person other than such institution) of such institution, at the time of NIC's or such Restricted Subsidiary's Investment therein or contractual commitment providing for such Investment, are rated at lease "A" from S&P or "A2" from Moody's;

          (9)     in the case of any Foreign Subsidiary, demand or time deposit accounts used in the ordinary course of business with reputable commercial banks located in the jurisdiction of organization of such Foreign Subsidiary; and

          (10)  money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

Notwithstanding the foregoing, Investments which would otherwise constitute Cash Equivalents of the kinds described in clauses (2), (3), (4) and (5) that are permitted to have maturities in excess of twelve months shall only be deemed to be Cash Equivalents under this definition if and only if the total weighted average maturity of all Cash Equivalents of the kinds described in clauses (2), (3), (4) and (5) does not exceed twelve months on an aggregate basis.

"Change of Control" means the occurrence of one or more of the following events:

          (1)     any "person" or "group" (as such terms are used in Section 13(d) and 14(d) of the Exchange Act), other than employee or retiree benefit plans or trusts sponsored or established by NIC or International, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of NIC representing 35% or more of the combined voting power of NIC's then outstanding Voting Stock;

          (2)     the following individuals cease for any reason to constitute more than a majority of the number of directors then serving on the Board of Directors of NIC: individuals who, on the Issue Date, constitute the Board of Directors and any new director (other than a director whose initial assumption of the office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of NIC) whose appointment or election by the Board of Directors or nomination for election by NIC's stockholders was approved (a) by the vote of at least a majority of the directors then still in office or whose appointment, election or nomination was previously so approved or recommended or (b) with respect to directors whose appointment of election to the Board of Directors was made by the holders of NIC's non-convertible junior preference stock, series B, by the holders of such preference stock;

          (3)     the shareholders of NIC shall approve any Plan of Liquidation (whether or not otherwise in compliance with the provisions of the Indenture);

          (4)     NIC consolidates with or merges with or into another Person, other than a merger or consolidation of NIC in which the holders of the Common Stock of NIC outstanding immediately prior to the consolidation or merger hold, directly or indirectly, at least a majority of the Common Stock of the surviving corporation immediately after such consolidation or merger; or

          (5)     NIC or any Restricted Subsidiary of NIC, directly or indirectly, sells, assigns, conveys, transfers, leases or otherwise disposes of, in one transaction or a series of related transactions, all or substantially all of the property or assets of NIC and the Restricted Subsidiaries of NIC (determined on a consolidated basis) to any Person (other than a Permitted Joint Venture in a transaction entered into in compliance with "Certain Covenants—Limitation on Restricted Payments"); provided, that neither (a) the merger of a Restricted Subsidiary of NIC into NIC or into any Restricted Subsidiary of NIC nor (b) a series of transactions involving the sale of Receivables or interests therein in the ordinary course of business by a Securitization Subsidiary in connection with a Qualified Securitization Transaction, shall be deemed to be a Change of Control.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of NIC, the Capital Stock of which constitutes all or substantially all of the properties and assets of NIC, shall be deemed to be the transfer of all or substantially all of the properties and assets of NIC.

"Commodity Agreement" means any future contract or similar agreement or arrangement designed to protect, hedge or manage against fluctuations in prices of commodities used by NIC or any of its Restricted Subsidiaries in the ordinary course of business.

"Common Stock" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

"Comparable Treasury Issue" means the fixed rate United States Treasury security selected by an Independent Investment Banker as having a maturity most comparable to the remaining term of the Securities (and which is not callable prior to maturity) to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practices, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the securities to be redeemed.

"Comparable Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time on the third business day preceding such redemption date.

"Comparable Treasury Price" means with respect to any redemption date for the Notes:

          (1)     the average of four Comparable Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Comparable Treasury Dealer Quotations, or if the Trustee obtains fewer than four such Comparable Treasury Dealer Quotations, the average of all such quotations.

"Consolidated Cash Flow Available For Fixed Charges" of any Person means for any period the Consolidated Net Income of such Person for such period plus (to the extent Consolidated Net Income for such period has been reduced thereby):

          (1)     Consolidated Interest Expense of such Person for such period; plus

          (2)     Consolidated Tax Expense of such Person for such period; plus

          (3)     the consolidated depreciation and amortization expense included in the income statement of such Person prepared in accordance with GAAP for such period; plus

          (4)     any non-recurring fees, expenses or charges related to any offering of Qualified Capital Stock, Permitted Investment, acquisition, recapitalization or incurrence of Indebtedness permitted under the Indenture (in each case, whether or not successful); plus

          (5)     any other non-cash charges to the extent deducted from or reflected in Consolidated Net Income except for any non-cash charges that represent accruals of, or reserves for, cash disbursements to be made in any future accounting period; minus

          (6)     any non-cash items increasing Consolidated Net Income for such period (other than the reversal of a prior accrual or reserve for cash items previously excluded from Consolidated Cash Flow Available For Fixed Charges); minus

          (7)     all cash payments during such period relating to non-cash charges that were added back in determining Consolidated Cash Flow Available For Fixed Charges in any prior period.

"Consolidated Cash Flow Ratio" of any Person means for any period the ratio of

          (1)     Consolidated Cash Flow Available for Fixed Charges of such Person for such period to

          (2)     Consolidated Fixed Charges for such period; provided, however, that all incurrences and repayments of Indebtedness (including the incurrence giving rise to such calculation and any repayments in connection therewith) and all dispositions (including discontinued operations) or acquisition of assets (other than in the ordinary course of business) made during or after such period and on or prior to the date of determination shall be given pro forma effect as if they occurred on the first day of such four-quarter period.

Calculations of pro forma amounts in accordance with this definition shall be done in accordance with Article 11 of Regulation S-X under the Securities Act or any successor provision.

"Consolidated Fixed Charges" means, with respect to any Person for any period, the sum of, without duplication, the amounts for such period, taken as a single accounting period, of:

          (1)     Consolidated Interest Expense; and

          (2)     the product of (a) the amount of all dividend requirements (whether or not declared) on Preferred Stock of such Person, whether in cash or otherwise (except dividends payable in shares of Qualified Capital Stock) paid, accrued or scheduled to be paid or accrued during such period times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated Federal, state, local and foreign tax rate (expressed as a decimal number between 1 and 0) of such Person (as reflected in the audited consolidated financial statements of such Person for the most recently completed fiscal year).

In calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio,"

          (1)     interest on Indebtedness determined on a fluctuating basis as of the date of determination and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the date of determination;

          (2)     if interest on any Indebtedness actually incurred on the date of determination may be optionally determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate or other rates, then the interest rate in effect on the date of determination will be deemed to have been in effect during the relevant four-quarter period reference; and

          (3)     notwithstanding the foregoing, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to interest swap agreements, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

"Consolidated Interest Expense" means, with respect to any Person for any period, the aggregate of the net interest expense of such Person and its Consolidated Subsidiaries for such period (after giving effect to any interest income), on a consolidated basis, as determined in accordance with GAAP, including:

          (1)     all amortization of original issue discount;

          (2)     the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person during such period;

          (3)     net cash costs paid under all Interest Rate Protection Agreements (including amortization of fees);

          (4)     all capitalized interest; and

          (5)     the interest portion of any deferred payment obligations for such period.

"Consolidated Net Income" means, with respect to any Person for any period, the consolidated net income (or deficit) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, as determined in accordance with GAAP and before any reduction in respect of dividends accrued or paid on any Preferred Stock, if any); provided, that any amounts received from any other Person (other than a Restricted Subsidiary) shall be included in Consolidated Net Income for that period to the extent of the amount that has been actually received by the referent Person or a Restricted Subsidiary of the referent Person in the form of cash dividends or other cash distributions (other than payments in respect of debt obligations), and provided, further, that there shall be excluded:

          (1)     any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date;

          (2)     any gain or loss, together with any related provisions for taxes, realized upon the sale or other disposition (including, without limitation, dispositions pursuant to sale-leaseback transactions) of any property or assets which are not sold or otherwise disposed of in the ordinary course of business (provided that sales of Receivables or interests therein pursuant to Qualified Securitization Transactions shall be deemed to be in the ordinary course of business) and upon the sale or other disposition of any Capital Stock of any Subsidiary of the referent Person;

          (3)     any extraordinary gain or extraordinary loss together with any related provision for taxes and any one time gains or losses (including, without limitation, those related to the adoption of new accounting standards) realized by the referent Person or any of its Restricted Subsidiaries during the period for which such determination is made;

          (4)     income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued);

          (5)     in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets;

          (6)     the net income of any Restricted Subsidiary of such Person which is subject to restrictions which prevent or limit the payment of dividends or the making of distributions to such Person to the extent of such restrictions (except to the extent of the amount of dividends or distributions that have been paid to such Person or one or more Restricted Subsidiary not subject to any such restriction during the relevant period);

          (7)     any non-cash goodwill or other asset impairment charges incurred subsequent to the Issue Date; and

          (8)     non-cash compensation charges, including any such charges resulting from stock options, restricted stock grants or other equity-incentive programs.

"Consolidated Net Tangible Assets" as of any date of determination means the total amount of assets of NIC and its consolidated subsidiaries after deducting therefrom all current liabilities (excluding any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than twelve months after the time as of which the amount thereof is being computed); total prepaid expenses and deferred charges; and all goodwill, trade names, trademarks, patents, licenses, copyrights and other intangible assets, all as set forth, or on a pro forma basis would be set forth, on the consolidated balance sheet of NIC and its consolidated subsidiaries for NIC's most recently completed fiscal quarter, prepared in accordance with GAAP.

"Consolidated Stockholders' Equity" as of any date means with respect to any Person the amount, determined in accordance with GAAP, by which the assets of such Person and of its Restricted Subsidiaries on a consolidated basis exceed the sum of (1) the total liabilities of such Person and of its Restricted Subsidiaries on a consolidated basis, plus (2) any redeemable Preferred Stock of such Person.

"Consolidated Subsidiary" of any Person means a Restricted Subsidiary which for financial reporting purposes is or, in accordance with GAAP, should be, accounted for by such Person as a consolidated Subsidiary.

"Consolidated Tax Expense" means, with respect to any Person for any period, the aggregate of the U.S. Federal, state and local tax expense attributable to taxes based on income and foreign income tax expenses of such Person and its Consolidated Subsidiaries for such period (net of any income tax benefit), determined in accordance with GAAP other than taxes (either positive or negative) attributable to extraordinary or unusual gains or losses or taxes attributable to sales or dispositions of assets.

"Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect, hedge or manage NIC or any of its Restricted Subsidiaries against fluctuations in currency values to or under which NIC or any of its Restricted Subsidiaries is a party or a beneficiary on the date of the Indenture or becomes a party or a beneficiary thereafter.

"DealCor Subsidiaries" means Cedar River International Trucks, Inc.; City International Trucks, Inc.; Rocky Mountain International Trucks, Inc.; J. Price International Truck, Inc.; KCR

International Trucks, Inc.; Freedom International Trucks, Inc. of New Jersey; Garden State International Trucks, Inc.; Prairie International Trucks, Inc.; and Co-Van International Trucks, Ltd; and their respective Subsidiaries, and any Subsidiaries acquired by NIC or one of its Restricted Subsidiaries after the Issue Date whose principal business is a dealership of International.

"Default" means any event that is, or after notice or passage of time or both would be, an Event of Default (as defined in the Indenture).

"Disqualified Capital Stock" means any Capital Stock that, other than solely at the option of the issuer thereof, by its terms (or by the terms of any security into which it is convertible or exchangeable) is, or upon the happening of an event or the passage of time would be, required to be redeemed or repurchased, in whole or in part, prior to the first anniversary of the Maturity Date or has, or upon the happening of an event or the passage of time would have, a redemption or similar payment due on or prior to the first anniversary of the Maturity Date, or is convertible into or exchangeable for debt securities at the option of the holder thereof at any time prior to the first anniversary of the Maturity Date.

"Event of Default" has the meaning set forth under "—Events of Default" herein.

"Foreign Subsidiary" means any Restricted Subsidiary of NIC that is not organized under the laws of the United States, any state thereof or the District of Columbia.

"4.75% Subordinated Exchangeable Notes" means the $220 million aggregate principal amount of 4.75% Subordinated Exchangeable Notes due 2009 of NFC originally issued under the indenture dated as of March 25, 2002 between NFC, as issuer, NIC and BNY Midwest Trust Company, as trustee.

"GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

"guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person:

          (1)     to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keepwell, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or

          (2)     entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term "guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "guarantee" used as a verb has a corresponding meaning.

"incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and "incurrence," "incurred," "incurable" and "incurring" shall have meanings correlative to the foregoing), provided that the accrual of interest (whether such interest is payable in cash or in kind) and the accretion of original issue discount shall not be deemed an incurrence of Indebtedness, provided, further, that:

          (1)     any Indebtedness or Capital Stock of a Person existing at the time such Person becomes (after the Issue Date) a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) of NIC shall be deemed to be incurred or issued, as the case may be, by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary of NIC; and

          (2)     any amendment, modification or waiver of any document pursuant to which Indebtedness was previously incurred shall not be deemed to be an incurrence of Indebtedness unless and then only to the extent such amendment, modification or waiver increases the principal or premium thereof or interest rate thereon (including by way of original issue discount).

"Indebtedness" means, with respect to any Person, at any date, any of the following, without duplication:

          (1)     any liability, contingent or otherwise, of such Person (a) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (b) evidenced by a note, bond, debenture or similar instrument or letters of credit (including a purchase money obligation) or (c) for the payment of money relating to a Capitalized Lease Obligation or other obligation (whether issued or assumed) relating to the deferred purchase price of property, but excluding trade accounts payable of such Person arising in the ordinary course of business;

          (2)     all conditional sale obligations and all obligations under any title retention agreement (even if the rights and remedies of the seller under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable of such Person arising in the ordinary course of business;

          (3)     all obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction entered into in the ordinary course of business;

          (4)     all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien (other than in connection with property subject to a Qualified Securitization Transaction) on any asset or property (including, without limitation, leasehold interests and any other tangible or intangible property) of such Person, whether or not such Indebtedness is assumed by such Person or is not otherwise such Person's legal liability; provided, that if the obligations so secured have not been assumed by such Person or are otherwise not such Person's legal liability, the amount of such Indebtedness for the purposes of this definition shall be limited to the lesser of the amount of such Indebtedness secured by such Lien or the fair market value of the assets or property securing such Lien;

          (5)     all Indebtedness of others (including all dividends of other Persons the payment of which is) guaranteed, directly or indirectly, by such Person or that is otherwise its legal liability or which such Person has agreed to purchase or repurchase or in respect of which such Person has agreed contingently to supply or advance funds;

          (6)     all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends if any;

          (7)     all net amounts owing under Interest Rate Protection Agreements; and

          (8)     all Attributable Indebtedness in respect of Sale/Leaseback Transactions entered into by such person.

For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock. Indebtedness shall not include any guarantees of obligations of suppliers to NIC or any Restricted Subsidiary that ensure timely delivery of products, tooling and other materials used in the production process.

The amount of Indebtedness of any Person at any date shall be the outstanding balance without duplication at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date, provided that the amount outstanding at any time of any Indebtedness issued with original issue discount is the full amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in accordance with GAAP.

"Independent Investment Banker" means J.P. Morgan Securities Inc. (and its successor), or, if such firm is unwilling or unable to select the applicable Comparable Treasury Issue, an independent investment banking institution selected by NIC.

"Interest Rate Protection Agreement" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement (whether from fixed to floating or from floating to fixed), interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement designed to protect, hedge or manage a Person or any Restricted Subsidiary against fluctuations in interest rates to or under which such Person or any Restricted Subsidiary of such Person is a party or a beneficiary on the Issue Date or becomes a party or a beneficiary thereafter.

"Investment" by any Person means any direct or indirect:

          (1)     loan, advance or other extension of credit or capital contribution (by means of transfers of cash or other property (valued at the fair market value thereof as of the date of transfer) to others or payments for property or services for the account or use of others, or otherwise other than in the ordinary course of business) and any guarantee of Indebtedness of any other Person;

          (2)     purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by any other Person (whether by merger, consolidation, amalgamation or otherwise and whether or not purchased directly from the issuer of such securities or evidences of Indebtedness); and

          (3)     all other items that would be classified as investments (including, without limitation, purchases of assets outside the ordinary course of business) on a balance sheet of such Person prepared in accordance with GAAP.

Investments shall exclude (a) transactions pursuant to the Master Intercompany Agreements and (b) extensions of loans, trade credit and advances to customers and suppliers to the extent made in the ordinary course of business. For purposes of the definition of "Unrestricted Subsidiary" and the covenant described under "—Certain Covenants—Limitation on Restricted Payments,"

          (1)     "Investment" shall include the portion (proportionate to NIC's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of NIC at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, that if such designation is made in connection with the acquisition of such Subsidiary or the assets owned by such Subsidiary, the "Investment" in such Subsidiary shall be deemed to be the consideration paid in connection with such acquisition; provided, further, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, NIC shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to (a) NIC's "Investment" in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to NIC's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation and

          (2)     any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

"Investment Grade" means:

          (1)     with respect to S&P any of the rating categories from and including AAA to and including BBB-; and

          (2)     with respect to Moody's any of the rating categories from and including Aaa to and including Baa3.

"Issue Date" means the date on which the Notes are originally issued under the Indenture.

"Lien" means, with respect to any Person, any mortgage, pledge, lien, encumbrance, easement, restriction, covenant, right-of-way, charge or adverse claim affecting tide or resulting in an encumbrance against real or personal property of such Person, or a security interest of any kind, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option, right of first refusal or other similar agreement to sell, in each case securing obligations of such Person and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute or statutes) of any jurisdiction but excluding any such filing or agreement which reflects ownership by a third party of

          (1)     property leased to the referent Person or any of its Restricted Subsidiaries under a lease that is not in the nature of a conditional sale or title retention agreement or

          (2)     accounts, general intangibles or chattel paper sold to the referent Person.

"Master Intercompany Agreements" means (i) the Master Intercompany Agreement dated as of April 26, 1993 between Navistar Financial Corporation and International Truck and Engine Corporation (formerly known as Navistar International Transportation Corp.), as amended and as it may be amended, modified, supplemented or restated from time to time; and (ii) one or more similar agreements entered into after the Issue Date among NIC or one of its Restricted Subsidiaries and one or more Unrestricted Subsidiary that comprise of NIC's financial services operations, as such agreements may be amended, modified, supplemented or restated from time to time.

"Material Subsidiary" means, at any date of determination, any Subsidiary of NIC that, together with its Subsidiaries,

          (1)     for the most recent fiscal year of NIC accounted for more than 5% of the consolidated revenues of NIC or

          (2)     as of the end of such fiscal year, was the owner of more than 5% of the consolidated assets of NIC, all as set forth on the most recently available consolidated financial statements of NIC and its Consolidated Subsidiaries for such fiscal year prepared in conformity with GAAP.

"Maturity Date" means                               , 2011.

"Moody's" means Moody's Investors Service, Inc. and its successors.

"Net Available Proceeds" from any Asset Disposition by any Person means cash or readily marketable cash equivalents received (including by way of sale or discounting of a note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquirer of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form) therefrom by such Person, including any cash received by way of deferred payment or upon the monetization or other disposition of any non-cash consideration (including notes or other securities) received in connection with such Asset Disposition, net of:

          (1)     all legal, title and recording tax expenses, commissions and other fees and expenses incurred (including, without limitation, fees and expenses of accountants, brokers, printers and other similar entities) and all federal, state, foreign and local taxes required to be accrued as a liability as a consequence of such Asset Disposition;

          (2)     all payments made by such Person or its Restricted Subsidiaries on any Indebtedness which is secured by such assets in accordance with the terms of any Lien upon or with respect to such assets or which must by the terms of such Lien, or in order to obtain a necessary consent to such Asset Disposition or by applicable law, be repaid out of the proceeds from such Asset Disposition;

          (3)     all payments made with respect to liabilities associated with the assets which are the subject of the Asset Disposition, including, without limitation, trade payables and other accrued liabilities;

          (4)     appropriate amounts to be provided by such Person or any Restricted Subsidiary thereof, as the case may be, as a reserve in accordance with GAAP against any liabilities associated with such assets and retained by such Person or any Restricted Subsidiary thereof, as the case may be, after such Asset Disposition, including, without limitation, liabilities under any indemnification obligations and severance and other employee termination costs associated with such Asset Disposition, until such time as such amounts are no longer reserved or such reserve is no longer necessary (at which time any remaining amounts will become Net Available Proceeds to be allocated in accordance with the provisions of clause (3) of the covenant of the Indenture described under "—Certain Covenants—Limitation on Certain Asset Dispositions"); and

          (5)     all distributions and other payments made to minority interest holders, if any, in Restricted Subsidiaries of such Person or joint ventures as a result of such Asset Disposition.

"Net Cash Proceeds" with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

"Offer to Purchase" means a written offer (the "Offer") sent by NIC by first class mail, postage prepaid, to each Holder at its address appearing in the register for the Notes on the date of the Offer, offering to purchase up to the principal amount of the Notes in such Offer at the purchase price specified in such Offer (as determined pursuant to the Indenture). Unless otherwise required by applicable law, the Offer shall specify an expiration date (the "Expiration Date") of the Offer to Purchase which shall be not less than 30 days nor more than 60 days after the date of such Offer and a settlement date (the "Purchase Date") for purchase of such Notes within five Business Days after the Expiration Date. NIC shall notify the Trustee at least 15 Business Days (or such shorter period as is acceptable to such Trustee) prior to the mailing of the Offer of NIC's obligation to make an Offer to Purchase, and the Offer shall be mailed by NIC or, at NIC's request, by the Trustee in the name and at the expense of NIC. The Offer shall contain all the information required by applicable law to be included therein. The Offer shall contain all instructions and materials necessary to enable such Holders to tender such Notes pursuant to the Offer to Purchase. The Offer shall also state:

          (1)     the section of the Indenture pursuant to which the Offer to Purchase is being made;

          (2)     the Expiration Date and the Purchase Date;

          (3)     the aggregate principal amount of the outstanding Notes offered to be purchased by NIC pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such amount has been determined pursuant to the section of the Indenture requiring the Offer to Purchase) (the "Purchase Amount");

          (4)     the purchase price to be paid by NIC for each $1,000 aggregate principal amount of Notes accepted for payment (as specified pursuant to the Indenture) (the "Purchase Price");

          (5)     that the Holder may tender all or any portion of the Notes registered in the name of such Holder and that any portion of a Note tendered must be tendered in an integral multiple of $1,000 principal amount;

          (6)     the place or places where Notes are to be surrendered for tender pursuant to the Offer to Purchase;

          (7)     that interest on any Note not tendered or tendered but not purchased by NIC pursuant to the Offer to Purchase will continue to accrue;

          (8)     that on the Purchase Date the Purchase Price will become due and payable upon each Note being accepted for payment pursuant to the Offer to Purchase and that interest thereon shall cease to accrue on and after the Purchase Date;

          (9)     that each Holder electing to tender all or any portion of a Note pursuant to the Offer to Purchase will be required to surrender such Note at the place or places specified in the Offer prior to the close of business on the Expiration Date (such Note being, if NIC or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to NIC and the Trustee duly executed by the Holder thereof or his attorney duly authorized in writing);

          (10)  that Holders will be entitled to withdraw all or any portion of Notes tendered if NIC (or its Paying Agent) receives, not later than the close of business on the fifth Business Day next preceding the Expiration Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder tendered, the certificate number of the Note the Holder tendered and a statement that such Holder is withdrawing all or a portion of his tender;

          (11)  that (I) if Notes in an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, NIC shall purchase all such Notes and (II) if Notes in an aggregate principal amount in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, NIC shall purchase Notes having an aggregate principal amount equal to the Purchase Amount on a pro rata basis (with such adjustments as may be deemed appropriate so that only Notes in denominations of $1,000 or integral multiples thereof shall be purchased); and

          (12)  that in the case of any Holder whose Note is purchased only in part, NIC shall execute, and the Trustee shall authenticate and deliver to the Holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such Holder, in all aggregate principal amount equal to and in exchange for the unpurchased portion of the Note or Notes so tendered.

An Offer to Purchase shall be governed by and effected in accordance with the provisions above pertaining to any Offer.

"Permitted Investments" means:

          (1)     Investments in Cash Equivalents;

          (2)     guarantees otherwise permitted by the terms of the Indenture;

          (3)     any Investment by NIC or any Restricted Subsidiary in a Securitization Subsidiary;

          (4)     deposits, including interest-bearing deposits, maintained in the ordinary course of business in banks;

          (5)     any acquisition of the Capital Stock of any Person and any Investment in another Person if as a result of such Investment such other Person is merged with or consolidated into, or transfers or conveys all or substantially all of its assets to, NIC or a Restricted Subsidiary of NIC; provided, that after giving effect to any such acquisition or Investment such Person shall become a Restricted Subsidiary of NIC or another Restricted Subsidiary of NIC;

          (6)     trade receivables and prepaid expenses, in each case arising in the ordinary course of business; provided, that such receivables and prepaid expenses would be recorded as assets of such Person in accordance with GAAP;

          (7)     endorsements for collection or deposit in the ordinary course of business by such Person of bank drafts and similar negotiable instruments of such other Person received as payment for ordinary course of business trade receivables;

          (8)     any interest swap or hedging obligation with an unaffiliated Person otherwise permitted by the Indenture (including, without limitation, any Currency Agreement, Commodity Agreement and any Interest Rate Protection Agreement otherwise permitted by the Indenture);

          (9)     Investments received as consideration for an Asset Disposition in compliance with the provisions of the Indenture described under "—Certain Covenants—Limitation on Certain Asset Dispositions" above;

          (10)  Investments for which the sole consideration provided is Qualified Capital Stock of NIC; provided, that the issuance of such Qualified Capital Stock is not included in the calculation set forth in clause (3) of the first paragraph of "—Certain Covenants—Limitation on Restricted Payments";

          (11)  loans and advances to employees made in the ordinary course of business in an aggregate amount not to exceed $10.0 million at any one time outstanding;

          (12)  Investments outstanding on the Issue Date;

          (13)  Investments in NIC or a Restricted Subsidiary;

          (14)  Investments in securities of trade creditors, suppliers or customers received pursuant to any plan of reorganization, restructuring, workout or similar arrangement of such trade creditor, supplier or customer or upon the compromise of any debt created in the ordinary course of business owing to NIC or a Subsidiary, whether through litigation, arbitration or otherwise;

          (15)  Investments in any Person after the Issue Date having an aggregate fair market value (measured on the date each Investment was made without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (15) that are at that time outstanding not to exceed the greater of (i) $75.0 million or (ii) 2.0% of Consolidated Net Tangible Assets;

          (16)  Investments in publicly traded equity or publicly traded Investment Grade debt obligations issued by a corporation (other than NIC or an affiliate of NIC) organized under the laws of any State of the United States of America and subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act in an aggregate amount not in excess of $100.0 million at any one time outstanding; and

          (17)  Investments in Navistar Financial Corporation, Arrendadora Financiera Navistar S.A. de C.V., Servicios Financieros Navistar S.A. de C.V., Servicios Financieros NFC, S.A. de C.V. or Navistar Commercial, S.A. de C.V. having an aggregate fair market value (measured on the date each Investment was made without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (17) that are at that time outstanding not to exceed $100.0 million.

"Permitted Joint Venture" means any Person which is, directly or indirectly, through its subsidiaries or otherwise, engaged principally in any business in which NIC is engaged, or a reasonably related business, and the Capital Stock of which is owned by NIC or a Restricted Subsidiary and one or more Persons other than NIC or any Affiliate of NIC.

"Permitted Liens" mean:

          (1)     Liens for taxes, assessments and governmental charges (other than any Lien imposed by the Employee Retirement Income Security Act of 1974, as amended) that are not yet delinquent or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which adequate reserves have been established or other provisions have been made in accordance with generally accepted accounting principles;

          (2)     statutory mechanics', workmen's, materialmen's, operators' or similar Liens imposed by law and arising in the ordinary course of business for sums which are not yet due or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which adequate reserves have been established or other provisions have been made in accordance with generally accepted accounting principles;

          (3)     minor imperfections of, or encumbrances on, title that do not impair the value of property for its intended use;

          (4)     Liens (other than any Lien under the Employee Retirement Income Security Act of 1974, as amended) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

          (5)     Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers' acceptances, surety and appeal bonds, government contracts, performance and return of money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

          (6)     easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of NIC or of any of its Restricted Subsidiaries;

          (7)     Liens (including extensions and renewals thereof) upon real or tangible personal property acquired after the Issue Date; provided, that

            (a)     such Lien is created solely for the purpose of securing Indebtedness that is incurred in accordance with the Indenture to finance the cost (including the cost of improvement or construction) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within 180 days after the later of the acquisition, the completion of construction or the commencement of full operation of such property,

            (b)    the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost and

            (c)     any such Lien shall not extend to or cover any property or assets of NIC or of any Restricted Subsidiary of NIC other than such item of property or assets and any improvements on such item;

          (8)     leases or subleases granted to others that do not materially interfere with the ordinary course of business of NIC or of any Restricted Subsidiary of NIC;

          (9)     any interest or title of a lessor in the property subject to any Capitalized Lease Obligation, provided that any transaction related thereto otherwise complies with the Indenture;

          (10)  Liens arising from filing Uniform Commercial Code financing statements regarding leases;

          (11)  Liens arising from the rendering of a final judgment or order against NIC or any Restricted Subsidiary of NIC that does not give rise to an Event of Default;

          (12)  Liens securing reimbursement obligations with respect to letters of credit incurred in accordance with the Indenture that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

          (13)  Liens in favor of the Trustee arising under the Indenture;

          (14)  any lien existing on property, shares of stock or Indebtedness of a Person at the time such Person becomes a Restricted Subsidiary of NIC or is merged with or consolidated into NIC or a Restricted Subsidiary of NIC or at the time of sale, lease or other disposition of the properties of any Person as an entirety or substantially as an entirety to NIC or any Restricted Subsidiary of NIC;

          (15)  Liens on property of any Subsidiary of NIC to secure Indebtedness for borrowed money owed to NIC or to another Restricted Subsidiary of NIC;

          (16)  Liens in favor of NIC;

          (17)  Liens existing on the Issue Date;

          (18)  Liens in favor of custom and revenue authorities arising as a matter of law to secure payment of nondelinquent customs duties in connection with the importation of goods;

          (19)  Liens encumbering customary initial deposits and margin deposits, and other Liens incurred in the ordinary course of business that are within the general parameters customary in the industry, in each case securing Indebtedness under any Interest Rate Protection Agreement;

          (20)  Liens encumbering deposits made in the ordinary course of business to secure nondelinquent obligations arising from statutory, regulatory, contractual or warranty requirements of NIC or its Restricted Subsidiaries for which a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made; and

          (21)  Liens arising out of consignment or similar arrangements for the sale of goods entered into by NIC or any Restricted Subsidiary in the ordinary course of business in accordance with industry practice.

"Person" means any individual, corporation, partnership, joint venture, trust, estate, unincorporated organization or government or any agency or political subdivision thereof.

"Plan of Liquidation" means, with respect to any Person, a plan (including by operation of law) that provides for, contemplates or the effectuation of which is preceded or accompanied by (whether or not substantially contemporaneously):

          (1)     the sale, lease, conveyance or other disposition of all or substantially all of the assets of the referent Person; and

          (2)     the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition and all or substantially all of the remaining assets of the referent Person to holders of Capital Stock of the referent Person.

"Preferred Stock" means, as applied to the Capital Stock of any Person, the Capital Stock of such Person (other than the Common Stock of such Person) of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding-up of such Person, to shares of Capital Stock of any other class of such Person.

"Public Equity Offering" means a public offering for cash by NIC of its Qualified Capital Stock, other than public offerings with respect to NIC's Qualified Capital Stock registered on Forms S-4 or S-8.

"Qualified Capital Stock" means, with respect to any Person, any Capital Stock of such Person that is not Disqualified Capital Stock or convertible into or exchangeable or exercisable for Disqualified Capital Stock.

"Qualified Securitization Transaction" means any transaction or series of transactions that have been or may be entered into by any of the Restricted Subsidiaries of NIC in connection with or reasonably related to a transaction or series of transactions in which any of the Restricted Subsidiaries of NIC may sell, convey or otherwise transfer to

          (1)     a Securitization Subsidiary or

          (2)     any other Person, or may grant a security interest in, any Receivables or interests therein secured by the merchandise or services financed thereby (whether such Receivables are then existing or arising in the future) of any of the Restricted Subsidiaries of NIC, and any assets related thereto including, without limitation, all security or ownership interests in merchandise or services financed thereby, the proceeds of such Receivables, and other assets which are customarily sold or in respect of which security interests are customarily granted in connection with securitization transactions involving such assets.

"Rating Agency" means each of (1) S&P and (2) Moody's.

"Receivables" means any right of payment from or on behalf of any obligor, whether constituting an account, chattel paper, instrument, general intangible or otherwise, arising from the financing by any Restricted Subsidiary of NIC of merchandise or services, and monies due thereunder, security or ownership interests in the merchandise and services financed thereby, records related thereto, and the right to payment of any interest or finance charges and other obligations with respect thereto, proceeds from claims on insurance policies related thereto, any other proceeds related thereto, and any other related rights.

"Reference Treasury Dealer" means J.P. Morgan Securities Inc. or its successors and three other primary U.S. Government securities dealers in New York City (each, a "Primary Treasury Dealer") appointed by NIC; provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, NIC will appoint in its place another investment banking firm as a Primary Treasury Dealer.

"Restricted Subsidiary" means any Subsidiary of NIC that is not an Unrestricted Subsidiary.

"Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby NIC or a Restricted Subsidiary transfers such property to a person and NIC or a Restricted Subsidiary leases it from such Person.

"Securitization Subsidiary" means a Subsidiary of NIC which engages in no activities other than those reasonably related to or in connection with the entering into of securitization transactions and which is designated by the Board of Directors of NIC (as provided below) as a Securitization Subsidiary:

          (1)     no portion of the Indebtedness or any other obligations (contingent or otherwise) of which

            (a)     is guaranteed by NIC or any Restricted Subsidiary of NIC,

            (b)    is recourse to or obligates NIC or any Restricted Subsidiary of NIC in any way other than pursuant to representations, warranties and covenants (including those related to servicing) entered into in the ordinary course of business in connection with a Qualified Securitization Transaction or

            (c)     subjects any property or asset of NIC or any Restricted Subsidiary of NIC, directly or indirectly, contingently or otherwise, to any Lien or to the satisfaction thereof, other than pursuant to representations, warranties and covenants (including those related to servicing) entered into in the ordinary course of business in connection with a Qualified Securitization Transaction;

          (2)     with which neither NIC nor any Restricted Subsidiary of NIC

            (a)     provides any credit support or

            (b)    has any contract, agreement, arrangement or understanding other than on terms that are fair and reasonable and that are no less favorable to NIC or such Restricted Subsidiary than could be obtained from an unrelated Person (other than, in the case of subclauses (a) and (b) of this clause (2), representations, warranties and covenants (including those relating to servicing) entered into in the ordinary course of business in connection with a Qualified Securitization Transaction and intercompany notes relating to the sale of Receivables to such Securitization Subsidiary); and

          (3)     with which neither NIC nor any Restricted Subsidiary of NIC has any obligation to maintain or preserve such Subsidiary's financial condition or to cause such Subsidiary to achieve certain levels of operating results. Any such designation by the Board of Directors of NIC shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolutions of the Board of Directors of NIC giving effect to such designation.

"S&P" means Standard & Poor's Ratings Services, a division of The McGraw- Hill Companies, Inc., and its successors.

"Stated Maturity" means, with respect to any security or Indebtedness of a Person, the date specified therein as the fixed date on which any principal of such security or Indebtedness is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase thereof at the option of the holder thereof).

"Subsidiary" of any Person means

          (1)     a corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned by such Person, by one or more Restricted Subsidiaries of such Person or by such Person and one or more Restricted Subsidiaries of such Person or

          (2)     any other Person (other than a trust formed in connection with a Qualified Securitization Transaction) in which such Person, a Restricted Subsidiary of such Person or such Person and one or more Restricted Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, have at least a majority ownership interest.

"Subsidiary Guarantee" means the International Guarantee and each Subsidiary Guarantee of the Notes issued pursuant to "—Guarantee" or "—Certain Covenants—Limitation on Guarantees by Restricted Subsidiaries" above.

"Subsidiary Guarantor" means International and each Restricted Subsidiary of NIC that becomes a guarantor of the Notes pursuant to "—Guarantee" or "—Certain Covenants—Limitation on Guarantees by Restricted Subsidiaries" above.

"Support Agreement" means the Parent's Side Agreement dated as of December 12, 2000 between NIC and International Truck and Engine Corporation, formerly known as Navistar International Transportation Corp, as it may be amended, modified, supplemented or restated from time to time.

"Tax Allocation Agreement" means the Tax Allocation Agreement among NIC and its subsidiaries, effective as of October 1, 1981, as it has been and may be amended and/or supplemented from time to time.

"Treasury Rate" means, with respect to any redemption date for the Notes,

          (1)     the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue, if no maturity is within three months before or after the maturity date for the Notes yields for the two published maturities most closely corresponding to the Comparable Treasury

  Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month, or

          (2)     if such release, or any successor release, is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue, expressed as a percentage of its principal amount, equal to the Comparable Treasury Price for such redemption date.

"2008 Senior Subordinated Notes" means the $250 million aggregate principal amount of 8% Senior Subordinated Notes due 2008 originally issued under the indenture dated as of February 4, 1998, as amended, between NIC, as issuer and BNY Midwest Trust Company (as successor to Harris Trust and Savings Bank), as trustee.

"Unrestricted Subsidiary" means:

          (1)     each of NFC, Arrendadora Financiera Navistar S.A. de C.V., Servicios Financieros Navistar S.A. de C.V., Servicios Financieros NFC, S.A. de C.V., Navistar Comercial, S.A. de C.V., Harbour Assurance Company of Bermuda Limited, Navistar Acceptance Corporation Limited, Navistar Comercial, S.A. de C.V.; International Truck and Engine Corporation US Holding Company, LLC; International Truck and Engine Corporation Cayman Islands Holding Corporation; International Truck and Engine Investments Corporation; all DealCor Subsidiaries and their respective Subsidiaries until such time as it is designated a Restricted Subsidiary pursuant to the second succeeding sentence;

          (2)     any Subsidiary of NIC (other than International as long as the International Guarantee is in effect) that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

          (3)     any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Subsidiary of NIC (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock of, or holds any Lien on any property of, NIC or any other Restricted Subsidiary of NIC; provided, that either

          (1)     the Subsidiary to be so designated has total assets of $100,000 or less or

          (2)     if such Subsidiary has assets greater than $100,000, such designation would be permitted under the covenant described under "—Certain Covenants—Limitation on Restricted Payments."

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, that immediately after giving effect to such designation (a) if such Unrestricted Subsidiary at such time has Indebtedness, NIC could incur $1.00 of additional Indebtedness under clause (1) of the covenant described under "—Certain Covenants—Limitation on Incurrence of Indebtedness" and (b) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced by NIC to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing provisions.

"Voting Stock" means, with respect to any Person, securities of any class or classes of Capital Stock in such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the Board of Directors or other governing body of such Person.

Description of other financing arrangements

Manufacturing Operations

9 3/8% senior notes

General.    NIC's $400 million 9 3/8% senior notes were issued under an indenture dated as of May 31, 2001, between NIC, International and BNY Midwest Trust Company, as trustee. Although the 9 3/8% senior notes were offered in an aggregate principal amount of $400 million, the indenture governing the 9 3/8% senior notes allows NIC to issue up to an additional $100 million in aggregate principal amount of notes with the same terms as the 9 3/8% senior notes so that the additional notes will form a single series with the 9 3/8% senior notes. The 9 3/8% senior notes mature on June 1, 2006 and bear interest at the rate of 9 3/8%. Interest is compounded on the basis of a 360-day year comprised of twelve 30-day months.

Interest.    Interest is payable semiannually (to holders of record of the 9 3/8% senior notes at the close of business on May 15 or November 15 immediately preceding the interest payment date) on June l and December l of each year, respectively. The 9 3/8% senior notes do not have the benefit of any sinking fund.

Ranking.    The 9 3/8% senior notes are general unsecured obligations of NIC and rank pari passu in right of payment with all existing and future unsubordinated indebtedness of NIC and senior in right of payment to all existing and future subordinated indebtedness of NIC. The 9 3/8% senior notes are effectively subordinated to all secured indebtedness of NIC, if any. The 9 3/8% senior notes are effectively subordinated to all existing and future liabilities (including liabilities owed to trade creditors) of such subsidiaries of NIC (other than International) to the extent of the assets of each subsidiary of NIC. Any right of NIC to participate in any distribution of the assets of its subsidiaries upon the liquidation, reorganization or insolvency thereof (and the consequent right of the holders to benefit from those assets) will be subject to the claims of creditors (including trade creditors) of such subsidiary, except to the extent that claims of NIC itself as a creditor of such subsidiary may be recognized, in which case the claims of NIC would still be subordinate to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by NIC.

Guarantees.    International has unconditionally guaranteed on a senior, unsecured basis NIC's obligations under the 9 3/8% senior notes. This guarantee ranks equally in right of payment with all existing and future liabilities of International that are not subordinated. The International guarantee effectively ranks junior to any secured indebtedness of International to the extent of the value of the assets securing such indebtedness. The obligations of International under this guarantee are limited as required to prevent violation of fraudulent transfer or fraudulent conveyance laws. Under limited circumstances specified in the indenture, International will be released from its obligations under the guarantee.

Optional redemption.    The 9 3/8% senior notes are redeemable at the option of NIC in whole at any time or in part from time to time, on at least 30 days but not more than 60 days' prior notice at a redemption price equal to the greater of (i) 100% of their principal amount plus accrued but unpaid interest to the date of redemption or (ii) the sum of (a) the present values of the remaining scheduled payments of principal and interest thereon from the date of redemption to the date of maturity (except for currently accrued but unpaid interest)

discounted to the date of redemption, on a semiannual basis at the treasury rate, plus 50 basis points, and (b) accrued but unpaid interest to the date of redemption.

Restrictive covenants.    The indenture contains covenants for the benefit of the holders of the 9 3/8% senior notes that, among other things, limit the ability of NIC and any of its restricted subsidiaries to:

  (a)
  enter into transactions with affiliates;

  (b)
  pay dividends or make other restricted payments;

  (c)
  consummate asset sales;

  (d)
  incur indebtedness;

  (e)
  issue preferred stock of its restricted subsidiaries;

  (f)
  incur liens;

  (g)
  impose restrictions on the ability of a restricted subsidiary to pay dividends or make payments to NIC and its restricted subsidiaries;

  (h)
  merge or consolidate with any other person;

  (i)
  sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of NIC;

  (j)
  engage in specified sale-leaseback transactions; or

  (k)
  enter into guarantees.

These limitations are, however, subject to a number of important qualifications and exceptions.

The indenture provides that, after the 9 3/8% senior notes have been assigned an investment grade rating by Standard & Poor's Rating Services and Moody's Investors Services Inc., NIC and its restricted subsidiaries will no longer be subject to the limitations described above regarding incurrence of indebtedness, asset disposition, restricted payments, preferred stock of restricted subsidiaries, transactions with affiliates, payment restrictions affecting restricted subsidiaries, merger and consolidation and sale-leaseback transactions.

Repurchase upon change of control.    The indenture provides that, in the event of a change of control, NIC will offer to repurchase all or a portion of the notes at a purchase price equal to 101% of the principal amount of the notes then outstanding, plus accrued and unpaid interest through the purchase date.

The term "change of control" is defined in the indenture to include one or more of the following events:

  (a)
  any "person" or "group," other than employee or retiree benefit plans or trusts sponsored or established by NIC or International, is or becomes the "beneficial owner" of securities of NIC representing 35% or more of the combined voting power of NIC's then outstanding voting stock;

  (b)
  the following individuals cease for any reason to constitute more than two-thirds of the number of directors then serving on the board of directors of NIC: individuals who, on the issue date of the senior notes, constitute the board of directors and any new director whose appointment or election by the board of directors or nomination for election by NIC's stockholders was approved (A) by the vote of at least a majority of the directors then still in office or whose appointment, election or nomination was previously so approved or recommended or (B) with respect to directors whose appointment or election to the board of directors was made by the holders of NIC's nonconvertible junior preference stock, series B, by the holders of such preference stock;

  (c)
  the shareholders of NIC shall approve any plan of liquidation (whether or not otherwise in compliance with the provisions of the existing indentures);

  (d)
  NIC consolidates with or merges with or into another person, other than a merger or consolidation of NIC in which the holders of the common stock of NIC outstanding immediately prior to the consolidation or merger hold, directly or indirectly, at least a majority of the common stock of the surviving corporation immediately after such consolidation or merger; or

  (e)
  subject to certain exceptions, NIC or any restricted subsidiary of NIC, directly or indirectly, sells, assigns, conveys, transfers, leases or otherwise disposes of, in one transaction or a series of related transactions, all or substantially all of the property or assets of NIC and the restricted subsidiaries of NIC (determined on a consolidated basis) to any person.

Events of default.    The events of default under the indenture are as follows:

  (a)
  default in the payment of principal of, or premium, if any, or liquidated damages on any senior note when due;

  (b)
  default in the payment of any installment of interest on any 9 3/8% senior note when due and continuance of such default for 30 days or more;

  (c)
  failure to observe, perform or comply with any of the restrictions on merger and consolidation;

  (d)
  default in the performance of, or breach of, any other covenant or warranty of NIC or of any restricted subsidiary in the indenture or senior notes and failure to remedy such default within 30 days;

  (e)
  default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured any indebtedness for money borrowed by NIC or any subsidiary, which default is caused by a failure to pay principal or premium on such indebtedness and the failure to repay results in acceleration of an aggregate amount of $20 million and such acceleration is not rescinded in full in 30 days;

  (f)
  entry by a court of a judgment against NIC or a subsidiary or any of their property or assets in an aggregate amount in excess of $20 million, which judgments have not been vacated within 30 days from their entry; or

  (g)
  certain events of bankruptcy, insolvency or reorganization involving NIC or any material subsidiary.

Additional information.    The foregoing summary of the material provisions of the 9 3/8% senior notes indenture is qualified in its entirety by reference to all of the provisions of such indenture, which have been filed with the SEC. See "Where you can find additional information."

2.5% senior convertible notes

General.    NIC's $190 million 2.5% senior convertible notes were issued under an indenture dated as of December 16, 2002, between NIC, International and BNY Midwest Trust Company, as trustee. The 2.5% senior convertible notes are limited to $190 million aggregate principal amount. The senior convertible notes mature on December 15, 2007 and bear interest at the rate of 2.5%. Interest is compounded on the basis of 360-day year comprised of twelve 30-day months.

Interest.    Interest is payable semiannually (to holders of record of the senior convertible notes at the close of business on June 1 and December 1 immediately preceding the interest payment date) on June 15 and December 15 of each year, respectively. The senior convertible notes do not have the benefit of any sinking fund.

Ranking.    The senior convertibles notes are general unsecured obligations of NIC and rank pari passu in right of payment with all existing and future unsubordinated indebtedness of NIC and senior in right of payment to all existing and future subordinated indebtedness of NIC. The senior convertible notes are effectively subordinated to all secured indebtedness of NIC, if any. The senior convertible notes are effectively subordinated to all existing and future liabilities (including liabilities owed to trade creditors) of such subsidiaries of NIC (other than International) to the extent of the assets of each subsidiary of NIC. Any right of NIC to participate in any distribution of the assets of its subsidiaries upon the liquidation, reorganization or insolvency thereof (and the consequent right of the holders to benefit from those assets) will be subject to the claims of creditors (including trade creditors) of such subsidiary, except to the extent that claims of NIC itself as a creditor of such subsidiary may be recognized, in which case the claims of NIC would still be subordinate to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by NIC.

Guarantees.    International has unconditionally guaranteed on a senior, unsecured basis NIC's obligations under the senior convertible notes. This guarantee ranks equally in right of payment with all existing and future liabilities of International that are not subordinated. The International guarantee effectively ranks junior to any secured indebtedness of International to the extent of the value of the assets securing such indebtedness. The obligations of International under this guarantee are limited as required to prevent violation of fraudulent transfer or fraudulent conveyance laws. Under limited circumstances specified in the indenture, International will be released from its obligations under the guarantee.

The indenture provides that, after the senior convertible notes have been assigned an investment grade rating by Standard & Poor's Rating Services and Moody's Investors Services Inc., International will be released from its guarantee, subject to certain important qualifications and exceptions.

Conversion.    Subject to certain conditions, holders of senior convertible notes may convert all or part of their notes at any time after issuance into shares of NIC common stock at a conversion price equal to $34.71 per share, subject to adjustment, unless NIC has previously repurchased the notes or unless the notes have matured. No adjustment in the conversion price will be required unless such adjustment would require a change of at least 1% of the conversion price then in effect. NIC is not required to deliver fractional shares of NIC common stock upon conversion of the senior convertible notes and may deliver cash in lieu of such fractional shares. The conversion price is subject to adjustment in certain events, including:

  (a)
  the issuance of NIC common stock as a dividend or distribution on such common stock;

  (b)
  certain subdivisions and combinations of NIC common stock;

  (c)
  the issuance to all or substantially all holders of NIC common stock of certain rights or warrants to purchase such common stock at a price per share less than the current market price, except that the conversion price will be readjusted to the extent such rights or warrants are not exercised prior to their expiration;

  (d)
  the dividend or other distribution to all holders of common stock of shares of NIC capital stock (other than common stock) or evidences of its indebtedness or assets (including securities, but excluding those rights, warrants, dividends and distributions referred to above or paid exclusively in cash);

  (e)
  dividends or other distributions consisting exclusively of cash (excluding certain specified cash distributions) to all holders of NIC common stock to the extent such distributions, combined together with (i) all such all-cash distributions made within the preceding 12 months in respect of which no adjustment has been made plus (ii) any cash and the fair market value of other consideration payable in respect of any tender offers by NIC or any of its subsidiaries for NIC common stock concluded within the preceding 12 months in respect of which no adjustment has been made, exceed 10% of NIC's market capitalization on the date immediately preceding the date on which such distribution is declared by NIC; and

  (f)
  the purchase of NIC common stock pursuant to a tender offer made by NIC or any of its subsidiaries to the extent that the aggregate consideration, together with (i) any cash and the fair market value of any other consideration payable in any other tender offer expiring within 12 months preceding such tender offer in respect of which no adjustment has been made plus (ii) the aggregate amount of any such all-cash distributions referred to in clause (e) above to all holders of NIC common stock within the 12 months preceding the expiration of such tender offer in respect of which no adjustments have been made, exceeds 10% of NIC's market capitalization on the expiration of such tender offer.

NIC may, instead of making any required adjustment in the conversion price under clause (d) or (e), make proper provision so that each holder of senior convertible notes who converts their notes shall be entitled to receive upon conversion, in addition to the shares of NIC common stock, the amount and kind of distributions that the holder would have been entitled to receive if the holder had converted the note immediately prior to the date fixed for determining the shareholders entitled to receive the distribution and, in the case of clause (e), interest accrued as a consequence of the investment, in U.S. government obligations with a maturity of not more than three months, of the cash amount that the holder would have been so entitled to receive.

In the case of any reclassification or change of NIC's common stock or a consolidation, merger, share exchange or combination involving NIC or a sale or transfer to another person of all or substantially all of NIC's property and assets, in each case as a result of which holders of NIC's common stock will be entitled to receive stock, other securities, other property or assets with respect to or in exchange for NIC's common stock, the holders of the senior convertible notes then outstanding will be entitled thereafter to convert such notes into the kind and amount of shares of stock, other securities or other property or assets, which they would have owned or been entitled to receive upon such reclassification, change, consolidation, merger, share exchange, combination, sale or conveyance, if such notes had been converted into NIC common stock immediately prior to such transaction.

NIC may, from time to time, to the extent permitted by law, reduce the conversion price of the senior convertible notes by any amount for any period of at least 20 days, in which case NIC shall give at least 15 days' notice of such decrease, if its board of directors has made a determination that such decrease would be in its best interests, which determination will be conclusive. NIC may, at its option, make such reductions in the conversion price, in addition to those set forth above, as its board of directors deems advisable to avoid or diminish any income tax to holders of NIC common stock resulting from any dividend or distribution of stock or rights to acquire stock or from any event treated as such for income tax purposes.

Restrictive covenants.    The indenture contains covenants for the benefit of the holders of the senior convertible notes that, among other things, limit the ability of NIC and any of its restricted subsidiaries to:

  (a)
  merge or consolidate with any other person;

  (b)
  sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of NIC; or

  (c)
  enter into guarantees.

These limitations are, however, subject to a number of important qualifications and exceptions.

Mandatory redemption.    The indenture provides that, in the event of the occurrence of certain "fundamental changes," each holder of the senior convertible notes will have the right to require NIC to repurchase any or all of the holder's senior convertible notes at a purchase price equal to 100% of the principal amount of the notes then outstanding, plus accrued and unpaid interest through the purchase date.

The term "fundamental change" is defined in the indenture to include one or more of the following events:

  (a)
  the common stock of NIC is no longer traded on a U.S. national securities exchange or approved for trading on The NASDAQ Stock Market;

  (b)
  NIC consolidates with or merges into another person (other than a direct or indirect wholly-owned subsidiary) and the holders of the common stock of NIC immediately prior to the transaction receive for their common stock shares of the resulting or surviving entity (or its parent) which in the aggregate represent less than a majority of the total voting power of all classes of voting stock that are normally entitled to vote in the election of directors of the resulting or surviving entity (or its parent) immediately after the transaction;

  (c)
  any person (other than a direct or indirect wholly-owned subsidiary) consolidates with or merges into NIC and the holders of the common stock of NIC immediately prior to the transaction beneficially own shares of the resulting or surviving entity which in the aggregate represent less than a majority of the total voting power of all classes of voting stock that are normally entitled to vote in the election of directors of the resulting or surviving entity (or its parent) immediately after the transaction;

  (d)
  NIC, or NIC together with its subsidiaries taken as a whole, sells, conveys, transfers or leases all or substantially all of their properties and assets to any person or group in one or a series of transactions other than (1) to one or more of its direct or indirect wholly-owned subsidiaries, (2) in a permitted joint venture or (3) a transaction in which the holders of the common stock of NIC immediately prior to the transaction receive for their common stock shares of the transferee or lessee (or its parent) which in the aggregate represent a majority of the total voting power of all classes of voting stock that are normally entitled to vote in the election of directors of the transferee or lessee (or its parent) immediately after the transaction;

  (e)
  any "person" or "group" other than NIC employee or retirement benefit plans or trusts sponsored or established by NIC or its subsidiaries is or becomes after the issue date of the senior convertible notes the "beneficial owner" of shares representing more than 50% of the combined voting power of the then outstanding voting stock that is normally entitled to vote in the election of directors of NIC;

  (f)
  so long as NIC is bound to the terms of the indenture, it adopts a plan relating to its liquidation or dissolution; or

  (g)
  the outstanding common stock of NIC is reclassified into, exchanged for or converted into the right to receive any other property or security (other than in connection with a consolidation or merger covered by clause (b) or (c) above);

except that none of these occurrences will constitute a "fundamental change" if at least 90% of the aggregate fair market value (as determined by NIC's board of directors) of the property and securities received or retained by holders of NIC's common stock in respect of such common stock in such transaction, other than cash payments for fractional shares, consists of shares of voting common stock of the successor person (or its parent) that are, or upon issuance will be, traded on a U.S. national securities exchange or approved for trading on the NASDAQ Stock Market.

Events of default.    The events of default under the indenture are as follows:

  (a)
  failure to pay the principal amount or the repurchase price upon the occurrence of a "fundamental change" with respect to any senior convertible note when such amount becomes due and payable;

  (b)
  default in the payment of any installment of interest on any senior convertible note when due and continuance of such default for 30 days or more;

  (c)
  default in the payment of any additional interest owing due to a delay in the filing or effectiveness of a registration statement (or such registration statement ceases to be effective) with respect to the senior convertibles notes and the common stock issuable upon the conversion of such notes and continuance of such default for 30 days or more;

  (d)
  failure to provide the trustee under the indenture with timely notice of a "fundamental change";

  (e)
  failure to comply with any of NIC's other agreements in the senior convertible notes or the indenture and such failure continues for 60 days after the receipt of written notice of such default by the trustee or by holders of not less than 25% in aggregate principal amount of the senior convertible notes then outstanding;

  (f)
  the occurrence of specified events of bankruptcy or insolvency affecting NIC;

  (g)
  default in the performance of, or breach of, any other covenant or warranty of NIC or of any restricted subsidiary in the indenture or senior notes and failure to remedy such default within 30 days; or

  (h)
  default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured any indebtedness for money borrowed by NIC or any subsidiary, which default is caused by a failure to pay principal of or premium, if any, on such indebtedness upon its stated maturity or which default results in the acceleration of such indebtedness and the failure to repay results in acceleration of an aggregate amount of $50 million and such acceleration is not rescinded in full in 30 days.

Additional information.    The foregoing summary of the material provisions of the 2.5% senior notes indenture is qualified in its entirety by reference to all of the provisions of such indenture, which have been filed with the SEC. See "Where you can find additional information."

Financial services operations

4.75% subordinated exchangeable notes

As part of the Concurrent Transactions, NIC intends to assume all of the obligations of NFC under the 4.75% subordinated exchangeable notes and the 4.75% subordinated exchangeable notes indenture. Unless the context otherwise requires, all references below to NFC should be replaced with "NIC" upon the completion of the Concurrent Transactions. NFC will have no further obligations under the 4.75% subordinated exchangeable notes or the 4.75% subordinated exchangeable notes indenture following NIC's assumption of such obligations. Although it is NIC's intention to effect the assumption of the 4.75% subordinated exchangeable notes, NIC reserves the right not to do so if circumstances change. Set forth below is a brief summary of the 4.75% subordinated exchangeable notes:

General.    NFC's 4.75% subordinated exchangeable notes due 2009 were issued pursuant to an indenture, dated March 25, 2002, among NFC, NIC and BNY Midwest Trust Company, as trustee. The notes mature on April 1, 2009, subject to earlier exchange, repurchase or redemption provisions described below. The notes accrue interest at a rate of 4.75% per annum. Interest on outstanding notes is payable semiannually in arrears on April 1 and October 1 of each year. The notes are limited to $220 million aggregate principal amount.

Ranking.    The notes are general unsecured obligations of NFC and are subordinated in right of payment to all of NFC's existing and future senior indebtedness. For this purpose, "senior indebtedness" refers to:

  •
  all indebtedness of NFC, whether outstanding on the date of the issuance of the notes or thereafter created, incurred or assumed, which is for money borrowed, or which is evidenced by a note or similar instrument given in connection with the acquisition of any business, properties or assets,

  •
  any indebtedness of others of the kinds described in the bullet point above for the payment of which NFC is responsible or liable as guarantor or otherwise, and

  •
  amendments, renewals, extensions and refundings of any such indebtedness.

The notes also are effectively subordinated to all of NFC's secured indebtedness and all liabilities, including trade payables, of NFC's subsidiaries. The indenture under which the notes were issued contains no limitation on the amount of indebtedness, including senior and secured indebtedness, that NFC or its subsidiaries may issue or guarantee.

Exchange/conversion.    Holders may deliver their notes to NIC, which will, in exchange for the notes, deliver shares of its common stock at an initial exchange price of $55.73 per share at any time following issuance of the notes, unless NFC has previously repurchased the notes or unless the notes have matured. The exchange price will be subject to adjustment upon the occurrence of specified events.

Optional redemption.    At any time on and after April 1, 2005, NFC may redeem some or all of the notes at the redemption prices (expressed as percentages of principal amount), set forth below plus accrued and unpaid interest and liquidated damages, if any, on the notes redeemed, to (but excluding) the applicable redemption date, if redeemed during the twelve-month period beginning on April 1 of the years indicated below:

Year	Redemption Price

2005	102.036%
2006	101.357%
2007	100.679%
2008 and thereafter	100.000%

Mandatory redemption.    Upon a Fundamental Change (as defined below) that occurs prior to the maturity of the notes, each holder may require NFC to repurchase all or a portion of such holder's notes at a repurchase price equal to 100% of the principal amount of the notes plus accrued and unpaid interest and liquidated damages, if any, to (but excluding) the date of repurchase. A "Fundamental Change" occurs if:

  •
  the common stock of NIC (or its successor under the indenture) is no longer traded on a U.S. national securities exchange or approved for trading on the NASDAQ Stock Market;

  •
  (a) NIC consolidates with or merges into another person (other than a direct or indirect wholly-owned subsidiary) and the holders of the common stock of NIC immediately prior to the transaction receive for their common stock shares of the resulting or surviving entity (or its parent) which in the aggregate represent less than a majority of the total voting stock that are normally entitled to vote in the election of directors of the resulting or surviving entity (or its parent) immediately after the transaction or (b) NFC consolidates with or merges into another person (other than a direct or indirect wholly-owned subsidiary of NIC);

  •
  (a) any person (other than a direct or indirect wholly-owned subsidiary) consolidates with or merges into NIC and the holders of the common stock of NIC immediately prior to the transaction beneficially own shares of the resulting or surviving entity which in the aggregate represent less than a majority of the total voting power of all classes of voting stock that are normally entitled to vote in the election of directors of the resulting or surviving entity (or its parent) immediately after the transaction or (b) any person (other than a direct or indirect wholly owned subsidiary of NIC) consolidates with or merges into NFC and NFC ceases to be a direct or indirect wholly-owned subsidiary of NIC (or its successor under the indenture);

  •
  (a) NIC, or NIC together with its subsidiaries taken as a whole, sells, conveys, transfers or leases all or substantially all of their properties and assets to any person or group in one or a series of transactions other than (1) to one or more if its direct or indirect wholly-owned subsidiaries, (2) in a permitted joint venture or (3) a transaction in which the holders of the common stock of NIC immediately prior to the transaction receive for their common stock shares of the transferee or lessee (or its parent) which in the aggregate represent a majority of the total voting power of all classes of voting stock that are normally entitled to vote in the election of directors of the transferee or lessee (or its parent) immediately after the transaction or (b) NFC, or NFC together with its subsidiaries taken as a whole, sells, conveys, transfers or leases all or substantially all of their properties and assets to any person (other than (1) to one or more of its direct or indirect wholly-owned subsidiaries or (2) receivables and related assets and interests therein in connection with a qualified securitization transaction);

  •
  any "person" or "group" (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) other than (1) NIC or one or more of its direct or indirect wholly-owned subsidiaries or (2) employee or retirement benefit plans or trusts sponsored or established by NIC or its subsidiaries is or becomes after the issue date of the notes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of shares representing more than 50% of the combined voting power of the then outstanding voting stock that is normally entitled to vote in the election of directors of NIC or NFC;

  •
  so long as NIC or NFC is bound to the terms of the indenture, it adopts a plan relating to its liquidation or dissolution; or

  •
  the outstanding common stock of NIC is reclassified into, exchanged for or converted into the right to receive any other property or security;

provided, however, that (a) none of these circumstances with respect to NIC will be a Fundamental Change if at least 90% of the aggregate fair market value (as determined by NIC's board of directors) of the property and securities received or retained by holders of NIC's common stock in respect of such common stock in such transaction, other than cash payments for fractional shares, consists of shares of voting common stock of the successor person (or its parent) that are, or upon issuance will be, traded on a U.S. national securities exchange or approved for trading on the NASDAQ Stock Market and (b) none of these circumstances with respect to NFC will be a Fundamental Change so long as there is not Ratings Decline (as defined in the indenture).

Assumption.    NIC may, at its option, assume the obligations of NFC under the notes and the indenture subject to the satisfaction of specified conditions.

Additional information.    The foregoing summary of the material provisions of the 4.75% subordinated notes indenture is qualified in its entirety by reference to all of the provisions of such indenture, which has been filed with the SEC. See "Where you can find additional information."

NFC bank credit facility

In December 2000, NFC entered into a senior bank credit facility with several lenders, including JPMorgan Chase Bank, as administrative agent. The bank credit facility matures in 2005 and is priced off a floating rate index. It provides for aggregate borrowings of $820 million, up to $100 million of which may also be borrowed by NIC's three Mexican finance subsidiaries. Such borrowings by the Mexican finance subsidiaries are guaranteed by NIC and NFC. Except as otherwise prohibited in the agreement, NFC is permitted to lend up to $50 million to International. Outstanding obligations under the credit agreement are secured by a perfected first priority security interest in substantially all of NFC's tangible and intangible assets.

The credit agreement includes a number of restrictive covenants. For example, NFC is required to maintain consolidated income before income taxes at least equal to 125% of its fixed charges (consisting of consolidated interest expense and preferred stock dividends). In addition, the ratio of NFC's total consolidated debt to consolidated tangible net worth (both as defined in the credit agreement) may not exceed 7 to 1.

The credit agreement requires that NFC comply with its intercompany agreements. NFC is prohibited from engaging in transactions with affiliates (except in certain limited circumstances) that are not on an arm's-length basis and in the ordinary course of business.

The credit agreement restricts NFC's ability to enter new lines of business, limits the types of investments that NFC may make and contains a negative pledge which prevents NFC from incurring or suffering to exist liens on its assets, except in certain limited circumstances. The credit agreement also contains customary covenants regarding reporting, insurance, conduct of business, maintenance of existence and compliance with laws.

Events of default under the credit agreement include:

  (a)
  failure to pay principal or interest (subject to a grace period) when due;

  (b)
  breach of a covenant or representation or warranty (subject to certain limited cure periods);

  (c)
  default on certain other indebtedness;

  (d)
  certain change of control events;

  (e)
  certain events of bankruptcy;

  (f)
  certain judgments against NFC; or

  (g)
  certain other events of default.

Securitization programs

NFC presently uses various securitization programs, which have structures and sources of financing that were designed to obtain the most favorable financing available, to fund a substantial portion of its acquisitions of receivables. As a general matter, NFC believes that securitization programs provide it with funding at rates that are much lower than NFC could obtain through issuing its own unsecured or secured corporate debt obligations. NFC anticipates continuing to use securitization programs to fund its acquisitions of receivables.

NFC securitizes receivables using both "liquidating pool" and "revolving pool" structures. A liquidating pool structure involves the sale or pledge of a fixed pool of receivables. The entire pool may be sold or pledged at closing, or, in a "pre-funded transaction," additional receivables may be sold or pledged over a pre-funding period, not exceeding a six-month period. The additional receivables are paid for with a portion of the proceeds of the issuance, which portion is held in a "pre-funding account" pending such use. In a liquidating pool structure, including pre-funded transactions, the outstanding principal balance of the pool of sold or pledged receivables declines as receivables are collected, become defaulted or otherwise are removed from the pool. The initial pool of receivables will not be augmented with additional receivables, except through subsequent sales in pre-funded transactions. In a liquidating pool structure, substantially all of the collections are used to repay the unrecovered investments of the investors in the transaction, with the result that the amount of financing declines substantially in tandem with the amount of outstanding receivables in the pool.

In a revolving pool structure, by contrast, new receivables are generally transferred into the pool on a periodic basis during a "revolving period" that is longer than a "pre-funding" period—for example, on a daily basis in the wholesale notes securitization described below. During the revolving period, principal collections on the receivables are reinvested in the new receivables or retained within the structure rather than being paid out to investors. Interest owing to the investors is paid on a monthly basis. Principal payments are generally made to investors after the end of the revolving period according to the terms of their respective agreements. NFC uses revolving pool structures for the securitization of short-term receivables or as "warehouse" financing for medium-term receivables until a more permanent form of securitization program can be established for such receivables.

The source of financing for NFC's securitization programs varies with market conditions and other considerations at the time each securitization program was structured and established. Currently, NFC uses securitization programs that obtain financing from the sale of notes or certificates in transactions under Rule 144A or public securities offerings of medium term asset-backed securities, which we refer to as "capital markets" transactions, and bank conduit facilities, which we refer to as "bank conduit" transactions. A bank conduit provides financing by issuing commercial paper through a special purpose vehicle administered by a commercial bank or other financial institution. In addition, a bank conduit facility will generally have available a back-up credit facility with one or more commercial banks that would provide financing in the event the special purpose vehicle was unable to issue commercial paper.

The following is a summary of securitization programs currently utilized by NFC.

Securitization of wholesale notes

Since 1990, NFC has securitized its wholesale notes through investor certificates (five of which are currently outstanding) issued by Navistar Financial Securities Corporation, or NFSC, a wholly owned special purpose subsidiary of NFC. Each day NFC generally sells all newly originated wholesale notes (except those wholesale notes which do not meet the specified eligibility criteria) to NFSC. NFSC, in turn, sells the wholesale notes to a trust. The trust effectively reinvests collections on the outstanding wholesale notes by using such collections to purchase the newly originated wholesale notes. Collections are retained in the trust to the extent the required minimum trust balance exceeds the balance of wholesale notes owned by the trust. NFSC retains an interest in the trust, a portion of which is subordinated to the investor certificates. At October 31, 2003, $145 million of NFSC's retained interest was subordinated to claims of investor certificateholders.

Securitization of retail notes and leases

  Liquidating pool structures

Since 1993, NFC has securitized a significant portion of its retail notes. Periodically, NFC sells a pool of retail notes, certain monies due or received thereunder, security interests in the vehicles and equipment financed thereby and certain other property to Navistar Financial Retail Receivables Corporation, or NFRRC. Immediately thereafter, NFRRC transfers the same property to either (a) a trust formed specifically for such transaction in exchange for either asset-backed notes and certificates issued by such trust or (b) a bank conduit. NFC retains the option under certain circumstances to repurchase the remaining pool of retail notes from any liquidating pool structure once monies due and payable thereunder constitute 10% or less of the aggregate amount due and payable under such retail notes when initially sold into the securitization. NFRRC retains a residual interest in each liquidating pool structure.

As of October 31, 2003, trusts formed by NFRRC and bank conduits have financed approximately $12 billion in aggregate principal balance of retail notes through the issuance of term asset-backed securities and commercial paper. At October 31, 2003, asset-backed securities from eight securitized transactions originated by NFRRC remained outstanding and had a remaining aggregate principal balance of approximately $2 billion.

In November 2002, NFC began to include a limited number of finance leases in its securitized pools. This action had no material adverse effect on the characterization of these securitized pools.

NFC is exposed to interest rate risk relating to changes in market interest rates. As part of its overall strategy to manage the level of exposure to the risk of interest rate adversely affecting net interest income or expense, NFC uses interest rate swap agreements, interest rate caps, and forward contracts. NFC is also occasionally required by third parties to use derivative instruments to make financing possible under sold note arrangements. These derivatives are used in asset-backed transactions in order to absorb some portfolio-related risks. NFC's policy prohibits the use of derivative financial instruments for speculative purposes.

  Revolving retail warehouse facility

In October 2000, NFC established a revolving retail warehouse facility for its retail notes and retail leases, other than fair market value leases. Under this facility, Truck Retail Instalment Paper Corp., or TRIP, a wholly owned special purpose subsidiary of NFC, issued $500 million of floating rate asset backed notes. These notes are priced off of the one month LIBO rate and have a targeted final payment date of October 17, 2005. The proceeds from the sale are held by the trustee and invested in marketable securities until they are used to purchase new retail notes and retail leases from NFC, which TRIP holds until NFC decides to effect a permanent financing in the capital markets or through a bank conduit at which point TRIP's assets will once again consist principally of marketable securities rather than receivables. TRIP's assets, which are retail receivables or marketable securities or a combination of both, are pledged to the indenture trustee as collateral for the senior and subordinated notes issued by TRIP.

Securitization of retail accounts

In August 2000, NFC securitized the retail accounts that arise out of sales of trucks on open account by International. On a regular basis, International sells the receivables to NFC, which in turn sells the receivables to Truck Retail Accounts Corporation, or TRAC, a wholly owned, special purpose subsidiary of NFC. TRAC, in turn, sells an undivided interest in the retail accounts to a bank conduit. This transaction is structured on a revolving basis and provides up to $100 million of funding. TRAC retains an interest in the retail accounts, which is subordinated to the bank conduit's investment as protection against loss, dilution and carrying costs. This facility expired in August 2003. In April 2004, NFC reached an agreement on a new conduit agreement for retail accounts.

In November 2000, NFC securitized its unsecured trade receivables generated by the sale of diesel engines and engine service parts from International to Ford, which we refer to as "engine receivables." NFC purchases the engine receivables from International and sells the engine receivables to Truck Engine Receivables Financing Co., or TERFCO, a wholly owned special purpose subsidiary of NFC. TERFCO established a trust which issued approximately $100 million of floating rate asset-backed notes in November 2000, which will begin to mature in November 2005. TERFCO retains a residual interest in the trust.

Common elements of securitization programs

The securitizations of receivables effected by NFC share a number of structural features. Except for the case of retail leases, in the first step of each securitization, the receivables are sold by

NFC to its subsidiary (NFSC, NFRRC, TRIP, TRAC or TERFCO, as applicable) in a transaction intended to qualify as a true sale under applicable law to transfer NFC's entire ownership interest in the receivables so that such receivables would not constitute part of NFC's estate in the event of a bankruptcy of NFC. Each of these subsidiaries is a special purpose corporation, or SPC, whose activities are limited to participating in the securitization and related transactions. NFC has taken steps to maximize the likelihood that each SPC is a bankruptcy remote entity and minimize the risk that the voluntary or involuntary application for relief by NFC under the United States Bankruptcy Code or similar applicable state laws, or insolvency laws, will result in consolidation of the assets and liabilities of the SPC with those of NFC.

The SPC either (in the case of NFSC, NFRRC, TRAC and TERFCO) transfers its interest in the receivables to the related trust or conduit, which purchases and holds the receivables, or (in the case of TRIP) transfers a security interest in the receivables to an indenture trustee for the benefit of asset-backed security holders, who hold notes issued by TRIP that are secured by the receivables.

In all of these transactions, the SPC retains interests in the trusts or assets held by the bank conduit or the trustee, which may be in the form of residual interests, spread accounts or rights to excess spread on the receivables. These residual interests provide the initial level of protection to investors against credit losses on the sold receivables.

In each securitization, NFC is appointed as the servicer of the receivables. NFC can be replaced as servicer in any securitization upon a material default in the performance of its duties. In each securitization, NFC makes certain representations and warranties with respect to the receivables it sells to an SPC, and NFC remains obligated to repurchase any receivables with respect to which it breaches such representations or warranties.

The sales of receivables in each of the securitizations, other than the revolving retail warehouse facility, constitute sales under generally accepted accounting principles, with the result that the sold receivables are removed from NFC's balance sheet and the investors' interests in the related trust or conduit are not reflected as liabilities. However, the SPC's residual interests in the related trusts or assets held by the conduit are reflected on NFC's consolidated balance sheet, as assets.

Sale-leasebacks

Currently, NFC finances the majority of its operating and a portion of its finance leases through sale-leasebacks which are accounted for as secured borrowing arrangements. Typically, in this type of transaction Harco Leasing Company, a wholly owned subsidiary of NFC, directs a titling trust, which holds such leases and the leased vehicles as trust assets, to transfer a portfolio interest representing the leased vehicles to a third party financier. In this type of transaction, Harco Leasing typically retains substantially all ownership risk and pledges a portfolio interest representing the associated retail leases to the third party financier as collateral for its obligations under the sale-leaseback. For tax purposes, these arrangements are treated as sale-leaseback transactions with the third party financier receiving the tax benefits of asset ownership. As of October 31, 2003, NFC had $212.5 million in borrowings secured under these transactions. NFC expects to effect additional secured borrowing agreements in the future.

Other financial services borrowings

NIC's three Mexican finance subsidiaries presently support their operations by borrowings under the NFC Revolving Credit Agreement, a 500 million Mexican Peso ($45 million equivalent) Medium Term Promissory Notes Program established in November 2001, and various bank credit facilities. Such borrowings are guaranteed in whole or in part by NIC and NFC. As of January 31, 2004, such borrowings had an aggregate principal balance of $205 million, of which $36 million was guaranteed by NIC and NFC, $67 million was guaranteed by NFC, and $102 million was guaranteed by NIC.

Certain arrangements with NFC

Master intercompany agreement

The operating relationship between NFC and International is governed by the Master Intercompany Agreement, dated as of April 26, 1993 and as may be amended or supplemented from time to time.

Purchase of notes and accounts receivable

The Master Intercompany Agreement requires that International, with limited exceptions, offer NFC all wholesale and retail notes and installment sales contracts which International acquires in the regular course of its business from sales of trucks and related equipment to International dealers and customers. Such offers must be on terms which will (together with charges made to others for financing services) afford reasonable compensation for the financing services rendered by NFC to International and International dealers with respect to the sale of International products and used goods. NFC in turn has agreed, to the extent that it is able to finance such purchases, that it will purchase all such receivables except those, if any, as to which the risk of loss is unacceptable to NFC.

Pursuant to the Master Intercompany Agreement, NFC also purchases International's wholesale accounts receivable from International dealers arising out of International's sales of goods (primarily parts) and services to such dealers. NFC receives compensation from International in the form of a floating rate service charge for financing these accounts.

The Master Intercompany Agreement also provides that NFC will purchase retail accounts receivable from International that arise out of International's sales to retail customers and OEMs. NFC receives a floating rate service charge from International for financing these accounts.

Payment of financing charges by International

International currently provides floor plan financing assistance for International dealers through various interest credits and interest payments. Upon sale of a vehicle to an International dealer, International currently issues an interest credit to the dealer or provides an interest free period on the related wholesale note to the International dealer. International also currently pays interest on behalf of an International dealer during the period that a financed vehicle is in transit to the International dealer. Further, International periodically implements special sales programs pursuant to which it agrees to pay interest on behalf of International dealers for an extended period of time. Pursuant to the Master Intercompany Agreement, International pays the amount of interest owing on the wholesale notes during the in transit and any interest free periods directly to NFC.

Payments to International for administrative and other services

The Master Intercompany Agreement provides for payment by NFC to International of a fee for data processing and other administrative services based on the actual cost of the services performed. NFC paid International service fees of $1.9 million, $2.2 million, $2.5 million and $3.0 million for fiscal years 2003, 2002, 2001 and 2000, respectively.

Tax allocation agreement

Pursuant to the Tax Allocation Agreement effective October 1, 1981, as subsequently amended and supplemented, NFC is required to pay to International an amount equal to the amount NFC and its subsidiaries would pay with respect to federal corporate income taxes if NFC and its subsidiaries filed federal tax returns on a consolidated basis as an affiliated group of corporations, notwithstanding the fact that the affiliated group of corporations including NIC and its subsidiaries may not have any federal tax liability. The agreement contains similar provisions regarding state income taxes for states that permit the filing of consolidated returns.

Side agreement

The Side Agreement, dated as of December 8, 2000 and as may be amended or supplemented from time to time, requires either International or Navistar to hold and own 100% of the outstanding voting stock of NFC (other than shares held by directors of NFC as qualifying shares). The Side Agreement also requires International not to permit NFC's consolidated income before income taxes, interest expense and dividends on preferred stock to be less than 125% of NFC's consolidated interest expense and dividends on preferred stock for any period of four fiscal quarters immediately preceding the date of measurement.

United States federal income tax considerations

The following is a general discussion of material United States federal income tax consequences of the acquisition, ownership and disposition of the notes. Unless otherwise stated, this discussion is limited to the tax consequences to those persons who hold such notes as capital assets ("Holders"). This discussion does not address specific tax consequences that may be relevant to particular persons (including, for example, pass-through entities (e.g., partnerships) or persons who hold the notes through pass-through entities, individuals who are U.S. expatriates, financial institutions, broker-dealers, insurance companies, tax-exempt organizations, S corporations, regulated investment companies, real estate investment trusts, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, dealers in securities or foreign currency, U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar and persons in special situations, such as those who hold notes as part of a straddle, hedge, conversion transaction, or other integrated investment). In addition, this discussion is limited to persons purchasing the notes for cash in this offering and at their "issue price" within the meaning of Section 1273 of the Code (i.e., the first price at which a substantial amount of notes are sold to the public for cash). Moreover, this discussion does not address U.S. federal alternative minimum tax consequences, and does not describe any tax consequences arising under U.S. federal gift and estate or other federal tax laws or under the tax laws of any state, local or foreign jurisdiction. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Department regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis.

If a Holder is a partnership, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner of a partnership holding notes, we suggest that you consult your tax advisor.

Prospective purchasers of the notes are urged to consult their tax advisors concerning the United States federal income tax consequences to them of acquiring, owning and disposing of the notes, as well as the application of state, local and foreign income and other tax laws.

U.S. federal income taxation of U.S. holders

The following discussion is limited to the U.S. federal income tax consequences relevant to a Holder that is (i) a citizen or individual resident of the United States (as defined in Section 7701(b) of the Code); (ii) a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state therein or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income tax regardless of the source, or (iv) a trust, if a court within the United States is able to exercise primary supervision over the trust's administration and one or more United States persons have the authority to control all its substantial decisions, or if the trust was in existence on August 20, 1996, and has properly elected to continue to be treated as a U.S. person (a "U.S. Holder").

A "Non-U.S. Holder" is a Holder (other than a partnership) that is not a U.S. Holder.

Payments of interest.    Interest on a note will generally be includible in the income of a U.S. Holder as ordinary interest income at the time accrued or received in accordance with the U.S. Holder's regular method of accounting for U.S. federal income tax purposes.

Original issue discount.    The notes are not being issued with a discount that is subject to the original issue discount rules of the Code.

Disposition of notes.    U.S. Holders generally will recognize capital gain or loss upon the sale, redemption, including a repurchase by us for cash pursuant to the repurchase right, or other taxable disposition of the notes in an amount equal to the difference between:

  •
  the sum of the cash plus the fair market value of any property received from such disposition (other than amounts attributable to accrued but unpaid interest on the notes not previously included in income, which will be treated as interest for U.S. federal income tax purposes); and

  •
  the U.S. Holder's adjusted tax basis in the notes.

A U.S. Holder's adjusted tax basis in a note generally will equal the cost of the note to such U.S. Holder. Prospective investors should consult their tax advisors regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for taxpayers who are individuals, trusts or estates and have held their notes for more than one year) and losses (the deductibility of which is subject to limitations).

Backup withholding and information reporting.    U.S. Holders will generally be subject to Internal Revenue Service ("IRS") information reporting and may be subject to backup withholding on payments of interest on the notes and proceeds from the sale or other disposition of the notes. Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. Backup withholding will only be imposed where the noncorporate U.S. Holder (1) fails to furnish its social security number or other taxpayer identification number, referred to as a "TIN"; (2) furnishes an incorrect TIN; (3) is notified by the IRS that he or she has failed to properly report payments of interest or dividends; or (4) under certain circumstances, fails to certify, under penalties of perjury, that he or she has furnished a correct TIN and has not been notified by the IRS that he or she is subject to backup withholding.

The backup withholding rate is currently 28%. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder's federal income tax liability and may entitle such Holder to a refund, provided that the required information is furnished to the IRS.

U.S. federal income taxation of non-U.S. holders

The following discussion is limited to the U.S. federal income and estate tax consequences relevant to Non-U.S. Holders. Special rules may apply to certain Non-U.S. Holders (including, for example, "controlled foreign corporations," "passive foreign investment companies," and "foreign personal holding companies") that are subject to special treatment under the Code. Such entities should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Payments of interest.    Payments of interest on the notes paid to a Non-U.S. Holder will not be subject to U.S. federal withholding tax if such payments qualify as portfolio interest. The exemption applicable to such portfolio interest (the "Portfolio Interest Exemption") applies when:

  (1)
  the Non-U.S. Holder does not actually or constructively own 10 percent or more of the total combined voting power of all classes of our stock entitled to vote,

  (2)
  the Non-U.S. Holder is not a controlled foreign corporation that is related to us through stock ownership,

  (3)
  the Non-U.S. Holder is not a bank whose receipt of interest on the notes is described in Section 881(c)(3)(A) of the Code,

  (4)
  either (A) the Non-U.S. Holder certifies in a statement provided to us or our paying agent, under penalties of perjury, that it is not a "United States person" within the meaning of the Code and provides its name and address (generally by completing IRS Form W-8BEN), (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds the notes on behalf of the Non-U.S. Holder certifies to us or our paying agent under penalties of perjury that it, or the financial institution between it and the Non-U.S. Holder, has received from the Non-U.S. Holder a statement, under penalties of perjury, that such holder is not a "United States person" and provides us or our paying agent with a copy of such statement or (C) the Non-U.S. Holder holds its notes directly through a "qualified intermediary" and certain conditions are satisfied; and

  (5)
  the interest is not effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States.

If a Non-U.S. Holder cannot satisfy the requirements of the Portfolio Interest Exemption, payments of interest made to such Non-U.S. Holder will be subject to a 30% withholding tax unless the beneficial owner of the note provides us or our agent, as the case may be, with a properly executed:

(1)
IRS Form W-8BEN (or a valid substitute or successor form) claiming an exemption or reduction from withholding under the benefit of an applicable tax treaty (a "Treaty Exemption") or

(2)
IRS Form W-8ECI (or a valid substitute or successor form) stating that interest paid on the note is not subject to withholding tax because it is effectively connected with the conduct of the Non-U.S. Holder's trade or business in the United States, each form to be renewed periodically as required by applicable Treasury regulations.

If interest on a note is effectively connected with a Non-U.S. Holder's conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the Non-U.S. Holder), then the Non-U.S. Holder, although exempt from the withholding tax described above (provided the certification requirements described above are satisfied), will be subject to United States federal income tax on such interest on a net income basis in the same manner as if it were a U.S. Holder. In addition, if such Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its effectively connected earnings and profits for the taxable year, subject to adjustments. For this purpose, interest on a note and gain from the disposition of a note generally will be included in such foreign corporation's earnings and profit.

Disposition of notes. A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on gain realized on the sale or other taxable disposition (including a redemption) of a note unless:

  •
  the Non-U.S. Holder is an individual who was present in the United States for 183 days or more during the taxable year and certain other conditions are met;

  •
  the Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates;

  •
  such gain is effectively connected with the Non-U.S. Holder's conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the Non-U.S. Holder; or

  •
  gain on the disposition of a note represents accrued interest (in which case the rules for interest would apply).

U.S. Federal Estate Tax    The estate of a Non-U.S. Holder will not be subject to U.S. federal estate tax on notes beneficially owned by the Non-U.S. Holder at the time of death, provided that any payment on the notes to the Non-U.S. Holder would be eligible for the Portfolio Interest Exemption described above under "—Payments of interest," without regard to the certification requirements described in that section.

Backup withholding and information reporting.    We must report annually to the IRS and to each Non-U.S. Holder the amount of interest paid on a note, regardless of whether withholding was required, and any tax withheld with respect to the interest. Under the provisions of an income tax treaty and other applicable agreements, copies of these returns may be made available to the tax authorities of the country in which the Non-U.S. Holder resides.

A Non-U.S. Holder generally will not be subject to backup withholding with respect to payments of interest on the notes and proceeds from the sale or other disposition of the notes to or through a U.S. office of a broker, as long as (1) the Non-U.S. Holder furnishes to the payor or broker a valid IRS Form W-8BEN (or substitute or successor form) certifying, under penalties of perjury, its status as a non-U.S. person or otherwise establishes an exemption and (2) the payor or broker does not have actual knowledge or reason to know that the Non-U.S. Holder is a U.S. person or that the conditions of any exemption are not, in fact, satisfied.

The payment of the proceeds from the sale or other disposition of the notes to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale or disposition of the notes will be subject to information reporting if it is to or through a foreign office of a broker that is a "U.S. related broker" unless the broker does not have actual knowledge or reason to know that the holder is a U.S. person and the documentation requirements described above are met, or the Non-U.S. Holder otherwise establishes an exemption. Under applicable Treasury regulations, a broker is a "U.S. related broker" if it is (1) a U.S. person, (2) a controlled foreign corporation for U.S. federal income tax purposes, (3) a foreign person 50% or more of whose gross income for a specified three-year period is effectively connected with the conduct of a U.S. trade or business, or (4) a foreign partnership, if at any time during its tax year one or more of its partners are U.S. persons, as defined in Treasury regulations, who in the aggregate hold more than 50% of the income or capital interests in the partnership, or such foreign partnership is engaged in the conduct of a U.S. trade or business.

Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a credit against such holder's U.S. federal income tax liability, if any, or will otherwise be refundable, provided that the requisite procedures are followed and the proper information is filed with the IRS on a timely basis. Non-U.S. Holders of the notes should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption, if applicable.

THIS DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY. ACCORDINGLY, YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES TO YOU OF ACQUIRING, OWNING AND DISPOSING OF THE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAWS.

Underwriting

Subject to the terms and conditions in the underwriting agreement between us and the underwriters, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amount of notes that appears opposite its name in the table below:

Underwriter	Principal amount

J.P. Morgan Securities Inc.	$
Credit Suisse First Boston LLC
Citigroup Global Markets Inc.
Banc of America Securities LLC
Scotia Capital (USA) Inc.
BNY Capital Markets, Inc.
RBC Capital Markets Corporation

Total		$250,000,000

The underwriting agreement provides that the underwriters will purchase all the notes if any of them are purchased.

The underwriters initially propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus. The underwriters may offer the notes to selected dealers at the public offering price minus a concession of up to    % of the principal amount. In addition, the underwriters may allow, and those selected dealers may reallow, a concession of up to    % of the principal amount to certain other dealers. After the initial offering, the underwriters may change the public offering price and any other selling terms. The underwriters may offer and sell notes through certain of their affiliates.

In the underwriting agreement, we have agreed that:

  •
  We will not offer or sell any of our debt securities (other than the notes) for a period of 30 days after the date of this prospectus supplement without the prior consent of J.P. Morgan Securities Inc.

  •
  We will pay our expenses related to the offering, which we estimate will be $500,000.

  •
  We will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

The notes are a new issue of securities, and there is currently no established trading market for the notes. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market making in the notes at any time at their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable.

In connection with the offering of the notes, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions any syndicate covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

The underwriters or their affiliates have from time to time provided investment banking, commercial banking and financial advisory services to us and our affiliates, for which they have received customary compensation. The underwriters and their affiliates may provide similar services in the future. Certain of the underwriters, including J.P. Morgan Securities Inc. and Credit Suisse First Boston LLC, were the initial purchasers in connection with the sale of our 9 3/8% senior notes in 2001 and Credit Suisse First Boston LLC was the initial purchaser in connection with the sale of our 2.5% senior convertible notes in 2002. In addition, as part of the Concurrent Transactions, J.P. Morgan Securities Inc. is serving as the solicitation agent in connection with the consent solicitation relating to the 9 3/8% senior notes and the dealer manager and solicitation agent in connection with the tender offer and consent solicitation relating to our 8% senior subordinated notes due 2008. An affiliate of BNY Capital Markets, Inc. serves as the trustee under the indentures governing the 9 3/8% senior notes, 2.5% senior convertible notes, 8.0% senior subordinated notes and 4.75% subordinated exchangeable notes.

Legal matters

Certain legal matters regarding the validity of the notes and the International Guarantee will be passed upon for us by Kirkland & Ellis, LLP, Chicago, Illinois (a partnership which includes professional corporations). The underwriters have been represented by Simpson Thacher & Bartlett LLP, New York, New York.

Experts

The consolidated financial statements of Navistar International Corporation and consolidated subsidiaries as of October 31, 2003 and 2002 and for each of the three years in the period ended October 31, 2003 incorporated by reference in the prospectus of which this prospectus supplement is a part have been audited by Deloitte & Touche LLP, independent auditors, as set forth in their report thereon incorporated by reference in such prospectus.

Incorporation by reference and delivery of certain documents

The information incorporated by reference is considered to be part of this prospectus supplement. We hereby incorporate by reference our Quarterly Report on Form 10-Q for the quarterly period ended January 31, 2004, our Annual Report on Form 10-K for the fiscal year ended October 31, 2003, our Proxy Statement, dated January 15, 2004, our Current Reports on Form 8-K, dated January 15, 2004, February 23, 2004, March 2, 2004, March 17, 2004, May 12, 2004 and May 20, 2004.

You may request a copy of any of these documents at no cost (other than exhibits unless such exhibits are specifically incorporated by reference) by writing or telephoning us at the following address and telephone number: Navistar International Corporation 4201 Winfield Road P.O. Box 1488 Warrenville, Illinois 60555 Attention: Investor Relations Telephone: (630) 753-5000

Where you can find additional information

Navistar is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports and other information with the SEC. The reports and other information filed by it with the SEC in accordance with the Exchange Act may be inspected and copied at the Public Reference Room maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material or parts thereof may also be obtained by mail from the Public Reference Room of the SEC, 450 Fifth Street, Washington, D.C. 20549 at prescribed rates or accessed electronically by means of the SEC's home page on the Internet at http://www.sec.gov. Information on the operations of the Public Reference Room maintained by the SEC may be obtained by calling the SEC at 1-800-SEC-0330. Our reports and other information that are filed with the SEC are not incorporated by reference into this prospectus supplement unless otherwise expressly indicated and, therefore, are not part of this prospectus supplement unless otherwise expressly indicated. See "Incorporation by reference and delivery of certain documents."

PROSPECTUS

$1,000,000,000

Navistar International Corporation
Debt Securities, Common Stock,
Preferred Stock, Preference Stock, Depositary Shares, Warrants,
Purchase Contracts, Units

Navistar Financial Corporation
Debt Securities, Depositary Shares, Warrants,
Purchase Contracts, Units

        By this prospectus, Navistar International Corporation may offer from time to time the following types of securities:

  •
  debt securities, in one or more series, which may be senior debt securities or subordinated debt securities, in each case consisting of notes or other unsecured evidences of indebtedness;

  •
  warrants to purchase debt securities;

  •
  shares of its common stock;

  •
  warrants to purchase common stock;

  •
  shares of its preferred stock;

  •
  shares of its preference stock;

  •
  depositary shares;

  •
  purchase contracts;

  •
  units; or

  •
  any combination of these securities.

        In addition, Navistar Financial Corporation may offer from time to time the following types of securities:

  •
  debt securities, in one or more series, which may be senior debt securities or subordinated debt securities, in each case consisting of notes or other unsecured evidences of indebtedness;

  •
  warrants to purchase debt securities;

  •
  depositary shares;

  •
  purchase contracts;

  •
  units; or

  •
  any combination of these securities.

        International Truck and Engine Corporation, the principal operating subsidiary of Navistar International Corporation, may guarantee some or all of the debt securities of Navistar International Corporation. The securities will have an aggregate initial offering price of up to $1,000,000,000 or an equivalent amount in U.S. dollars if any securities are denominated in a currency other than U.S. dollars. The securities may be offered separately or together in any combination and as separate series. Some of the securities of Navistar Financial Corporation may be exchangeable for securities of Navistar International Corporation and vice versa.

        We will provide the specific terms of these securities in supplements to this prospectus. We can only use this prospectus to offer and sell any specific security by also including a prospectus supplement for that security. You should read this prospectus and the prospectus supplements carefully before you invest.

        NIC's common stock is publicly traded on the New York, Chicago and Pacific Stock Exchanges under the symbol "NAV."

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 6, 2004

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission using the "shelf" registration process. Under this shelf process, we may sell the securities described in this prospectus from time to time. This prospectus provides you with a general description of the securities we may offer. We may also add, update or change information contained in this prospectus through one or more supplements to this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement we make in a prospectus supplement. The rules of the Securities and Exchange Commission allow us to incorporate by reference information into this prospectus. Information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. See "Navistar Filings." You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

        No person has been authorized to give any information or to make any representations, other than those contained or incorporated by reference in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by us or any underwriter, agent, dealer or remarketing firm. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in our affairs since the date hereof or that the information contained or incorporated by reference herein is correct as of any time subsequent to the date of such information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

        Unless the context indicates otherwise, as used in this prospectus: (i) "the Company," "us," "we," "our" and "Navistar" refer to Navistar International Corporation and its consolidated subsidiaries and their respective predecessors; (ii) "NIC" refers to Navistar International Corporation, exclusive of its subsidiaries; (iii) "International" refers to International Truck and Engine Corporation, the principal operating subsidiary of NIC; (iv) "NFC" refers to Navistar Financial Corporation, a wholly-owned finance subsidiary of International; (v) "North America" refers to the United States and Canada; and (vi) "this prospectus" refers to this prospectus and any applicable prospectus supplement.

i

WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration statement on Form S-3 with the Securities and Exchange Commission to register the securities covered by this prospectus. This prospectus forms a part of that registration statement and does not contain all of the information in the registration statement or the exhibits to the registration statement.

        We are subject to the informational requirements of the Securities Exchange Act of 1934. Accordingly, we file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may review a copy of those reports, statements or other information at the Securities and Exchange Commission's public reference room, which is located at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room.

        These Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the website maintained by the Securities and Exchange Commission at www.sec.gov. Reports, proxy statements and other information concerning us may also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

        These Securities and Exchange Commission filings are also available at our website at www.internationaldelivers.com.

        The Securities and Exchange Commission allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to other documents filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be part of this prospectus, except for any information superseded by information contained directly in this prospectus or in later filed documents incorporated by reference in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the Securities and Exchange Commission. These documents contain important business and financial information about us that is not included in or delivered with this prospectus.

NAVISTAR FILINGS

Navistar International Corporation

(File No. 1-9618)	Period or Date Filed
Annual Report on Form 10-K	Fiscal Year ended October 31, 2003
Quarterly Report on Form 10-Q	Quarterly Period ended January 31, 2004
Current Reports on Form 8-K	Filed February 6, 2004, February 23, 2004 and January 15, 2004
Proxy Statement	January 15, 2004
Description of Common Stock	Form 8-K filed June 9, 2003

Navistar Financial Corporation

(File No. 1-4146)	Period or Date Filed
Annual Report on Form 10-K	Fiscal Year ended October 31, 2003
Quarterly Report on Form 10-Q	Quarterly Period ended January 31, 2004
Current Report on Form 8-K	Filed February 17, 2004

        We are also incorporating by reference the information contained in all other documents we file with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than Current Reports on Form 8-K furnished pursuant to Item 9 or Item 12 of Form 8-K, unless otherwise indicated therein) after the date of this prospectus and prior to the termination of this offering. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

        You can request a free copy of any or all of these documents (other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into these documents) by writing to the following addresses or calling the following telephone numbers:

Navistar International Corporation 4201 Winfield Road P.O. Box 1488 Warrenville, Illinois 60555 Attention: Investor Relations (630) 753-5000	Navistar Financial Corporation 2850 West Golf Road Rolling Meadows, Illinois 60008 Attention: Investor Relations (847) 734-4000

        Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the information incorporated by reference in this prospectus include forward-looking statements within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. You should not place undue reliance on those statements because they are subject to numerous uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, and such forward-looking statements only speak as of the date of this prospectus. Forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate" or similar expressions. These statements are based on assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. As you read and consider this prospectus, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. Some of these factors include:

  •
  The markets in which we compete are subject to considerable cyclicality.

  •
  We operate in the highly competitive North American truck market.

  •
  Our business may be adversely impacted by work stoppages and other labor relations matters.

  •
  The loss of business from Ford Motor Company, or "Ford," our largest customer, could have a negative impact on our business, financial condition and results of operations.

  •
  The costs associated with complying with environmental and safety regulations could lower our margins.

  •
  Our liquidity position may be adversely affected by a continued downturn in our industry.

  •
  Our business could be negatively impacted in the event NFC is unable to access sufficient capital to engage in its financing activities.

  •
  We have significant underfunded postretirement obligations.

  •
  Our manufacturing operations are dependent upon third-party suppliers, making us vulnerable to a supply shortage.

  •
  Our ability to use net operating loss carryovers to reduce future tax payments if there is a change in ownership of Navistar.

  •
  We are exposed to political, economic and other risks that arise from operating a multinational business.

  •
  Our substantial debt could require us to use a significant portion of our cash flow to satisfy our debt obligations and may limit our operating flexibility.

        Other factors and assumptions not identified above are also relevant to the forward-looking statements, and if they prove incorrect, could also cause actual results to differ materially from those projected. The forward-looking statements made in this prospectus or incorporated by reference into this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

THE COMPANIES

General

        We are a leading manufacturer and distributor of a full line of diesel-powered medium and heavy trucks, school buses and parts and services sold under the International® truck brand and IC™ bus lines. We sell our truck products to the common carrier, private carrier, government/service, leasing, construction, energy/petroleum and student transportation markets. We are also the leading supplier of mid-range diesel engines in the 160-300 horsepower range. Our diesel engines are sold under the International® brand as well as produced for other original equipment manufacturers in the United States, Mexico and Brazil, principally Ford. We are the exclusive supplier of 6.0L electronically controlled diesel engines to Ford through the year 2012 for use in all of Ford's diesel-powered super-duty trucks and vans over 8,500 lbs. gross vehicle weight in North America.

        Our financial services operations are conducted through NFC and NIC's three Mexican finance subsidiaries. NFC is a commercial financing organization that provides wholesale, retail and lease financing for sales of new and used trucks sold by International and its dealers in the United States. NFC also finances the Company's wholesale accounts and selected retail accounts receivable. NIC's three Mexican finance subsidiaries provide wholesale, retail and lease financing for sales of new and used trucks sold by International and its dealers in Mexico. The financial services operations also finance sales of new and used products of other manufacturers, regardless of whether those products are designed or customarily sold for use with International's truck products.

Corporate Structure

        NIC's common stock is publicly traded on the New York, Chicago and Pacific Stock Exchanges under the symbol "NAV." NIC is a holding company, and conducts its manufacturing operations principally through International and, to a lesser extent, through certain other wholly owned foreign and domestic subsidiaries. Our manufacturing operations are supported by our financial services subsidiaries, including NFC. NFC is a wholly owned subsidiary of International.

        NIC, International and NFC are corporations organized under the laws of the State of Delaware. International is the successor to the truck and engine business of International Harvester Company, which began business in 1907. NIC's principal executive offices are located at 4201 Winfield Road, Warrenville, Illinois 60555, and its telephone number at this location is (630) 753-5000. NIC's website is www.internationaldelivers.com. NFC's principal executive offices are located at 2850 West Golf Road, Rolling Meadows, Illinois 60008, and its telephone number at this location is (847) 734-4000. Information on our website should not be construed to be part of this prospectus.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth the ratio of earnings to fixed charges for Navistar and NFC for the periods indicated:

			Year ended October 31,
	Quarter ended January 31, 2004
			2003		2002		2001		2000		1999
Ratio of earnings to fixed charges:
Navistar International Corporation(1)	—		—		—		—		2.1	x	4.6	x
Navistar Financial Corporation	2.0	x	2.9	x	2.0	x	1.7	x	1.9	x	2.0	x

(1)
For the quarter ended January 31, 2004, and the years ended October 31, 2003, 2002 and 2001, Navistar's earnings were insufficient to cover its fixed changes by $39.0 million, $52 million, $783 million and $75 million, respectively.

        For purposes of the ratio of earnings to fixed charges, "earnings" consist of pre-tax income (loss) from continuing operations, adjusted for the cumulative effect of changes in accounting policy, interest expense, debt expense amortization and the portion of rental expense deemed representative of an interest factor. "Fixed charges" consist of interest expense, debt expense amortization and the portion of rental expense deemed representative of the interest factor. For further information with respect to the preceding table, please see Exhibit 12.1 to the registration statement of which this prospectus is a part.

USE OF PROCEEDS

        Unless specified otherwise in the applicable prospectus supplement accompanying this prospectus, NIC and/or NFC will use the net proceeds from the sale of the securities for general corporate purposes and/or the refinancing of existing indebtedness.

DESCRIPTION OF DEBT SECURITIES

        The following description of the debt securities and terms of the indentures, as defined below, is a summary. It summarizes only those aspects of the debt securities and those portions of the indentures, which we believe will be most important to your decision to invest in NIC's and/or NFC's debt securities. You should keep in mind, however, that it is the indentures, and not this summary, which define your rights as a debtholder. There may be other provisions in the indentures which are also important to you. You should read the indentures for a full description of the terms of the debt. The senior indentures and the subordinated indentures are filed as exhibits to the registration statement that includes this prospectus. See "Where You Can Find More Information" for information on how to obtain copies of the senior indentures and the subordinated indentures.

        The debt securities may be issued by NIC and/or NFC from time to time in one or more series. The particular terms of the debt securities offered by any prospectus supplement and the extent to which the general provisions described below may apply to such debt securities will be outlined in the applicable prospectus supplement.

        In addition, as described under "Description of Depositary Shares," depositary shares evidenced by depositary receipts, each representing a fractional interest in debt securities and deposited with a depositary may be offered. The fractional interest in the debt securities which each depositary share represents will be stated in the prospectus supplement relating to any debt securities offered through depositary shares.

        NIC and/or NFC will issue the senior debt securities under separate senior indentures to be entered into separately between NIC and/or NFC and a bank or trust company that NIC and/or NFC, as the case may be, select to act as trustee (as may be supplemented by one or more supplemental indentures, the "senior indentures"). NIC and/or NFC will issue the subordinated debt securities under separate subordinated indentures to be entered into separately between NIC and/or NFC and a bank or trust company that NIC and/or NFC, as the case may be, select to act as trustee (as may be supplemented by one or more supplemental indentures, the "subordinated indentures"). The senior indentures and the subordinated indentures are sometimes referred to collectively as the "indentures." The trustees under the senior indentures and under the subordinated indentures are referred to herein as the "indenture trustees."

General

        The indentures will provide that NIC and/or NFC may issue debt securities in separate series from time to time in an unlimited amount. NIC and/or NFC may specify a maximum aggregate principal amount for the debt securities of any series. The debt securities will have terms and provisions that are not inconsistent with the indentures, including NIC's and/or NFC's determination as to maturity, principal and interest. Unless otherwise indicated in a prospectus supplement, the senior debt securities will be unsecured obligations of the issuer and will rank on parity with all other unsecured and unsubordinated indebtedness of the issuer. The subordinated debt securities will be unsecured obligations of the issuer, subordinated in right of payment to the prior payment in full of all of the issuer's senior debt as described in the applicable prospectus supplement.

        NIC's assets consist primarily of cash and the common stock of its subsidiaries, and NIC conducts no substantial business or operations of its own. NIC derives substantially all of its income from its operating subsidiaries. Accordingly, NIC's cash flows and consequent ability to service its obligations, including its debt securities, are dependent upon the earnings of its subsidiaries, distributions of those earnings to NIC and other payments or distributions of funds by NIC's subsidiaries to NIC.

        Except to the extent that NIC or its creditors have a priority or equal claim as a creditor directly against NIC's subsidiaries, payments due on NIC's debt securities and any distribution of assets of any of NIC's subsidiaries upon liquidation or reorganization effectively will be subordinated to the debt, preferred stock and preference stock, if any, of the subsidiaries because, as the stockholder of those subsidiaries, NIC will be subject to the prior claims of their creditors. NIC's debt securities will also be effectively subordinated to any of its secured indebtedness to the extent of the value of any such security.

        NFC conducts a portion of its funding operations through its subsidiaries. Accordingly, NFC's cash flows and consequent ability to service its obligations, including its debt securities, are dependent in part upon the earnings of its subsidiaries, distributions of those earnings to NFC and other payments or distributions of funds by NFC's subsidiaries to NFC.

        Except to the extent that NFC or its creditors have a priority or equal claim as a creditor directly against NFC's subsidiaries, payments due on NFC's debt securities and any distribution of assets of any of NFC's subsidiaries upon liquidation or reorganization effectively will be subordinated to the debt, preferred stock and preference stock, if any, of the subsidiaries because, as the stockholder of those subsidiaries, NFC will be subject to the prior claims of their creditors. NFC's debt securities will also be effectively subordinated to any of its secured indebtedness to the extent of the value of any such security.

        We will prepare a prospectus supplement for each series of debt securities that NIC and/or NFC issue. Each prospectus supplement will set forth the applicable terms of the debt securities and any guarantee to which it relates. These terms will include some or all of the following:

  •
  the title of the debt securities;

  •
  any limit upon the aggregate principal amount of the debt securities or the series of which they are a part;

  •
  if other than 100% of their principal amount, the percentage of their principal amount at which the debt securities will be offered;

  •
  the date or dates on which the principal of any of the debt securities will be payable;

  •
  the rate or rates, which may be fixed or variable, at which the debt securities will bear interest, if any, the date or dates from which any interest will accrue, the interest payment dates on which any interest will be payable and the record date for any such interest payable;

  •
  the place or places where the principal of and any premium and interest on any of such debt securities will be payable;

  •
  the period or periods within which, the price or prices at which and the terms and conditions upon which any debt securities may be redeemed, in whole or part, at the option of NIC and/or NFC pursuant to any sinking fund or otherwise;

  •
  if other than the principal amount thereof, the portion of the principal amount of debt securities which will be payable upon declaration of acceleration of the maturity thereof or provable in bankruptcy;

  •
  any obligation NIC and/or NFC have to redeem, purchase or repay any of the debt securities out of any sinking fund or at the option of the holder, the price or prices in the currency or currency units in which the debt securities are payable, at which and the period or periods within which and the terms and conditions upon which any of such debt securities will be redeemed, purchased or repaid, in whole or in part;

  •
  the denominations in which any of the debt securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof;

  •
  the form of the debt securities including such legends as required by law or as NIC and/or NFC deem necessary or appropriate, the form of any coupons or temporary global security which may be issued and the forms of any certificates which may be required under the applicable indenture or which NIC and/or NFC may require;

  •
  if other than the currency of the United States, the currency or currencies in which payments of the principal, premium, if any, or interest on any of the debt securities will be denominated, payable, redeemable or repurchasable, as the case may be;

  •
  whether any of the debt securities will be issuable in tranches;

  •
  the terms and conditions of any obligation or right that NIC and/or NFC would have or any option you would have to convert or exchange the debt securities into other securities of NIC and/or NFC;

  •
  any trustee, authenticating or paying agent, transfer agent, registrar or other agent with respect to the debt securities;

  •
  if any of the debt securities do no bear interest, the applicable dates for purposes of furnishing reports to the applicable trustee and holders of the debt securities;

  •
  any deletions from, modifications of or additions to the events of default or covenants of NIC and/or NFC applicable to any of the debt securities and any change in the right of an indenture trustee or the holders to declare the principal amount of any debt securities due and payable;

  •
  whether, under what circumstances and the currency in which NIC and/or NFC will pay any additional amounts on the debt securities to any holder who is a non-United States person in respect of any tax assessment or governmental charge, and if so, whether NIC and/or NFC will have the option to redeem such debt securities rather than pay any such additional amounts;

  •
  whether and under what circumstances any guarantor or subsidiary of NIC and/or NFC will guarantee the debt securities and any modifications of or additions to such guarantees; and

  •
  any other terms or conditions of the debt securities not inconsistent with the provisions of the indentures but which may modify or delete any provision of the indentures insofar as they apply to such series; provided that no term of the indentures may be modified or deleted if imposed under the Trust Indenture Act of 1939, as amended, and that any modification or deletion of the rights, duties or immunities of the indenture trustees shall have been consented to in writing by the indenture trustees.

        Debt securities, including original issue discount securities, may be sold at a substantial discount below their principal amount. Special U.S. federal income tax considerations applicable to debt securities sold at an original issue discount will be described in the applicable prospectus supplement. Special U.S. tax and other considerations applicable to any debt securities which are denominated in a currency or currency unit other than U.S. dollars will be described in the applicable prospectus supplement.

        The above is not intended to be an exclusive list of the terms that may be applicable to any debt securities and NIC and/or NFC are not limited in any respect in their ability to issue debt securities with terms different from or in addition to those described above or elsewhere in this prospectus, provided that the terms are not inconsistent with the applicable indenture. Any applicable prospectus supplement will also describe any special provisions for the payment of additional amounts with respect to the debt securities.

Guarantee of Debt Securities

        International is the principal operating subsidiary of NIC. International may guarantee the obligations of NIC under its debt securities and all obligations under its indentures with respect to such guaranteed debt securities. The terms of the International guarantee will be stated in the applicable prospectus supplement. The International guarantee may be on a senior or subordinated basis and may be secured or unsecured. To the extent the International guarantee is unsecured, it will effectively rank junior to any secured indebtedness of International to the extent of the value of the assets securing such indebtedness, rank equally with all of International's existing and future unsecured indebtedness that does not expressly provide that it is subordinated to the International guarantee, rank ahead of any of International's existing and future indebtedness that expressly provides that it is subordinated to the International guarantee and structurally behind all of the existing and future liabilities of International's subsidiaries.

        The obligations of International under any guarantee will be limited as necessary to prevent the guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

        Pursuant to each guarantee, International will irrevocably and unconditionally agree, to the extent set forth in the guarantee, to pay in full, to the holders of the related debt securities, the principal premium and interest on such debt securities in the event such payment is not made by the issuer of the debt securities.

Form, Exchange and Transfer

        The debt securities of a series shall be issued as registered securities, unless a supplemental indenture, as described in the applicable prospectus supplement, provides that debt securities of a series may be issued as bearer securities (with or without coupons attached) or as both registered securities and bearer securities. Debt securities may be issuable in the form of global debt securities, as described below under "Global Securities."

        Registered securities of any series will be exchangeable for other registered securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. If the supplemental indenture permits debt securities of any series to be issuable as both registered securities and as bearer securities, then at the option of the holder and subject to the terms of the applicable indenture, bearer securities of such series will be exchangeable for registered securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Unless otherwise indicated in the applicable prospectus supplement, any bearer security surrendered in exchange for a registered security between a record date or a special record date for defaulted interest and the relevant date for payment of interest will be surrendered without the coupon relating to such date for payment of interest and interest represented by that coupon will not be payable in respect of the registered security issued in exchange for such bearer security, but will be payable only to the holder of such coupon when due in accordance with the terms of the applicable indenture. Bearer securities will not be issued in exchange for registered securities.

        No service charge will be made for any registration of transfer or exchange of debt securities, but NIC and/or NFC may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Such transfer or exchange will be effected upon the security registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. Any security registrar and transfer agent initially designated by NIC and/or NFC for any debt securities will be named in the applicable prospectus supplement.

        At any time, NIC and/or NFC may designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that NIC and/or NFC will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

        In the event that NIC and/or NFC redeem in part debt securities of any series, NIC and/or NFC, as the case may be, will not be required to:

  •
  issue, register the transfer of or exchange any debt security of that series, or of that series and specified terms, as the case may be, during a period beginning at the opening of business 15 business days before the day of mailing of a notice of redemption of any such debt security selected for redemption and ending at the close of business on the day of such mailing; or

  •
  register the transfer of or exchange any debt security so selected for redemption, in whole or in part, except the unredeemed portion of any such debt security being redeemed in part.

Global Securities

        The debt securities of any series may be represented by global securities which will have an aggregate principal amount equal to that of the debt securities they represent. NIC and/or NFC will deposit the debt securities with, or on behalf of, a depositary identified in the prospectus supplement relating to such series. Each global security will bear a legend regarding the restrictions on exchanges and registration of transfer as may be provided by the indentures. The depositary shall at all times be a clearing agency registered under the Securities Exchange Act of 1934, as amended.

        No global security may be exchanged for debt securities registered, and no transfer of a global security may be registered, in the name of any person other than the depositary for such global security unless:

  •
  the depositary has notified NIC and/or NFC that it is unwilling or unable to continue as depositary for such global security or has ceased to be qualified to act as such as required by the applicable indenture;

  •
  there shall have occurred and be continuing an event of default with respect to the debt securities represented by such global security; or

  •
  there shall exist such circumstances as may be described in the applicable prospectus supplement.

        All debt securities issued in exchange for a global security or any portion thereof will be registered in such names as the depositary may direct. The laws of some jurisdictions require that certain purchasers of debt securities take physical delivery of such debt securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

        As long as the depositary, or its nominee, is the registered holder of a global security, the depositary or such nominee will be considered the sole owner and holder of such global security and the debt securities represented by it. Except in the limited circumstances referred to above, owners of beneficial interests in a global security will not be entitled to have the global security or any debt securities represented thereby registered in their names, will not receive or be entitled to receive physical delivery of certificated debt securities in exchange for the global security and will not be considered to be the owners or holders of the global security or any debt securities represented by the global security for any purpose under the debt securities or the applicable indenture. All payments of principal, interest and premium on a global security will be made to the depositary or its nominee, as its holder.

        Ownership of beneficial interests in a global security will be limited to participants or to persons that may hold beneficial interests through institutions that have accounts with the depositary or its nominee. Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or any such participant. Payments, transfers, exchanges and other matters relating to beneficial interests in a global security may be subject to various policies and procedures adopted by the depositary from time to time. NIC and/or NFC, the indenture trustees or any agent of NIC and/or NFC or the indenture trustees will not have any responsibility or liability for any aspect of the depositary or any participant's records relating to, or for payments made on account of, beneficial interests in a global security, or for maintaining, supervising or reviewing any of the depositary's records or any participant's records relating to such beneficial ownership interests.

Payment and Paying Agents

        Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a debt security on any interest payment date will be made to the person in whose name such debt security is registered at the close of business on the record date for such interest, except in the case of defaulted interest.

        Unless otherwise indicated in the applicable prospectus supplement, principal, interest and premium on the debt securities of a particular series will be payable at the office of such paying agent or paying agents as NIC and/or NFC may designate for that purpose from time to time. Notwithstanding the foregoing, at the option of NIC and/or NFC, payment of any interest may be made by check mailed to the address of the person entitled to the interest as the address appears in the security register.

        Unless otherwise indicated in the applicable prospectus supplement, a paying agent designated by NIC and/or NFC and located in the Borough of Manhattan, The City of New York will act as paying agent for payments with respect to debt securities of each series. All paying agents initially designated by NIC and/or NFC for the debt securities of a particular series will be named in the applicable prospectus supplement. NIC and/or NFC may at any time designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that NIC and/or NFC will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

        All moneys paid by NIC and/or NFC to a paying agent for the payment of principal, interest or premium on any debt security which remain unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to NIC and/or NFC, as the case may be, upon request, and the holder of such debt security thereafter may look only to NIC and/or NFC for payment thereof.

Conversion or Exchange

        The debt securities of NIC and/or NFC may be convertible into or exchangeable for NIC's common stock or other securities of NIC and/or NFC. If the debt securities are convertible or exchangeable, we will describe the specific terms on which the debt securities may be converted or exchanged in the applicable prospectus supplement. The conversion or exchange may be mandatory, at your option or at the option of NIC and/or NFC. The applicable prospectus supplement will describe the manner in which the debt securities would be converted or exchanged.

Subordination of Subordinated Indentures

        Unless otherwise indicated in the applicable prospectus supplement, the following provisions will apply to the subordinated debt securities.

        To the extent set forth in the subordinated indentures, the subordinated debt securities will be subordinate in right of payment to the prior payment in full of all senior indebtedness. In the event of an insolvency, the holders of senior indebtedness shall be entitled to receive payment in full of all amounts due or to become due in respect of all senior indebtedness (or provisions shall be made for such payment in cash) before the holders of subordinated debt securities are entitled to receive any distribution on account of principal, interest or premium on subordinated debt securities. Consequently, the holders of senior indebtedness shall be entitled to receive all distributions of any kind which may be deliverable in respect of the subordinated debt securities in any insolvency, including any distribution which may be deliverable by reason of the payment of any of NIC's and/or NFC's other indebtedness being subordinated to the payment of subordinated debt securities. The holders of senior indebtedness shall apply such distributions to the payment of the senior indebtedness.

        "Insolvency" means any of the following events:

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  any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding, relative to NIC and/or NFC or to their assets;

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  any liquidation, dissolution or other winding up, whether or not involving insolvency or bankruptcy; or

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  any assignment for the benefit of creditors or any other marshaling of NIC's and/or NFC's assets and liabilities.

        By reason of this subordination, in the event of liquidation or insolvency, holders of subordinated debt securities may recover less, ratably, than holders of senior debt securities.

        In the event of the acceleration of the maturity of any subordinated debt securities, the holders of all senior debt securities outstanding at the time of the acceleration will first be entitled to receive payment in full of all amounts due on the senior debt securities before the holders of the subordinated debt securities will be entitled to receive any payment of principal, interest or premium on the subordinated debt securities.

        No payment of principal, interest or premium on the subordinated debt securities is permitted if any of NIC's and/or NFC's senior indebtedness is not paid when due and any applicable grace period with respect to such default has ended and such default has not been cured or waived or ceased to exist, or if the maturity of any of NIC's and/or NFC's, as the case may be, senior indebtedness has been accelerated because of a default.

        The subordinated indentures does not limit or prohibit the issuance of additional senior debt securities, which may include indebtedness that is senior to the subordinated debt securities, but subordinate to NIC's and/or NFC's other obligations.

        The term "senior indebtedness" means:

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  the principal, interest and premium in respect of NIC's and/or NFC's indebtedness for borrowed money and indebtedness evidenced by securities, debentures, bonds or other similar instruments issued by NIC and/or NFC;

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  all of NIC's and/or NFC's capital lease obligations;

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  all of NIC's and/or NFC's obligations issued or assumed as the deferred purchase price of property, all of NIC's and/or NFC's conditional sale obligations and all of NIC's and/or NFC's obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

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  all of NIC's and/or NFC's obligations for the reimbursement on any letter of credit, banker's acceptance, security purchase facility or similar credit transaction;

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  all obligations of the types referred to above of other persons for the payment of which NIC and/or NFC are responsible or liable as obligor, guarantor or otherwise; and

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  all obligations of the types referred to above of other persons secured by any lien on any of NIC's and/or NFC's property or assets whether or not such obligations are assumed by NIC and/or NFC, as the case may be;

except, in each such case, for any such indebtedness or other obligation that is by its terms subordinated to or ranks equal with the subordinated debt securities.

        Such senior indebtedness shall continue to be senior indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such senior indebtedness.

        The prospectus supplement may further describe the provisions applicable to the subordination of the subordinated debt securities of a particular series.

Outstanding Debt Securities

        "Outstanding," when used with respect to debt securities, means, as of the date of determination, all debt securities authenticated and delivered under the applicable indenture, except:

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  debt securities canceled by the indenture trustee or delivered to the indenture trustee for cancellation;

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  debt securities for whose payment or redemption money in the necessary amount has been deposited with the indenture trustee or any paying agent (other than NIC and/or NFC) in trust or set aside and segregated in trust by NIC and/or NFC (if NIC and/or NFC, as the case may be, shall act as their own paying agent) for the holders of such debt securities and, if such debt securities are to be redeemed, notice of such redemption has been given according to the applicable indenture or provisions satisfactory to the indenture trustee have been made;

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  debt securities as to which defeasance has been effected pursuant to the applicable indenture; and

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  debt securities which have been paid pursuant to the applicable indenture or in exchange for or in lieu of which other debt securities have been authenticated and delivered pursuant to the applicable indenture, other than any debt securities in respect of which there shall have been presented to the indenture trustee proof satisfactory to it that such debt securities are held by a bona fide purchaser in whose hands such debt securities are NIC's and/or NFC's valid obligations.

        Each indenture will provide that in determining whether the holders of the requisite principal amount of the outstanding debt securities have given, made or taken any request, demand, authorization, direction, notice, consent, waiver or other action under the applicable indenture:

  •
  the principal amount of an original issue discount security that shall be deemed to be outstanding shall be the amount of the principal that would be due and payable as of the date of such determination upon acceleration of the maturity to such date;

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  the principal amount of a debt security denominated in one or more foreign currencies which shall be deemed to be outstanding shall be the U.S. dollar equivalent, determined as of the date of original issuance of such debt security in the manner provided by the applicable indenture, of the principal amount of such debt security (or, in the case of an original issue discount security, of the amount determined as provided above);

  •
  if the principal amount payable at the stated maturity of any debt security is not determinable upon original issuance, the principal amount of such debt security that is deemed to be outstanding shall be the amount as specified by the applicable indenture; and

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  debt securities beneficially owned by NIC and/or NFC or any other obligor upon the debt securities or any of NIC's and/or NFC's affiliates or such other obligor shall be disregarded and deemed not to be outstanding, except that, in determining whether the applicable indenture trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only debt securities which a responsible officer of the indenture trustee knows to be so owned shall be so disregarded.

        Debt securities so owned which have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the satisfaction of the applicable indenture trustee the pledgee's right to act with respect to the debt securities and that the pledgee is not NIC and/or NFC or any other obligor upon the debt securities or any of NIC's and/or NFC's affiliates or of such other obligor.

Events of Default

        Unless otherwise provided in a prospectus supplement relating to a series of debt securities, the following are events of default under the applicable indenture with respect to debt securities of any series:

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  the issuer of the debt securities fails to pay the principal or premium on any debt security of that series when due;

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  the issuer of the debt securities fails to pay any interest on any debt securities of that series when due, and such failure continues for a 30 day period;

  •
  the issuer of the debt securities fails to deposit any sinking fund payment, when due, in respect of any debt security of that series;

  •
  the issuer of the debt securities fails to perform any other covenant of ours in the applicable indenture, other than a covenant included in the applicable indenture solely for the benefit of a series other than that series, and such failure continues for a 60 day period after written notice has been given by the indenture trustee or by the holders of at least 25% in principal amount of the outstanding debt securities of that series, as provided in the applicable indenture; and

  •
  certain events in bankruptcy, insolvency or reorganization.

        Each indenture will provide that if an event of default with respect to the debt securities (other than certain events of bankruptcy, insolvency or reorganization) of any series at the time outstanding shall occur and be continuing, either the indenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare the principal amount of, and accrued but unpaid interest on, the debt securities of that series to be due and payable immediately. However, after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the nonpayment of accelerated principal, have been cured or waived. For information as to waiver of defaults, see "Modification and Waiver." In the case that certain events of bankruptcy, insolvency or reorganization occur and are continuing, the principal of, premium, if any, and accrued but unpaid interest on all of the applicable debt securities will automatically become immediately due and payable without any declaration or other act on the part of the trustee or any holders of such debt securities.

        Subject to the provisions of the applicable indenture relating to the duties of the indenture trustee in case an event of default shall occur and be continuing, the indenture trustee will be under no obligation to exercise any of its rights or powers under the applicable indenture at the request or direction of any of the holders, unless such holders shall have offered to the indenture trustee reasonable indemnity. Subject to such provisions for the indemnification of the indenture trustee, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee or exercising any trust or power conferred on the indenture trustee with respect to the debt securities of that series.

        No holder of a debt security of any series will have any right to institute any proceeding with respect to the applicable indenture, or for the appointment of a receiver or a trustee, or for any remedy thereunder, unless:

  •
  such holder has previously given written notice to the indenture trustee of a continuing event of default with respect to the debt securities of that series;

  •
  the holders of not less than 25% in principal amount of the outstanding debt securities of that series shall have made proper written request to the indenture trustee to institute proceedings in respect of such event of default in its own name as trustee under the applicable indenture;

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  such holder or holders have offered to the indenture trustee reasonable indemnity against costs, expenses and liabilities to be incurred in compliance with such request;

  •
  the indenture trustee has failed to institute such proceeding for 60 days after receipt of such notice, request or offer of indemnity; and

  •
  no direction inconsistent with such written request has been given to the indenture trustee during the 60-day period by the holders of a majority in principal amount of the outstanding debt securities of that series.

        However, such limitations do not apply to a suit instituted by a holder of a debt security for the enforcement of payment of the principal, interest or premium on such debt security on or after the due dates expressed in the debt security.

        Annually, NIC and/or NFC are required to furnish to each indenture trustee a statement by certain of their officers that NIC and/or NFC, as the case may be, are not in default in the performance or observance of any of the terms of the applicable indenture.

Modification and Waiver

        NIC and/or NFC and if applicable, any guarantor of any series of the debt securities, and the trustee under each indenture may, without the consent of the holders of the debt securities, amend, waive or supplement the respective indenture for specified purposes, including to:

  •
  cure any ambiguity, defect or inconsistency in an indenture, provided that the cure or correction does not adversely affect the holders of such debt securities;

  •
  secure any debt securities;

  •
  add covenants or any additional events of default for the protection of the holders of debt securities;

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  add provisions to permit or facilitate the issuance of bearer securities (with or without coupons attached);

  •
  establish the forms or terms of debt securities of any series;

  •
  evidence the assumption by a successor corporation of their obligations;

  •
  evidence and provide for the acceptance of appointment by a successor trustee; or

  •
  conform any provision in an indenture to the requirements of the Trust Indenture Act.

        Each of the indentures will provide that NIC and/or NFC and if applicable, any guarantor of any series of the debt securities, and the applicable indenture trustee may modify and amend the applicable indenture with the consent of the holders of not less than a majority in principal amount of the outstanding debt securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby:

  •
  change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security except to the extent provided in a prospectus supplement;

  •
  reduce the principal amount of or any premium or interest on any debt security;

  •
  reduce the amount of principal of an original issue discount security or any other debt security payable upon acceleration of the maturity;

  •
  change the currency of payment of principal, interest or premium on any debt security;

  •
  impair the right to institute suit for the enforcement of any payment on or with respect to any debt security;

  •
  reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the applicable indenture;

  •
  reduce the percentage in principal amount of outstanding debt securities of any series necessary for waiver of compliance with certain provisions of the applicable indenture or for waiver of certain defaults; or

  •
  modify such provisions with respect to modification and waivers.

        The holders of a majority in principal amount of the outstanding debt securities of any series may waive compliance by NIC and/or NFC with certain restrictive provisions of the applicable indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may waive any past default under the applicable indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the applicable indenture which cannot be amended without the consent of the holder of each outstanding debt security of such series affected.

        NIC and/or NFC will be entitled, except in certain limited circumstances, to set any day as a record date for the purpose of determining the holders of outstanding debt securities of any series entitled to give, make or take any request, demand, authorization, direction, notice, consent, waiver or other action provided or permitted by the applicable indenture. To be effective, any such action for which NIC and/or NFC have set a record date must be taken by holders of the requisite principal amount of debt securities of the relevant series outstanding on such record date within 180 days after the record date, or within such shorter period as NIC and/or NFC, as the case may be, may specify.

Defeasance and Covenant Defeasance

        NIC and/or NFC may elect, at their option, to have the provisions relating to defeasance and discharge of indebtedness, or relating to defeasance of certain covenants in the indentures, applied to the debt securities of any series, or to any specified part of a series.

Defeasance And Discharge

        Each indenture will provide that NIC and/or NFC may elect to be discharged from obligations with respect to any particular debt securities. Such discharge will take effect when they deposit in trust for the benefit of the holders of such debt securities money or U.S. government obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal, interest and premium on such debt securities in accordance with their terms. However, such discharge shall not apply to NIC's and/or NFC's obligations to exchange or register the transfer of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and to hold moneys in trust. Such defeasance or discharge may occur only if, among other things, NIC and/or NFC have delivered to the indenture trustee an opinion of counsel stating that they have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that holders of the debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur.

  Defeasance Of Certain Covenants

        Each indenture will provide that NIC and/or NFC may elect to defease certain covenants with respect to any particular debt securities. Such defeasance will take effect when NIC and/or NFC deposit, in trust for the benefit of the holders of such debt securities, money or U.S. government obligations, or both, which, through the payment of principal and interest in accordance with their terms, will provide money in an amount sufficient to pay the principal, interest and premium on such debt securities in accordance with their terms. Such defeasance may occur only if, among other things, NIC and/or NFC have delivered to the indenture trustee an opinion of counsel stating that holders of the debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur. In the event NIC and/or NFC exercise this option with respect to any debt securities and such debt securities are declared due and payable because of the occurrence of any event of default, the amount of money and U.S. government obligations so deposited in trust will be sufficient to pay amounts due on such debt securities at the time of their stated maturities but may not be sufficient to pay amounts due on the debt securities upon any acceleration resulting from such event of default. In such case, NIC and/or NFC will remain liable for such payments.

Notices

        Notices to holders of debt securities will be given by mail to the addresses of such holders as they may appear in the security register.

Title

        NIC and/or NFC, the applicable indenture trustee and any agent of NIC and/or NFC or the indenture trustee may treat the person in whose name a debt security is registered as the absolute owner for the purpose of making payment and for all other purposes.

Governing Law

        The indentures will provide that they and the debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York.

Concerning the Indenture Trustees

        The indenture trustees described in this prospectus may perform other services for NIC and/or NFC and their affiliates from time to time.

DESCRIPTION OF CAPITAL STOCK OF NIC

        The following description of NIC's capital stock is a summary. It summarizes only those aspects of NIC's capital stock that we believe will be most important to your decision to invest in NIC's capital stock. You should keep in mind, however, that it is NIC's certificate of incorporation, including any certificates of designations or retirement that are a part of its certificate of incorporation, NIC's bylaws and the Delaware General Corporation Law ("DGCL"), and not this summary, which define your rights as a securityholder. There may be other provisions in these documents that are also important to you. You should read these documents for a full description of the terms of NIC's capital stock. NIC's certificate of incorporation, including any certificates of designations or retirement, and NIC's bylaws are incorporated by reference as exhibits to the registration statement that includes this prospectus. See "Where You Can Find More Information" for information on how to obtain copies of these documents.

        NIC's certificate of incorporation authorizes it to issue 110 million shares of common stock, with a par value of $0.10 per share, 30 million shares of preferred stock, with a par value of $1.00 per share, and 10 million shares of preference stock, with a par value of $1.00 per share. As of December 31, 2003 there were 68,682,774 shares of common stock outstanding, one share of nonconvertible junior preference stock, series B, or "Series B Preference Stock" outstanding and 155,774 shares of convertible junior preference stock, series D, or "Series D Preference Stock" outstanding.

        The particular terms of the common stock, preferred stock or preference stock offered by NIC from time to time in any prospectus supplement and the extent to which the general provisions described below may apply to such common stock, preferred stock or preference stock will be outlined in the applicable prospectus supplement.

Common Stock

        NIC's common stock is listed on the New York, Chicago and Pacific Stock Exchanges under the symbol "NAV." Mellon Investor Services is the transfer agent and registrar for NIC's common stock. All outstanding shares of common stock are, and the shares of common stock issued under this prospectus will be, fully paid and non-assessable.

        Dividend Rights.    Except as otherwise provided by the DGCL or NIC's certificate of incorporation, holders of common stock are entitled to receive dividends when and as declared by NIC's Board of Directors out of funds legally available therefor; provided that if any shares of preferred stock or preference stock are outstanding, no dividends (other than dividends payable in common stock) or other distributions (including purchases) may be made with respect to the common stock unless full cumulative dividends, if any, on the shares of preferred stock and preference stock have been paid.

        Liquidation Rights.    Except as otherwise provided by the DGCL or NIC's certificate of incorporation and subject to the rights of holders of any outstanding shares of preferred stock or preference stock, in the event of the voluntary or involuntary dissolution, liquidation or winding up of NIC, holders of common stock are entitled to receive, after satisfaction in full of the prior rights of creditors (including holders of NIC's indebtedness) and holders of preferred stock and preference stock, all of NIC's remaining assets.

        Voting Rights.    Except as otherwise provided by the DGCL or NIC's certificate of incorporation and subject to the rights of holders of any outstanding shares of preferred stock or preference stock, each holder of common stock has one vote for each share held by such holder for the election of directors and on any question arising at any shareholders meeting.

        Other.    NIC's common stock is not convertible into, or exchangeable for, any other class or series of its capital stock. The holders of common stock are not entitled to preemptive, redemption or subscription rights. Shares of common stock are not subject to calls or assessments.

Preferred Stock and Preference Stock

        NIC is authorized to issue preferred stock and preference stock, which may be issued from time to time in one or more series upon authorization by NIC's Board of Directors. The Board of Directors is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, privileges and restrictions applicable to each series of preferred stock and preference stock. The issuance of preferred stock and preference stock, while providing flexibility in connection with possible acquisitions and other corporate purposes could, among other things, adversely affect the voting power of the holders of common stock and under certain circumstances, make it more difficult for a third party to gain control of NIC, discourage bids for the common stock at a premium or otherwise adversely affect the market price of the common stock.

        We will describe the terms, if any, upon which shares of any series of preferred stock and preference stock are convertible or exchangeable into NIC's common stock or other securities in the prospectus supplement relating to the offering. The conversion or exchange may be mandatory, at your option or at NIC's option. The applicable prospectus supplement will state the manner in which the shares of NIC's common stock or other securities that you will receive as a holder of preferred stock and preference stock would be converted or exchanged.

        In addition, as described under "Description of Depositary Shares," NIC may, at its option, instead of offering whole individual shares of any series of preferred stock or preference stock, offer depositary shares evidenced by depositary receipts, each representing a fraction of a share of the particular series of preferred stock and preference stock issued and deposited with a depositary. The fraction of a share of preferred stock and preference stock that each depositary share represents will be stated in the prospectus supplement relating to any series of preferred stock and preference stock offered through depositary shares.

        Two series of preference stock are currently outstanding: Series D Preference Stock and Series B Preference Stock. Three million shares of Series D Preference Stock are authorized and one share of Series B Preference Stock is authorized

  Series D Preference Stock

        Ranking.    The shares of Series D Preference Stock have preference over the shares of common stock with respect to payment of dividends and the distribution of assets in the event of NIC's liquidation, winding up or dissolution.

        Dividend Rights.    Holders of shares of Series D Preference Stock are entitled to receive accrued dividends, if any, if and when declared by the Board of Directors, in the amount of 120% of the dividend (on an as-converted basis) declared on common stock, other than a dividend payable solely in shares of common stock.

        Liquidation Rights.    Before any distribution to holders of common stock or holders of any other stock ranking junior upon liquidation to the Series D Preference Stock upon liquidation, dissolution or winding up of NIC, holders of the Series D Preference Stock are entitled to receive $25 per share plus accrued dividends.

        Voting Rights.    Generally, holders of Series D Preference Stock do not have any voting powers, except as provided by the DGCL and except that holders of at least two-thirds of the number of shares outstanding must approve any adverse amendment, alteration or repeal of the preferences, special rights or powers of Series D Preference Stock.

        Redemption.    The Series D Preference Stock is redeemable at any time, in whole or in part, at NIC's option upon at least thirty days' advance written notice at the price of $25 per share plus accrued dividends.

        Conversion.    Holders of Series D Preference Stock have the right at their option to convert shares of the Series D Preference Stock into shares of common stock at any time at a conversion rate of 0.3125 of a share of common stock for each share plus accrued dividends.

  Series B Preference Stock

        In connection with a 1993 restructuring of our post-retirement health care and life insurance benefits pursuant to a settlement agreement, the United Automobile, Aerospace and Agriculture Implement Workers of America, or "UAW," was issued the Series B Preference Stock. As the holder of the Series B Preference Stock, UAW is entitled to elect one member of NIC's Board of Directors, until such time as we have fully funded our liability under the health care and life insurance benefits program (subject to such right revesting if such funding falls below 85% of the fully funded amount). The Series B Preference Stock is not transferable by UAW, does not have any voting rights other than as described above or as required by law, does not have the right to receive dividends or distributions and is redeemable for a nominal price at such time as UAW has not been entitled to elect a director for five consecutive years.

Anti-Takeover Provisions of NIC's Certificate of Incorporation and Bylaws

        NIC's certificate of incorporation and bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of its Board of Directors and which may have the effect of delaying, deferring or preventing NIC's future takeover or change of control unless the takeover or change of control is approved by NIC's Board of Directors. These provisions may also render the removal of the current Board of Directors and of management more difficult. These provisions include:

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  a classified Board of Directors serving staggered three year terms (excluding the director elected by UAW), which could prevent a stockholder or a group of stockholders having majority voting power from obtaining control of NIC's Board of Directors;

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  requirements that shareholder action may only be taken at a special meeting of the shareholders (thus prohibiting action by written consent in lieu of a meeting) and special meetings of the shareholders may only be called by the chairman of the Board of Directors and chief executive officer, or by the Board of Directors, which makes it more difficult for shareholders to take actions opposed by the Board of Directors; and

  •
  the requirement of an affirmative vote of the holders of the greater of (a) a majority of all common stock or (b) at least 85% of the shares of common stock present at a meeting is required to approve a supermajority transaction, which allows any holder of 15% or more of the aggregate outstanding common stock represented at any shareholders meeting to block any supermajority transaction.

        Furthermore, protection is afforded by the DGCL, which prohibits a Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner.

DESCRIPTION OF DEPOSITARY SHARES

        The following description of the depositary shares and the terms of the deposit agreement is a summary. It summarizes only those aspects of the depositary shares and those portions of the deposit agreement that we believe will be most important to your decision to invest in NIC's and/or NFC's depositary shares. You should keep in mind, however, that it is the deposit agreement, and not this summary, which defines your rights as a holder of depositary shares. There may be other provisions in the deposit agreement that are also important to you. You should read the deposit agreement for a full description of the terms of the depositary shares. A form of the deposit agreement is filed as an exhibit to the registration statement that includes this prospectus. See "Where You Can Find More Information" for information on how to obtain a copy of the deposit agreement.

        The particular terms of the depositary shares offered by any prospectus supplement and the extent to which the general provisions described below may apply to such depositary shares will be outlined in the applicable prospectus supplement.

General

        NIC and/or NFC may choose to offer from time to time fractional interests in their debt securities and NIC may chose to offer from time to time fractional shares of its common stock, preferred stock or preference stock. If NIC and/or NFC do so, they will issue fractional interests in their debt securities, common stock, preferred stock or preference stock, as the case may be, in the form of depositary shares. Each depositary share would represent a fractional interest in a security of a particular series of debt securities, a fraction of a share of common stock, a fraction of a share of a particular series of preferred stock or a fraction of a share of a particular series of preference stock, as the case may be, and would be evidenced by a depositary receipt.

        NIC and/or NFC will deposit the debt securities and NIC will deposit the shares of common stock, preferred stock and preference stock represented by depositary shares under a deposit agreement between NIC and/or NFC, as the case may be, and a depositary which NIC and/or NFC, as the case may be, will name in the applicable prospectus supplement. Subject to the terms of the deposit agreement, as an owner of a depositary share you will be entitled, in proportion to the applicable fraction of a debt security or share of common stock, preferred stock or preference stock represented by the depositary share, to all the rights and preferences of the debt security, common stock, preferred stock or preference stock, as the case may be, represented by the depositary share, including, as the case may be, interest, dividend, voting, conversion, redemption, sinking fund, repayment at maturity, subscription and liquidation rights.

Interest, Dividends and Other Distributions

        The depositary will distribute all payments of interest, cash dividends or other cash distributions received on the debt securities, common stock, preferred stock or preference stock, as the case may be, to you in proportion to the number of depositary shares that you own.

        In the event of a distribution other than in cash, the depositary will distribute property received by it to you in an equitable manner, unless the depositary determines that it is not feasible to make a distribution. In that case the depositary may sell the property and distribute the net proceeds from the sale to you.

Redemption of Depositary Shares

        If NIC and/or NFC redeem a debt security or if NIC redeems common stock or a series of preferred stock or preference stock represented by depositary shares, the depositary will redeem your depositary shares from the proceeds received by the depositary resulting from the redemption. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per debt security or share of common stock, preferred stock or preference stock, as the case may be, payable in relation to the redeemed series of debt securities, common stock, preferred stock or preference stock. Whenever NIC and/or NFC redeem debt securities or whenever NIC redeems shares of common stock, preferred stock or preference stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing, as the case may be, fractional interests in the debt securities or shares of common stock, preferred stock or preference stock redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot, proportionately or by any other equitable method as the depositary may determine.

Exercise of Rights under the Indentures or Voting the Common Stock, Preferred Stock or Preference Stock

        Upon receipt of notice of any meeting at which you are entitled to vote, or of any request for instructions or directions from you as holder of fractional interests in debt securities, common stock, preferred stock or preference stock, the depositary will mail to you the information contained in that notice. Each record holder of the depositary shares on the record date will be entitled to instruct the depositary how to give instructions or directions with respect to the debt securities represented by that holder's depositary shares or how to vote the amount of the common stock, preferred stock or preference stock represented by that holder's depositary shares. The record date for the depositary shares will be the same date as the record date for the debt securities, common stock, preferred stock or preference stock, as the case may be. The depositary will endeavor, to the extent practicable, to give instructions or directions with respect to the debt securities or to vote the amount of the common stock, preferred stock or preference stock, as the case may be, represented by the depositary shares in accordance with those instructions. NIC and/or NFC will agree to take all reasonable action which the depositary may deem necessary to enable the depositary to do so. The depositary will abstain from giving instructions or directions with respect to your fractional interests in the debt securities or voting shares of the common stock, preferred stock or preference stock, as the case may be, if it does not receive specific instructions from you.

Amendment and Termination of the Deposit Agreement

        NIC and/or NFC and the depositary may amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement at any time. However, any amendment which materially and adversely alters the rights of the holders of the depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding.

        The deposit agreement will terminate if:

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  all outstanding depositary shares have been redeemed;

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  if applicable, the debt securities, the preferred stock and the preference stock represented by depository shares have been converted into or exchanged for NIC's common stock; or

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  there has been a complete repayment or redemption of the debt securities or a final distribution in respect of the common stock, preferred stock or preference stock, including in connection with NIC's and/or NFC's liquidation, dissolution or winding up, and the repayment, redemption or distribution proceeds, as the case may be, have been distributed to you.

Resignation and Removal of Depositary

        The depositary may resign at any time by delivering to NIC and/or NFC notice of its election to do so. NIC and/or NFC, as the case may be, also may, at any time, remove the depositary. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. NIC and/or NFC must appoint the successor depositary within 60 days after delivery of the notice of resignation or removal. The successor depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Charges of Depositary

        NIC and/or NFC will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. NIC and/or NFC will pay charges of the depositary in connection with the initial deposit of the debt securities and the issuance of depositary receipts, all withdrawals of depositary shares of debt securities by you and any repayment or redemption of the debt securities. NIC will pay charges of the depositary in connection with the initial deposit of common stock, preferred stock or preference stock and issuance of depositary receipts, all withdrawals of depositary shares of common stock, preferred stock or preference stock by you and any repayment or redemption of the common stock, preferred stock or preference stock, as the case may be. You will pay other transfer and other taxes and governmental charges, as well as the other charges that are expressly provided in the deposit agreement to be for your account.

Miscellaneous

        The depositary will forward all reports and communications from NIC and/or NFC which are delivered to the depositary and which they are required or otherwise determine to furnish to holders of debt securities, preferred stock or preference stock, as the case may be.

        NIC and/or NFC and the depositary will not be liable under the deposit agreement to you other than for their gross negligence, willful misconduct or bad faith. NIC and/or NFC and the depositary also will not be obligated to prosecute or defend any legal proceedings relating to any depositary shares, debt securities, common stock, preferred stock or preference stock, as the case may be, unless a satisfactory indemnity is furnished. NIC and/or NFC and the depositary may rely upon (i) written advice of counsel or accountants, (ii) information provided by persons presenting debt securities or shares of common stock, preferred stock or preference stock, as the case may be, for deposit and (iii) documents which NIC and/or NFC and the depositary believe to be genuine.

DESCRIPTION OF WARRANTS

        The following description of the warrants and terms of the warrant agreement is a summary. It summarizes only those aspects of the warrants and those portions of the warrant agreement which we believe will be most important to your decision to invest in NIC's and/or NFC's warrants. You should keep in mind, however, that it is the warrant agreement and the warrant certificate relating to the warrants, and not this summary, which defines your rights as a warrantholder. There may be other provisions in the warrant agreement and the warrant certificate relating to the warrants which are also important to you. You should read these documents for a full description of the terms of the warrants. Forms of these documents are filed as exhibits to the registration statement that includes this prospectus. See "Where You Can Find More Information" for information on how to obtain copies of these documents.

        NIC and/or NFC may issue from time to time warrants for the purchase of their debt securities and NIC may issue from time to time warrants for the purchase of its common stock, preferred stock, preference stock or units of two or more of these types of securities. Warrants may be issued independently or together with debt securities, common stock, preferred stock or preference stock, as the case may be, and may be attached to or separate from these securities. Each series of warrants will be issued under a separate warrant agreement that we will describe in the prospectus supplement relating to the warrants that are offered.

Debt Warrants

        We will describe in the applicable prospectus supplement the terms of warrants to purchase debt securities that NIC and/or NFC may offer, the warrant agreement relating to the debt warrants and the warrant certificates representing the debt warrants. These terms will include the following:

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  the title of the debt warrants;

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  the aggregate number of the debt warrants;

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  the price or prices at which the debt warrants will be issued;

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  the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants and the procedures and conditions relating to the exercise of the debt warrants;

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  if applicable, the number of warrants issued with a specified principal amount of debt securities or with other securities, including shares of preferred stock, preference stock or common stock;

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  the date, if any, on and after which such debt warrants and the related debt securities will be separately transferable;

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  the principal amount of debt securities purchasable upon exercise of each debt warrant and the price at which such principal amount of debt securities may be purchased;

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  the date on which the right to exercise such debt warrants shall commence and the date on which such right shall expire;

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  whether the debt securities purchasable upon exercise of such debt warrants are original issue discount debt securities, and discussion of applicable U.S. federal income tax considerations; and

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  any other material terms of the debt warrants and terms, procedures and limitations relating to the exercise of the debt warrants.

        We will also describe in the applicable prospectus supplement any provisions for a change in the exercise price or the expiration date of the debt warrants and the kind, frequency and timing of any notice to be given. You may exchange debt warrant certificates for new debt warrant certificates of different denominations and may exercise debt warrants at the corporate trust office of the warrant agent or any other office that we indicate in the applicable prospectus supplement.

Other Warrants

        NIC may issue other warrants. We will describe in the applicable prospectus supplement the following terms of those warrants:

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  the title of the warrants;

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  the aggregate number of the warrants;

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  the number of securities purchasable upon exercise of each warrant, and the price or prices at which the warrants will be issued;

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  the securities, which may include common stock, preferred stock or preference stock, for which the warrants are exercisable;

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  the procedures and conditions relating to the exercise of the warrants;

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  the designation and terms of any related securities issued with the warrants, and the number of warrants issued with each security;

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  the date, if any, on and after which such warrants and the related securities will be separately transferable;

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  the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

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  the maximum or minimum number of warrants which may be exercised at any time;

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  if applicable, a discussion of material U.S. federal income tax considerations; and

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  any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

        We will also describe in the applicable prospectus supplement any provisions for a change in the exercise price or the expiration date of the warrants and the kind, frequency and timing of any notice to be given. You may exchange warrant certificates for new warrant certificates of different denominations and may exercise warrants at the corporate trust office of the warrant agent or any other office that we indicate in the applicable prospectus supplement.

Exercise of Warrants

        Each warrant will entitle the holder to purchase the principal amount of debt securities or shares of common stock, preferred stock or preference stock, as the case may be, at the exercise price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the warrants offered in the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

        Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, NIC and/or NFC will, as soon as practicable, forward the debt securities and/or NIC will forward the shares of common stock, preferred stock or preference stock to be purchased upon such exercise. If less than all of the warrants represented by a warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

        Prior to the exercise of any warrants to purchase debt securities or shares of common stock, preferred stock or preference stock, holders of the warrants will not have any of the rights of holders of the debt securities or the shares of common stock, preferred stock or preference stock purchasable upon exercise, including:

  •
  in the case of warrants for the purchase of debt securities, the right to receive payments of principal of, or any premium or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

  •
  in the case of warrants for the purchase of shares of common stock, preferred stock or preference stock, the right to vote or to receive any payments of dividends on the shares of common stock, preferred stock or preference stock purchasable upon exercise.

DESCRIPTION OF PURCHASE CONTRACTS

        NIC and/or NFC may issue from time to time purchase contracts, including contracts obligating holders to purchase from them and obligating them to sell to the holders, debt securities or other securities that may be sold under this prospectus at a future date or dates, as the case may be. NIC may issue from time to time purchase contracts, including contracts obligating holders to purchase from them and obligating them to sell to the holders, shares of common stock, preferred stock, preference stock or any of the other securities that may be sold under this prospectus at a future date or dates, as the case may be. The consideration payable upon settlement of the purchase contracts, as well as the principal amount of debt securities or number of shares of common stock, preferred stock, preference stock or other securities deliverable upon settlement, may be fixed at the time the purchase contracts are issued or may be determined by a formula set forth in the purchase contracts. The purchase contracts may be issued separately or as part of units consisting of a purchase contract and other securities or obligations issued by NIC and/or NFC or third parties, including U.S. treasury securities, in each case, securing the holders' obligations to purchase the relevant securities under the purchase contracts. The purchase contracts may require NIC and/or NFC to make periodic payments to the holders of the purchase contracts or units or vice versa, and such payments may be unsecured or prefunded on some basis. The purchase contracts may require holders to secure their obligations under the purchase contracts in a specified manner and, in certain circumstances, NIC and/or NFC may deliver newly issued prepaid purchase contracts, often known as prepaid securities, upon release to a holder of any collateral securing such holder's obligations under the original purchase contract.

        The prospectus supplement will describe the terms of any purchase contracts or purchase units and, if applicable, prepaid securities. The description in the prospectus supplement will not necessarily be complete and will be qualified in its entirety by reference to the purchase contracts, and, if applicable, collateral arrangements and depositary arrangements, relating to the purchase contracts or purchase units and, if applicable, the prepaid securities and the document pursuant to which the prepaid securities will be issued.

DESCRIPTION OF UNITS

        NIC and/or NFC may issue from time to time units comprised of one or more of the other securities that may be offered under this prospectus, in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.

        Any applicable prospectus supplement will describe:

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  the material terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

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  any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

  •
  any material provisions of the governing unit agreement that differ from those described above.

PLAN OF DISTRIBUTION

        NIC may sell any series of debt securities, common stock, preferred stock, preference stock, depository shares, warrants, purchase contracts and units being offered, and/or NFC may sell any series of debt securities, depository shares, warrants, purchase contracts and units being offered, directly to one or more purchasers, through agents, to or through underwriters or dealers, or through a combination of any such methods of sale. The distribution of the securities may be effected from time to time in one or more transactions at fixed prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. NIC and/or NFC may offer and sell securities from time to time to certain of Navistar's pension plans. The prospectus supplement will set forth the terms of the offering, including the names of any underwriters, dealers or agents, the purchase price of such securities and the proceeds to NIC and/or NFC from such sale, any underwriting discounts and commissions or agency fees and other items constituting underwriters' or agents' compensation, any initial public offering price and any discounts or concessions allowed or paid to dealers or any securities exchange on which such securities may be listed. Any initial public offering price, discounts or concessions allowed or paid to dealers may be changed from time to time.

        Any discounts, concessions or commissions received by underwriters or agents and any profits on the resale of securities by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Unless otherwise set forth in the applicable prospectus supplement, the obligations of underwriters to purchase the offered securities will be subject to certain conditions precedent, and such underwriters will be obligated to purchase all such securities, if any are purchased. Unless otherwise indicated in the applicable prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

        NIC and/or NFC may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third parties may use securities pledged by NIC and/or NFC or borrowed from them or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from NIC and/or NFC in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

        Under certain circumstances, NIC and/or NFC may repurchase offered securities and reoffer them to the public as set forth above. NIC and/or NFC may also arrange for repurchase and resale of such offered securities by dealers.

        NIC and/or NFC may also offer and sell securities, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms referred to as remarketing firms, acting as principals for their own accounts or as agents for NIC and/or NFC. Any remarketing firm will be identified and the terms of its agreement, if any, with NIC and/or NFC and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters under the Securities Act of 1933 in connection with the securities they remarket.

        NIC and/or NFC may authorize underwriters, dealers or other persons acting as agents for them to solicit offers by certain institutions to purchase securities from NIC and/or NFC pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by NIC and/or NFC. The obligations of any purchaser under any such contract will be subject to the conditions that the purchase of the offered securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

        In connection with the offering of securities, NIC and/or NFC may grant to the underwriters an option to purchase additional securities to cover over-allotments at the initial public offering price, with an additional underwriting commission, as may be set forth in the accompanying prospectus supplement. If NIC and/or NFC grant any over-allotment option, the terms of such over-allotment option will be set forth in the prospectus supplement for such securities.

        The securities may be a new issue of securities that have no established trading market. Any underwriters to whom securities are sold for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. Such securities may or may not be listed on a national securities exchange. No assurance can be given as to the liquidity of or the existence of trading markets for any securities.

        NIC and/or NFC may indemnify agents, underwriters, dealers and remarketing firms against certain liabilities, including liabilities under the Securities Act of 1933, or NIC's and/or NFC's agents, underwriters, dealers and remarketing firms may be entitled to contribution with respect to payments that such parties may be required to make in respect thereof. Their agents, underwriters, dealers and remarketing firms, or their affiliates, may be customers of, engage in transactions with or perform services for NIC and/or NFC, in the ordinary course of business.

LEGAL MATTERS

        The validity of the securities offered hereby will be passed upon by Kirkland & Ellis LLP, Chicago, Illinois (a partnership which includes professional corporations).

EXPERTS

        The financial statements and the related financial statement schedules incorporated in this Registration Statement by reference to the Annual Reports of Navistar International Corporation and Navistar Financial Corporation on Forms 10-K for the year ended October 31, 2003 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

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Prospectus Supplement
Prospectus
About this prospectus supplement
Summary
Our company
The offering
Risk factors
Industry data
Additional information
Summary consolidated financial data
Supplemental financial and operating data
Risk factors
Forward-looking statements
Use of proceeds
Capitalization
Management
Description of the notes
Description of other financing arrangements
Certain arrangements with NFC
United States federal income tax considerations
Underwriting
Legal matters
Experts
Incorporation by reference and delivery of certain documents
Where you can find additional information

ABOUT THIS PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
NAVISTAR FILINGS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
THE COMPANIES
RATIO OF EARNINGS TO FIXED CHARGES
USE OF PROCEEDS
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF CAPITAL STOCK OF NIC
DESCRIPTION OF DEPOSITARY SHARES
DESCRIPTION OF WARRANTS
DESCRIPTION OF PURCHASE CONTRACTS
DESCRIPTION OF UNITS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS